UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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MYLAN N.V.

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2019

PROXY

STATEMENT

MYLAN N.V.

Annual Meeting
of Shareholders

Wixela Inhub
(fluticasone propionate and salmeterol inhalation powder, USP)
500/50
Wixela Inhub
(fluticasone propionate and salmeterol inhalation powder, USP)
500/50
Wixela Inhub
(fluticasone propionate and salmeterol inhalation powder, USP)
500/50

2019 PROXY STATEMENT MYLAN N.V. Annual Meeting of Shareholders

A MESSAGE FROM THE CHAIRMAN OF THE BOARD

DEAR FELLOW SHAREHOLDERS,

For nearly 60 years, Mylan’s mission has remained consistent – we have always taken the long-term view, so that patients around the world may have access to the medicines they need. This mission is not only at the core of everything we do – it also serves our dual purpose of delivering social value while at the same time sustaining our financial and other commitments to all those who have a stake in Mylan’s long-term success.

The Board of Directors, which provides the overall strategic direction of the company, is committed to remaining intently focused on long-term sustainability as one of our most important responsibilities in meeting our mission, while at the same time delivering long-term value to Mylan’s shareholders and serving the interests of all our other stakeholders.

THE STRENGTH OF MYLAN’S BUSINESS MODEL

Ensuring long-term sustainability starts with a robust business model that can benefit from periods of opportunity and adapt to challenging business cycles. At Mylan, we are extremely proud to have had the vision over a decade ago to transform and expand our company in a controlled and balanced way. We invested in organic growth while carefully integrating strategic acquisitions, creating one of the most durable global platforms in our industry today.

Robert J. Coury Chairman

As Chairman, I truly believe that our long-term vision will continue to benefit the company going forward, even more so now than at any time in our past. Our belief rings especially true given the current industry environment, including the complex and often unpredictable challenges of adverse pricing and supply chain dynamics, unanticipated regulatory developments, and heightened governmental scrutiny of the US healthcare system, among other challenges. These issues have impacted and will continue to impact all healthcare companies in the US, including Mylan. But because Mylan had the foresight to expand and transform its business by building a one-of-a-kind, diversified global platform, we have been able to withstand these headwinds and have done so better than most.

The resilience of our business model is clearly demonstrated by our 2018 results – which were strong – despite various unanticipated headwinds, including the slower than expected uptake on generic Copaxone® and the delays in regulatory approval of our generic Advair® Diskus product. We also generated $2.34 billion of US GAAP net cash provided by operating activities and $2.7 billion in adjusted free cash flows in 2018, a record-breaking year for Mylan. This was, and will remain, an important metric for us as we continue to act prudently in managing our balance sheet. Our goal is to continue to pay down our debt, while maintaining our investment grade rating with the credit agencies.

DEVELOPING OUR LONG-TERM GROWTH STRATEGY FOR THE FUTURE

In the short term, because of our durable and stable platform, management is well-positioned to continue to execute on our current business model and maximize the value of the assets and opportunities we already have inside Mylan, whether it is through new products from our existing R&D pipeline or those in our current commercial portfolio.

At the same time, our Board is now focused on developing strategies designed to further ensure and enhance the durability and sustainability of the company over the short, medium, and long term, with an enhanced emphasis on unlocking additional long-term value for our shareholders, while serving the interests of our other stakeholders.

While the United States healthcare system continues to evolve, it is the Board’s view that this period of industry change provides a unique opportunity for Mylan to once again differentiate itself from its peers. We believe that our unique corporate culture, which values adapting quickly and strategically, will play a significant role given our proven ability to transform ourselves as needed to capitalize on opportunities and respond to challenges, while remaining true to our mission. As part of our transformation, we will be taking a hard look at the way we think about the future of healthcare around the world. We intend to leverage the many successes we have achieved through our proven and enhanced scientific capabilities, while remaining mindful of the ever-changing commercial dynamics in our markets around the globe. In so doing, it should come as no surprise that we will be considering additional changes in our approach to how we choose to manage our current and future diverse global assets, including how we allocate capital in the future.

With that said, at Mylan we do not believe that our next steps have to be revolutionary. We simply will continue to evolve and respond to achieve our long-term vision.

UNLOCKING VALUE

We do, however, believe that there continues to be an under-appreciation of and valuation disconnect between the global platform we have created for our company, as compared to other peers in our industry that may have similar profiles, but which are by no means similarly situated.

In August 2018, we formed a strategic review committee to actively evaluate a wide range of alternatives to unlock the true value of this platform for our shareholders. The committee’s work is ongoing as of the date of this Proxy Statement. We look forward to communicating the results of this review at some point in the near future.

THE STRENGTH OF MYLAN’S LEADERSHIP

The strength of our business model is only enhanced by the commitment, talent, and experience of our Board of Directors and the longest-tenured Executive Team within the industry, who together have demonstrated time and again an ability to strategize, manage and execute at the highest levels.

We are extremely proud that our named executive officers have chosen to renew their contracts with Mylan, which only strengthens our Board’s confidence in our bright future.

Likewise, we are continuing our orderly Board succession and refreshment process, refreshing 7 director seats since 2013, including this year’s new nominee, while maintaining the skills, experience, culture and expertise required to sustain our leadership edge.

CONTINUED EXTENSIVE SHAREHOLDER ENGAGEMENT

We have continued to execute on our commitment to extensive shareholder engagement. Over the past year, our shareholder engagement meetings have included independent directors, committee chairs, and me, as well as separate meetings with our CEO and other executives. The Board and management met with shareholders representing approximately [•]% of shares outstanding, which included over [•]% of shares held by our [•] largest shareholders. During those meetings, we discussed various topics of importance to shareholders and most importantly, we listened to our shareholders.

We invite you to read more about these topics and certain related governance enhancements in this Proxy Statement.

In closing, we have never been more confident in Mylan’s bright future thanks to our dedicated workforce of approximately 35,000, our talented and long-tenured management team and the one-of-a-kind global platform that we have built over these last 10 years. We believe now more than ever, our company – and the patients who use our products, our shareholders and all of our other stakeholders – are positioned to further benefit from our diversified and stable business model as we take our next steps forward.

Thank you for your interest in Mylan, and for your continued confidence in your Board of Directors and Executive Team.

Sincerely,

Robert J. Coury

Chairman of the Board

Mylan N.V.

A MESSAGE FROM OUR CEO

DEAR FELLOW SHAREHOLDERS,	Mylan	Built to Last

Mylan made tremendous strides in 2018 in delivering on our mission to provide the world’s 7 billion people access to high-quality medicine. We launched biosimilars in key markets, progressed several scientific programs, overcame regulatory hurdles and continued to advocate for policies that break down barriers to access, just to name a few.

Our business model is built on diversification across our commercial, operational, and scientific platforms, making us resilient, but not immune to macro industry dynamics and changes within health care systems around the globe.

Realizing this, we have focused on our investments and strategic execution, which have yielded a diverse and differentiated business platform. We believe with this diverse platform, we’ll be able to continue to deliver strong results over the long run. Today, 64% of our total revenues come from outside the United States. And as far as our product mix, U.S. generics make up less than one-third of our portfolio.

Heather Bresch Chief Executive Officer

OUR DIFFERENTIATED BUSINESS MODEL

With that said, even in light of the current industry environment and conditions, our results in 2018 were strong. Our 2018 financial performance reflects solid execution for Europe and Rest of World segment, helping to offset the volatility in our North America segment, where net sales were down 18% year over year, impacted largely by three factors.

First, we experienced lower than expected uptake of our generic Copaxone®, even after reducing the price by more than 50%, which perfectly illustrates the current distorted financial incentives within the specialty pharmacy marketplace. That said, we adapted and recalibrated and are now seeing improved pull-through of our Glatiramer Acetate.

Second, approval of our generic Advair® Diskus, WixelaTM, did not occur on the timeline we had anticipated. But the good news is we received it early in 2019. While we’re also seeing misaligned financial incentives for complex products in the retail pharmacy space, we were able to acquire learnings from generic Copaxone® and adopt a unique launch strategy with WixelaTM.

And lastly, we rationalized a significant portion of our commodity generics business as part of our comprehensive restructuring and remediation efforts at the Morgantown plant. We remain committed to maintaining the highest quality manufacturing centers at our facilities around the world and to continuous improvement in a time of evolving industry dynamics and regulatory expectations.

After reflecting on the accomplishments of 2018, it’s becoming more and more apparent that one of Mylan’s greatest strengths is the incredible agility we created throughout the company. This clearly is one of the core strengths in executing against our strategy. Our strong execution and the results of our performance reflect our continued ability to adapt quickly and strategically to market conditions while, at the same time, we remain committed to being a leader for the generics industry, and an advocate for changes to the current structural issues in the U.S. health care system that hinder access to affordable quality medicine.

Standing still has never been part of our DNA. After a decade of acquiring and integrating strategic assets around the globe, we are now beginning the next chapter of our journey which will be driven predominantly through organic growth. Through our newly created Business Transformation office, we are driving capital allocation discipline down into every segment of our business, with the aim of maximizing and leveraging our strengths around the world.

While we are proud of our achievements and the path we’ve charted for the future, we know there’s much more to be done to make a lasting impact everywhere we operate, and we are committed to continuously finding new ways to achieve our goals and bring even more value to our shareholders and all of our stakeholders. Through passionate global leadership, strong financial stewardship and a perspective focused on patients, we look forward to breaking down even more barriers as we work to deliver on our mission of creating better health for a better world.

More than ever, we realize that our greatest resource and reason for success is our dedicated global workforce. And, on behalf of our entire leadership team, I’d like to thank our employees around the world for their continued commitment to delivering on our important mission.

Sincerely,

Heather Bresch

Chief Executive Officer

Mylan N.V.

NOTICE OF 2019

ANNUAL GENERAL MEETING OF SHAREHOLDERS

When:   Friday, June 21, 2019, 12:00 p.m., CEST

Where: [•]

You are invited to attend the 2019 Annual General Meeting of Shareholders (the “AGM” or the “2019 AGM”) of Mylan N.V. (the “Company” or “Mylan”).

Items of Business:

1.	To appoint two executive directors and eleven non-executive directors to the Board of Directors of Mylan N.V. (the “Board”) (Voting Item 1)

2.	Explanation of remuneration policy for the Board (Discussion Item)

3.	To approve, on an advisory basis, the compensation of the named executive officers of the Company (Voting Item 2)

4.	Mylan’s Dutch Board report for fiscal year 2018 (Discussion Item)

5.	To adopt the Dutch annual accounts for fiscal year 2018 (Voting Item 3)

6.	To ratify the selection of Deloitte & Touche LLP as Mylan’s independent registered public accounting firm for fiscal year 2019 (Voting Item 4)

7.	To instruct Deloitte Accountants B.V. for the audit of Mylan’s Dutch statutory annual accounts for fiscal year 2019 (Voting Item 5)

8.	To authorize the Board to acquire shares in the capital of the Company (Voting Item 6)

9.

Delegation to the Board of the authority to issue ordinary shares and grant rights to subscribe for ordinary shares in the capital of the Company and to exclude or restrict pre-emptive rights (Voting Item 7)

10.	To discuss a shareholder proposal relating to the Company’s clawback policy (Discussion Item)

No business will be voted on at the AGM except such items as are listed as voting items in the agenda above.

Record Date:

Pursuant to Dutch law, May 24, 2019 is the record date for the AGM in respect of our ordinary shares; no record date applies in respect of our preferred shares. This means that holders of Mylan ordinary shares as of the close of business on May 24, 2019 and holders of Mylan preferred shares as of June 21, 2019 are entitled to receive this notice of the meeting and vote at the AGM and any adjournments or postponements of the AGM. The accompanying Proxy Statement is dated [•], 2019 and is first being mailed to the shareholders of Mylan on or about [•], 2019. As of the close of business on [•], 2019 (the last practicable date prior to the record date and the mailing of the Proxy Statement), there were [•] Mylan ordinary shares and no Mylan preferred shares outstanding and entitled to vote.

Important Meeting Information:

If you plan to attend the AGM in person, you must register in advance. See the question titled “How can I attend the AGM?” on page A-[•] for information about the location, format and how to register to attend the meeting.

[•], 2019

By order and on behalf of

the Mylan N.V. Board of Directors,

Joseph F. Haggerty

Corporate Secretary

Voting Information

Please know that your vote is very important, and you are encouraged to vote promptly. Please carefully review the proxy materials for the AGM and follow the instructions below to cast your vote on all of the voting matters.

How to Vote: Please vote using one of the following advance voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions.

SHAREHOLDERS OF RECORD	BENEFICIAL OWNERS
(shares registered on the books of the Company via American Stock Transfer)	(shares held through your bank or brokerage account)

Via Internet Visit https://www.proxyvotenow.com/myl	Via Internet Visit www.proxyvote.com

By phone Call 1-866-242-2716 or the telephone number on your proxy card	By phone Call 1-800-454-8685 or the telephone number on your voting instruction form

By mail Sign, date and return your proxy card	By mail Sign, date and return your voting instruction form

All shareholders of record may vote in person at the AGM. Beneficial owners may vote in person at the AGM if they have a legal proxy, and follow the instructions described in the response to the question titled “How do I vote if I am a beneficial owner of Mylan ordinary shares and hold them in street name?” on page A-[•].

For important information concerning the AGM, voting and other matters, please refer to Appendix A-Questions and Answers, beginning on page A-[•].

2019 Proxy Statement

Other Voting and Discussion Matters
Voting Item 3 – Adoption of Dutch Annual Accounts for Fiscal Year 2018	67
Voting Item 4 – Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2019	68
Report of the Audit Committee of Mylan’s Board	69
Voting Item 5 – Instruction to Deloitte Accountants B.V. for the Audit of the Company’s Dutch Statutory Annual Accounts for Fiscal Year 2019	70
Voting Item 6 – Authorization of Mylan’s Board to Acquire Shares in the Capital of the Company	71
Voting Item 7 – Delegation to the Board of the authority to issue ordinary shares and grant rights to subscribe for ordinary shares in the capital of the Company and to exclude or restrict pre-emptive rights	72
Discussion Item – Shareholder proposal relating to the Company’s clawback policy	73

Appendix A – Questions and Answers	A-1

Appendix B	B-1
Forward-Looking Statements	B-1
Reconciliation of Non-GAAP Measures	B-2

2019 Proxy Statement

Introduction

Our mission and strategy distinguish us. We are committed to doing good and doing well, serving the interests of patients, shareholders, and other stakeholders.

Meeting the diverse needs of patients in a complex global pharmaceutical marketplace requires commitment, and Mylan is committed to a clear strategy, and dedicated action.

We are grounded by our unwavering commitment to quality; maintaining a broad spectrum of geographic reach, product types and access channels; and offering new product and affordability options. Through our robust research and development (“R&D”), manufacturing, supply chain and market outreach abilities, we are focused on meeting the needs of patients today while also anticipating – and meeting – their needs in the years to come.

As you think about how to vote your shares, consider the extraordinary impact of our strategy to date: it has produced a sustainable company that is making great strides in our mission of delivering better health for a better world by providing 7 billion people access to high quality medicine. That mission to provide access is grounded in our belief that every person in this world matters and that the opportunity to live the healthiest life is one that should be attainable by all.

To provide access, we must be dedicated to satisfying the needs of an incredibly diverse global marketplace with economic and political systems, approaches to delivering and paying for healthcare, languages and traditions, and customer and patient requirements that vary by location and over time.

ABOUT MYLAN

We offer a robust portfolio of more than 7,500 products, including prescription generic, branded generic, brand-name and biosimilar drugs, as well as over-the-counter (“OTC”) remedies. We market our products in more than 165 countries and territories and every member of our approximately 35,000-strong workforce is dedicated to creating better health for a better world.

Our durable and differentiated business model allows Mylan to withstand and overcome competitive pressures.

Our understanding of the complexity of healthcare needs worldwide has allowed us to successfully reach patients in more than 165 countries and territories with a tremendous range of brand-name, generic and OTC products. The

2019 Proxy Statement	1

INTRODUCTION

Mylan — Built to Last

durability of our business model supports our ability to withstand and overcome industry and regulatory headwinds while continuing to innovate and expand access to medicine. In addition, durability means that Mylan’s shareholders and other stakeholders can expect us to continue to “do good” by expanding access to medicine and “do well” by generating consistent financial results, including reliable cash flows capable of supporting ongoing investments in long-term growth. These efforts differentiate and underscore the strength of Mylan’s business model and serve the interests of shareholders and other stakeholders.

Our focus allows us to maximize our ability to meet patients’ needs

We are committed to offering solutions that improve access and advance care for patients at every step of their healthcare journey, from prevention and diagnosis to treatment and supportive care, regardless of where they may live. We do this through our diverse product portfolio, differentiated global manufacturing and supply chain networks, and worldwide reach.

Our Differentiated Business Model

To help maximize our ability to meet patients’ needs across a variety of health conditions, we continued in 2018 to make advancements in our 10 therapeutic categories. We serve an industry leadership role in many of these areas, with each category containing not just one or two products, but often hundreds of products in a broad range of dosage forms, formulations and delivery systems that allow physicians and patients to tailor care for optimal treatment.

It is with this backdrop that we invite you to carefully review the rest of the materials in this Proxy Statement. We trust that they will inform your decision to vote to support Mylan’s ongoing journey to make a lasting and positive difference in the world.

MYLAN’S THERAPEUTIC CATEGORIES

2	2019 Proxy Statement

Governance

Shareholder Engagement

The Mylan Board remains committed to robust and direct shareholder engagement and dialogue to discuss topics of interest to shareholders and ensure that shareholders understand our differentiated strategy and business model. Over the past year, we once again fulfilled that commitment and had the opportunity to discuss a variety of matters with shareholders.

THE BOARD’S COMPREHENSIVE APPROACH TO SHAREHOLDER ENGAGEMENT

THE BOARDS COMPREHENSIVE APPROACH TO SHAREHOLDER ENGAGEMENTASSESSMENT (S) Since the 2018 annual general meeting (2018 AGM), the Board and management assessed, amongother matters:>> Prior annual general meeting voting results>> Feedback received through Investor Relations and Communications and other ordinary-coursedialogue and engagement with our shareholders>> Inputs from external advisors and experts regarding trends and benchmarks in compensation andother mattersEXTENSIVESHAREHOLDERENGAGEMENT(S) Consistent with our prioritization of robust shareholder engagement, the Board and managementundertook extensive shareholder-engagement initiatives following the 2018 AGM and into the secondquarter of 2019. The Board and management met with shareholders representing approximately ["]%of shares outstanding as of ["], which included over ["]% of the shares held by our ["] largestshareholders>> These meetings included institutional investor executives, governance leads and portfolio managers,among others>> The meetings represented a continuation of the extensive engagement following our 2017 AGM(S) Board engagement included ["](S) Shareholders also had opportunities to engage with our independent directors without the Chairman,executive directors or management present(S) Management also continued to engage with shareholders and analysts at investor conferences andindividual investor meetings(S) Key points of discussion were reported back to the full Board for review, discussion and furtherassessment, as appropriateBOARD ANDMANAGEMENTREVIEW OFFEEDBACK(S) During these engagement meetings, the following topics and points, among others, were discussed:>> Company strategy and performance, including our undervalued share price>> Board dynamics, including overall functioning, refreshment and composition>> The Board's role regarding retention and succession planning for the Board and management>> The Board's role in risk oversight>> The overall design of our executive compensation program, including discussion of alignment withshareholder interests and performance-based compensation>> Company initiatives and other matters relating to corporate social responsibilityACTIONS (S) During this period of shareholder engagement, the Board and management team discussed a numberof actions taken since the beginning of 2018 and relevant to the above-noted topics and points, whichwe explain in more detail on the following pages

2019 Proxy Statement	3

GOVERNANCE

Engagement

Topics of Shareholder Interest	Company Action
Mylan’s stock is undervalued

•  Formation of a Strategic Review Committee on August 8, 2018 to evaluate a wide range of alternatives to unlock the true value of Mylan’s one-of-a-kind platform

•  Committee consists of independent directors and is chaired by our Lead Independent Director

•  Committee is continuing its work as of the date of this Proxy Statement

Board succession planning

•  Continued refreshment with the nomination of a new director in 2019 and the addition of two new directors in 2018, while fostering stability and continuity with a view to our long-term strategy

•  Board-level identification of key skills for potential future director candidates

•  Independent Chair of Governance and Nominating Committee and other independent directors have met with potential Board candidates

Leadership succession planning

•  Management provided the Board with a detailed presentation regarding management bench strength, including current succession plans

•  Roll-out of talent programs to enable Mylan to further support identification and development of leaders within the Company

•  Company employees who are not senior management also have opportunities to engage with members of the Board

Additional disclosure related to individual director skills	• Each director’s biography now highlights key skills, and we have enhanced our disclosure explaining such key skills

Oversight of risk

•  In the first quarter of 2018, the Board formed a new Risk Oversight Committee to further support its robust oversight of the Company’s enterprise risk framework

•  Committee consists solely of independent directors

•  Committee responsibilities include review of Mylan’s enterprise risk framework, infrastructure and controls implemented by management

•  In the fall of 2018, Committee’s charter revised to describe the role of the Committee in overseeing management’s efforts with respect to global social responsibility (“GSR”) and cybersecurity

•  In the fourth quarter of 2017, the Board amended the Compliance Committee Charter to reflect oversight responsibility with respect to policies relating to pricing and/or commercialization of the Company’s products and services

Executive compensation program

•  Following our 2018 AGM, we completed refreshment of our entire Compensation Committee and appointed a new Committee Chair

•  In 2018, we continued our simplified approach to compensation with a streamlined pay mix consisting primarily of salary, annual cash incentives and long-term equity incentives

•  For 2018, we adopted a new metric for performance-based restricted stock units (“PRSUs”) tied to the ratio of adjusted free cash flow to “indebtedness” (as defined in our revolving credit agreement dated as of November 22, 2016) (“Adjusted FCF/Credit Agreement Debt”) to further incentivize prudent balance sheet management, while maintaining return on invested capital and using total shareholder return as a modifier in determining PRSU payouts

•  Approximately 67% of 2018 Chief Executive Officer (“CEO”) target compensation and 64% of other 2018 Named Executive Officer (“NEO”) target compensation is performance-based, using objective, quantifiable metrics that are aligned with shareholder interests and business strategy

•  2018 compensation is highly correlated to short- and long-term performance and is in line with target levels paid by our peers

•  Awards under our One-Time Special Performance-Based Five-Year Realizable Value Incentive Program were forfeited in early 2019, demonstrating both the rigors of our performance goals and our pay-for-performance philosophy

•  Eliminated eligibility for severance payments for CEO and President in the event Mylan offers a renewal at the end of the employment term and the executive declines to continue employment

•  For PRSUs granted to our CEO and President, starting in 2019, eliminated automatic vesting at target performance in the event of termination without cause or resignation for good reason

•  Added additional detail to this Proxy Statement highlighting the rigor of our pay-for-performance philosophy (see page [•])

4	2019 Proxy Statement

GOVERNANCE

Engagement

Topics of Shareholder Interest	Company Action
Global social responsibility and corporate culture

•  Enhanced our GSR organization, with the Head of Global Sustainability reporting directly to the CEO

•  In the fall of 2018, revised the Risk Oversight Committee’s charter regarding the role of the Risk Oversight Committee in overseeing management’s efforts with respect to GSR and cybersecurity

•  Undertook a GSR priority assessment to identify topics of greatest significance to our business and our stakeholders

•  Published our 2018 GSR Report in April 2019 with expanded disclosures, including access objectives and key performance indicators, as well as a review of our priority assessment results and intended next steps

•  Undertook a company-wide engagement survey, in which 88% of employees participated

•  Results of the survey released to all employees and management presented the results of the survey to the Board

•  Town hall meetings held around the world to discuss feedback received

•  Focus groups with employees to better understand feedback and develop and implement enhancements

•  Global leadership meeting held in April 2019 for more than 300 employees to engage with senior leaders on our strategy, mission, and commitment to employees

Business Value through Social Impact

A company’s quest for sustainability can take many forms and encompasses economic factors as well as social and environmental ones. Our Board recognizes the importance of both our mission and our performance in achieving this wide-ranging goal.

We also appreciate that capital is increasingly directed towards companies that seek to realize opportunities and create value by helping to address societal challenges while effectively managing inherent risks. Some may find it a struggle to mesh business value with social impact. However, our business model – built on access, diversification and durability – enables us to do just that. For instance, a summary of several of our business highlights for 2018 also reflects our dedication to making access to high quality medicine both tangible and achievable for patients we serve around the globe:

•	We supplied 7,500+ products, with the ability to treat 9 of the top 10 global causes of death

•	We reached 165+ countries and territories, including 90% of low- and lower-middle income countries

•	We sold ~59B doses of medicine at an average selling price of 19 cents per dose

•	We supplied products to ~40% of the world’s nearly 22 million HIV+ patients and ~60% of the world’s HIV+ children on treatment

•	We obtained approval for more than 900 products

•	As of December 31, 2018, we have 12 R&D centers with ~3,700 products pending approval or in development

Additional Mylan highlights:

Our Commitment to GSR Oversight

In the fall of 2018, we revised the Risk Oversight Committee’s charter to include oversight of management’s efforts with respect to GSR. Our Head of Global Sustainability reports directly to the CEO and provides regular updates to the Risk Oversight Committee. GSR is also a focus area for Mylan’s Executive Governance Team and global Risk Management Team.

2019 Proxy Statement	5

GOVERNANCE

Engagement

Our Commitment to Employees

To attract and retain a highly diverse global workforce in an industry where science, creativity, efficiency and caring all matter, we focus a great deal of time, attention and resources on our employees. When we talk about our collective commitment to our mission, we do not rely simply on words alone. Here are some relevant facts:

•	In 2018, the Company conducted an anonymous, comprehensive Global Employee Survey covering topics ranging from workplace culture and communication to growth and development:

•	88% of employees participated in the survey

○	Surpassed the average first-year participation rate of comparable companies (78%)[1]

•	80% responded that they are proud to work at Mylan

•	86% think Mylan sets clear performance standards for quality

•	81% see a clear link between their work and the Company’s mission

•	90% agree that Mylan supports ethical behavior practices

Based on the survey results, employee development, process efficiency and two-way communication were identified as priorities for global action planning in 2019. Leaders at all levels of the organization held meetings in 2018 to review and discuss their teams’ results. Employee feedback is being used to design action plans for more than 100 sites. Progress in 2019 will be measured using pulse surveys.

•	We will utilize these results, and the ones that follow, to continually improve our human capital management.

In addition:

•

Mylan’s 2018 voluntary turnover rate of 8.9% was below the average global voluntary turnover rate of 9.9% in 2018[2]. Average employee tenure at Mylan is 8.4 years for female employees and 7.5 years for male employees

•	We monitor voluntary employee turnover, broken down by geography, operating unit and gender

We also invest in our employees’ safety, training and development. Among other things, in 2018 we:

•	Had seven new sites become OHSAS (Occupational Health and Safety Assessment Series) 18001 certified

•	Achieved a Global Days Away, Restricted or Transferred (DART) rate that was 61% below the industry average

•	Created a global framework to advance professional development, which supports both career growth and business growth

•	Introduced enhanced individual development plans to focus on Mylan’s continuous commitment to the growth and development of its employees

•	Achieved completion of 2.9 million internal learning management system courses, up from 2.5 million in 2017

•	Initiated a program to recognize employees celebrating major service anniversaries globally

Our Commitment to Product Quality and Safety

From product R&D to making or sourcing raw materials to producing finished dosage forms, every step of our development, manufacturing and monitoring processes is grounded in quality. Mylan has company-wide policies and management procedures to ensure product quality and safety across our operations. We also are committed to working closely with regulatory agencies to quickly address any observations that they may have from time to time.

•	Patient safety is guided by our global policy on product safety and our Pharmacovigilance (“PV”) program

•	Our policy on PV Training Standards defines our training curriculum, frequency, effectiveness measurements and documentation and other requirements

•	Our Product Safety and Risk Management department conducts internal and external audits and ensures that personal health information of clinical trial participants is carefully safeguarded

[1]	Source: IBM Watson
[2]	“Workforce Turnover Around the World”, Mercer, 2018

6	2019 Proxy Statement

GOVERNANCE

Engagement

•

We are subject to external audits and inspections from health authorities around the globe, and in 2018 we expanded our site self-inspection auditor certification program across all of our operations to further strengthen site self-regulation

•	We have a Corporate Product Safety Committee which evaluates newly emerging product safety information regarding our products on an ongoing basis

•	In 2018, we completed 610 quality and Good Manufacturing Process (“GMP”) audits at our suppliers and 41 quality and GMP audits at our own facilities

•	In 2018, 59 Good Clinical Practice audits were performed across our own and partner sites, as we work to promote patient safety and protect patient rights throughout the study lifecycle

•

In 2018, we made significant investments in packaging and information technology to protect against falsified medicine; in 2019, we will continue to build out our technology, aggregation and distribution capabilities designed to comply with the European Union Falsified Medicine Directive

Our Commitment to Environmental Stewardship

Our global Environmental, Health and Safety team, reporting to our Chief Operating Officer, works systematically to identify ways to minimize our impact on the environment by improving energy and water usage, reducing greenhouse gas emissions and improving waste management, among other areas of focus.

Environmental initiative highlights in 2018 include:

•

We supported the Antimicrobial Resistance Industry Alliance’s Common Antibiotic Manufacturing Framework, promoting a common methodology to assess potential risk from antibiotic discharges and taking appropriate action when necessary

•	We commissioned a new zero liquid discharge (“ZLD”) plant at one of our Bangalore, India, facilities, bringing our number of ZLD sites to 10

•	Across our sites, we recycled, reused or repurposed 26% of total waste generated, and 44% of total waste generated was sent to various energy recovery facilities

•	We diverted more than 95% of our pharmaceutical waste from landfill to incineration or energy-recovery facilities

•	We completed a number of energy management projects, including investments in equipment improvements, installing LED lighting and purchasing renewable energy

Building for the Future

A sustainable business cannot be dependent on, or supported by, prior success alone. We will continue examining the intersection of our priorities, opportunities and challenges with those of our stakeholders and develop specific social responsibility goals that we plan to share in our next GSR report. In addition, as we look to Mylan’s future, although the Company’s next phase of business evolution will predominantly be driven by organic growth, it will require a company willing to adapt in order to further build upon its success while keeping pace with ever-changing market dynamics. We’ve formalized that work and have established a Business Transformation Office that is using a highly disciplined financial lens to unlock latent value from the assets we’ve integrated throughout the Company. We seek to deliver continued long-term growth and attractive shareholder returns by maximizing new products, reallocating investments to drive share of profitable products, all while maintaining a competitive sourcing and manufacturing footprint. This rigorous process is designed to ensure our ability to continue to deliver business value through social impact for many years to come.

FIND MORE ONLINE

To learn more about Mylan’s commitment to Global Social Responsibility, please visit www.mylan.com

2019 Proxy Statement	7

Voting Item 1 – Appointment of Directors

Mylan’s Board currently consists of 12 directors, each of whom is either an executive director or a non-executive director pursuant to applicable Dutch law. On April 30, 2019, the Board voted to increase the size of the Board to 13 directors, effective after the AGM, and nominated Richard Mark to be elected by shareholders at the AGM to serve as a non-executive director for a term ending immediately after the next annual general meeting held after his election. If each nominated director discussed below is appointed at the AGM, the Board will consist of 13 directors. Executive directors are responsible for the daily management and operation of the Company and, beyond their critical strategic and oversight role, non-executive directors are responsible for monitoring the performance of the executive directors and management.

Consistent with established Dutch law and the Company’s Articles of Association, executive directors and non-executive directors are appointed by the general meeting from a binding nomination proposed by Mylan’s Board. The proposed candidate specified in a binding nomination shall be appointed, provided that the requisite quorum is present or represented at the general meeting, unless the nomination is overruled by the general meeting (which would result if a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital, vote “against” the appointment of such director, with abstentions, “blank votes” and invalid votes not considered votes cast), in which case he or she will not be appointed. In such event, the Board may propose a new binding nomination to be submitted at a subsequent general meeting. If appointed, each director’s term begins at the general meeting at which he or she is appointed and, unless such director resigns or is suspended or dismissed at an earlier date, his or her term of office lapses immediately after the next annual general meeting held after his or her appointment. In accordance with the recommendation of the Company’s Governance and Nominating Committee, the Board has unanimously adopted resolutions to make the following binding nominations:

1.	Mylan’s Board has nominated Heather Bresch and Rajiv Malik to serve as executive directors for a term ending immediately after the next annual general meeting held after their appointment.

2.

Mylan’s Board has nominated Hon. Robert J. Cindrich, Robert J. Coury, JoEllen Lyons Dillon, Neil Dimick, Melina Higgins, Harry A. Korman, Richard Mark, Mark W. Parrish, Pauline van der Meer Mohr, Randall L. (Pete) Vanderveen, Ph.D. and Sjoerd S. Vollebregt to serve as non-executive directors for a term ending immediately after the next annual general meeting held after their appointment.

The Board and the Governance and Nominating Committee have carefully considered the experience, structure, culture, diversity, operation, interactions, collaboration and performance of the current Board; the talents, expertise and contributions of individual directors; the growth and creation of shareholder and other stakeholder value under the Board’s leadership; the continued evolution of the Company; the Board’s critical role in continuing to develop and lead the strategic direction of the Company; the continued change and disruption at a rapid rate in the healthcare industry; anticipated future challenges and opportunities facing the Company; and the Board’s ongoing commitment to ensuring the long-term sustainability of Mylan to the benefit of shareholders and other stakeholders. The Board and the Governance and Nominating Committee also believe that, in particular during this period of the Company’s evolution and challenging industry conditions, fostering continuity on the Board by nominating all of our current directors for re-appointment is instrumental to the ongoing execution of our mission and strategy as well as the delivery of sustainable long-term value to shareholders while also serving the interests of our other stakeholders. Based on these considerations, among others, Mylan’s Board recommends a vote “FOR” the appointment of each director.

Each of the proposed appointments is considered a separate voting item under Dutch law. Information concerning each of the 13 nominated directors is set forth below on pages [•] to [•]. Each nominee is currently on Mylan’s Board, other than Mr. Mark, who is being nominated for the first time this year, and all nominees consented to act as directors if appointed at the AGM. This Voting Item 1 comprises the “explanatory notes” to the agenda of the annual general meeting as referred to in Section 8.02(d) of Mylan’s Articles of Association.

Board Recommendation
Mylan’s Board unanimously recommends a vote “FOR” the appointment of Ms. Bresch and Mr. Malik as executive directors and each of the other nominees discussed above as non-executive directors.

8	2019 Proxy Statement

GOVERNANCE

Our Directors

Our Directors

Board Nominee Overview

Each of our 13 director nominees possesses the qualifications, experience, judgment, and leadership and business skills necessary to provide the Company with the critical oversight needed to guide it in a complex and evolving healthcare environment.

Although the Board and Governance and Nominating Committee have not set specific targets with respect to diversity, the Board is highly diverse, supporting its belief – as set forth in the Company’s Corporate Governance Principles and the Board’s diversity policy – that it is important for Board members to represent diverse viewpoints, that the personal backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities, and that it is important for the Board to represent a diverse composite mix of nationalities, ages, gender, education, and professional backgrounds and experience, among other characteristics.

You will see in the biographical information that follows that the Board has four women directors (one of whom is our CEO) and that three Board committees are chaired by women directors (Compensation; Governance and Nominating; and Finance). We note that Mylan has once again been recognized by the prestigious Women’s Forum of New York for our level of gender diversity in the boardroom. Mylan also has three directors from non-U.S. backgrounds.

As discussed on page [•], Mylan’s Board and Governance and Nominating Committee continue to implement an orderly and methodical process relating to refreshment in seeking to combine the skills and experience of its long-standing members with the fresh perspectives, insights, skills and experiences of new ones.

The following chart highlights certain of the key skills, knowledge and experience of our director nominees. Our director nominees also possess highly relevant additional skills, knowledge and experience, including in areas relating to medicine, human resources, compensation, pharmaceutical supply chain and GSR, among others, that are not specifically represented on this chart.

2019 Proxy Statement	9

GOVERNANCE

Director Nominees

Key Director Nominee Qualifications

CEO Experience: Directors with senior leadership experience at large and complex organizations provide the Board with a keen understanding of, among other areas, the high-level opportunities, challenges, and vulnerabilities, as well as leadership needs and expectations relevant to complex public companies.

Finance: A strong understanding of finance and accounting is essential for the Board to oversee our global financial reporting and internal controls.

Healthcare Industry: Directors with experience in the healthcare industry – particularly in businesses that are directly related or relevant to Mylan’s operations – provide valuable perspectives to our Board and management team regarding a broad range of issues and opportunities facing the Company, including, among others, industry conditions, product R&D, supply chain, customers, and marketing.

Global Business Experience: Mylan has operations and facilities around the world and, as such, benefits from directors who have experience working for companies with multinational reach to provide insight on unique opportunities, challenges, and requirements associated with working across international markets.

Legal and Regulatory Oversight: We operate in an industry that is closely scrutinized and highly regulated. Directors who have experience navigating challenges associated with this environment provide valuable insight to our Board and management team in their efforts to protect the interests of the Company, shareholders and other stakeholders.

Public Company Management: Directors who have experience in management at public companies provide valuable expertise on managing interests held among diverse stakeholders, including shareholders.

Risk Oversight/Compliance: Pharmaceutical companies face a variety of risk and compliance challenges. Directors who have experience monitoring and creating plans to address risk provide important insights that assist our Board and management in ensuring the long-term sustainability of our business.

Strategy and M&A: Mylan’s directors are responsible for developing the Company’s successful differentiated strategy, which is designed to drive (and has driven) profitable growth, both organically and through strategic and opportunistic acquisitions.

The following pages provide additional background information on each of our director nominees. In addition, you will find symbols representing key nominee statistics applicable to each director set forth in his or her biography.

10	2019 Proxy Statement

GOVERNANCE

Director Nominees

Heather Bresch

Director since 2011 Age: 49 Board Committees: Science and Technology Other Public Company Boards: None Executive Director

Ms. Bresch has served as Mylan’s CEO since January 1, 2012. Throughout her 27-year career with Mylan, Ms. Bresch has held roles of increasing responsibility in more than 15 functional areas. Prior to becoming CEO, Ms. Bresch served as the Company’s President, where she was responsible for its day-to-day operations. Before that, she served as Chief Operating Officer and Chief Integration Officer, leading the successful integration of two international acquisitions – Matrix Laboratories and Merck KGaA’s generics business – which more than doubled Mylan’s size and transformed it from a purely U.S. company to a global one.

As CEO, Ms. Bresch has been leading the next chapter of Mylan’s growth and performance, pursuing a strategy that has produced a sustainable organization that is making great strides in its mission of delivering better health for a better world by providing 7 billion people access to high quality medicine. In continuing to execute on this strategy, Ms. Bresch is focused on further diversifying the Company in terms of products, markets and channels, a process proven to expand access and generate durable cash flows that can be reinvested to further differentiate Mylan and position it to support the transformation of outdated healthcare systems.

To achieve Mylan’s goals, Ms. Bresch emphasizes a collaborative company culture focused on leading, learning, teaching and performing to inspire innovation and help set new standards in healthcare. She also remains a vocal champion of initiatives and policy changes aimed at removing access barriers. Among her policy priorities is increasing generic utilization, driving biosimilars interchangeability, stemming the tide of HIV/AIDS, ensuring a fair and a level competitive playing field, and strengthening the global supply chain to make it safer.

Ms. Bresch is a frequent speaker on issues such as affordable healthcare and global competitiveness and has testified before the U.S. Congress and U.S. Food and Drug Administration (“FDA”) on issues related to access to medicine. Ms. Bresch is the pharmaceutical industry’s first female chief executive officer of a Fortune 500 company and, each year since 2012, has been named by Fortune magazine as one of its “50 Most Powerful Women.” Ms. Bresch’s qualifications to serve on Mylan’s Board, include, among others, her leadership and unique and deep knowledge of the Company, its businesses, markets and strategies, as well as its global research, supply chain, manufacturing and commercial platforms; her knowledge and experience regarding issues, risks and opportunities in the global healthcare industry; and her knowledge and expertise regarding political and public policy healthcare-related matters, public company management and leadership and international business transactions and integration.

Hon. Robert J. Cindrich

Director since 2011 Age: 75 Board Committees: Compliance; Governance and Nominating; Risk Oversight; Science and Technology Other Public Company Boards: None Non-Executive Director

Since February 2011, Judge Cindrich has been serving as president of Cindrich Consulting, LLC, a business and healthcare consulting company that advises clients on corporate governance, compliance and business strategies. Since May 2015, Judge Cindrich has served on the Advisory Council of Innovu, LLC, a health and risk management consulting company. From October 1, 2013, through January 31, 2014, he served as interim general counsel for United States Steel Corporation (“U.S. Steel”) (NYSE: X), an integrated steel producer of flat-rolled and tubular products. Judge Cindrich joined Schnader Harrison Segal & Lewis (“Schnader”), a law firm, as legal counsel in April 2013 and took a temporary leave of absence on October 1, 2013, to join U.S. Steel as interim general counsel, returning to Schnader after his time there and remaining until December 2017. In May 2012, he joined the board of directors of Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX), which provides healthcare information technology solutions, where he served until April 2015. From 2011 through 2012, Judge Cindrich served as a senior advisor to the Office of the President of the University of Pittsburgh Medical Center (“UPMC”), an integrated global health enterprise. From 2004 through 2010, Judge Cindrich was a senior vice president and the chief legal officer of UPMC. From 1994 through January 2004, Judge Cindrich served as a judge on the U.S. District Court for the Western District of Pennsylvania. Prior to that appointment, he was active as an attorney in government and private practice, including positions as the U.S. Attorney for the Western District of Pennsylvania and as the Allegheny County Assistant Public Defender and Assistant District Attorney. Judge Cindrich’s qualifications to serve on Mylan’s Board include, among others, his knowledge and expertise regarding legal and regulatory matters, compliance, corporate governance, issues affecting the healthcare industry and public company risk management oversight and strategy.

2019 Proxy Statement	11

GOVERNANCE

Director Nominees

Robert J. Coury

Chairman Director since 2002 Age: 58 Board Committees: Executive (Chair) Other Public Company Boards: None Non-Executive Director

Robert J. Coury is the Chairman of Mylan N.V. Under his visionary leadership, Mylan has transformed from the third largest generics pharmaceutical company in the U.S. into one of the largest pharmaceutical companies in the world in terms of revenue, earning spots on both the S&P 500 and, prior to the Company’s reincorporation outside of the U.S. in 2015, the Fortune 500. Mr. Coury first was elected to Mylan’s Board in February 2002, having served since 1995 as a strategic advisor to the Company. He became the Board’s Vice Chairman shortly after his election and served as CEO from September 2002 until January 2012. He then served as Executive Chairman from 2012 until he became Chairman in June 2016.

Since 2007, Mr. Coury has led Mylan through a series of transactions totaling approximately $25 billion, which transformed Mylan into a global powerhouse within the highly competitive pharmaceutical industry, with a global workforce of approximately 35,000 that markets products in more than 165 countries and territories. In 2007, Mylan purchased India-based Matrix Laboratories Limited, a major producer of active pharmaceutical ingredients, and the generics and specialty pharmaceuticals business of Europe-based Merck KGaA. Subsequent acquisitions under Mr. Coury’s leadership further expanded Mylan into new therapeutic categories and greatly enhanced its geographic and commercial footprint. In 2010, Mylan acquired Bioniche Pharma (“Bioniche”), a global injectables business in Ireland; in 2013, Mylan acquired India-based Agila Specialties, a global injectables company; and in 2015, Mylan acquired Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business (the “EPD Business”) and Famy Care Ltd.’s women’s healthcare businesses. More recently, Mylan acquired Meda AB (publ.) (“Meda”), a leading international specialty pharmaceutical company that sells prescription and OTC products and the non-sterile, topicals-focused business of Renaissance Acquisition Holdings, LLC.

During this period of expansion, the Company built an unmatched, high quality foundation for the future, supporting Mylan’s mission of providing the world’s 7 billion people with access to high quality medicine and benefiting patients, customers, investors, and other stakeholders. Mr. Coury is the founder and president of the Robert J. Coury Family Foundation, which is a charitable organization formed to help support his philanthropic efforts and his mission of giving back. He has served as a member of the University of Southern California President’s Leadership Council since 2014.

Mr. Coury’s qualifications to serve on Mylan’s Board include, among others, demonstrated outstanding business acumen and strong business judgment.

JoEllen Lyons Dillon

Director since 2014 Age: 55 Board Committees: Audit; Compensation (Chair); Executive; Governance and Nominating (Chair) Other Public Company Boards: None Non-Executive Director

Ms. Dillon served most recently as an executive officer of The ExOne Company (“ExOne”) (NASDAQ: XONE), an emerging growth company and global provider of three-dimensional printing machines, from March 2013 to August 2017. She was promoted as the Company’s only executive vice president in December 2014, adding to her original duties as chief legal officer and corporate secretary. She held responsibilities for, among other things, capital markets development, corporate strategic planning, human resources, global compliance, investor relations, as well as international business development within Europe and Asia. Prior to joining ExOne, she was a legal consultant on ExOne’s initial public offering (“IPO”) and joined the company shortly after the public filing. Previously, Ms. Dillon had an almost 25-year legal career in corporate mergers and acquisitions and securities, where she represented both public and private companies in a variety of complex matters. She was a partner with Reed Smith LLP, a law firm, from 2002 until 2011. She previously had been at the law firm Buchanan Ingersoll & Rooney PC from 1988 until 2002, where she became a partner in 1997. Ms. Dillon serves as a member of the board of trustees of the Allegheny District chapter of the National Multiple Sclerosis Society and served as chair and audit committee chair. Ms. Dillon’s qualifications to serve on Mylan’s Board include, among others, her knowledge and expertise regarding legal and regulatory matters, financial matters, compliance, corporate governance, public company oversight and international business and strategy.

12	2019 Proxy Statement

GOVERNANCE

Director Nominees

Neil Dimick, C.P.A.*

Director since 2005 Age: 69 Board Committees: Audit (Chair); Executive; Finance; Risk Oversight Other Public Company Boards: Resources Connection, Inc. Non-Executive Director

Mr. Dimick serves on the board of directors of Resources Connection, Inc. (NASDAQ: RECN), chairing its Audit Committee and serving on its Compensation Committee. Mr. Dimick previously served as executive vice president and chief financial officer of AmerisourceBergen Corporation (NYSE: ABC), a wholesale distributor of pharmaceuticals, from 2001 to 2002. From 1992 to 2001, he was senior executive vice president and chief financial officer of Bergen Brunswig Corporation, a wholesale drug distributor. Prior to that, Mr. Dimick served as a partner with Deloitte & Touche LLP (“Deloitte”) for eight years. Mr. Dimick also served on the boards of directors of WebMD Health Corp. from 2005 to September 2017, at which time it was purchased by Internet Brands, a portfolio company of investment funds affiliated with Kohlberg Kravis Roberts & Co., LP; Alliance HealthCare Services, Inc. from 2002 to August 2017, at which time it was purchased by Tahoe Investment Group Co., Ltd.; and Thoratec Corporation from 2003 to October 2015, at which time it was purchased by St. Jude Medical, Inc. Mr. Dimick’s qualifications to serve on Mylan’s Board include, among others, his experience and expertise regarding accounting, finance, the healthcare industry, international business, corporate governance, public company management, oversight and strategy, and international business transactions.

*	C.P.A. distinction refers to “inactive” status.

Melina Higgins

Director since 2013 Age: 51 Board Committees: Audit; Compensation; Finance (Chair) Other Public Company Boards: Genworth Financial Inc. Non-Executive Director

Ms. Higgins has been a member of the board of directors of Genworth Financial Inc. (NYSE: GNW), an insurance company, since September 2013, and serves on its Management Development & Compensation and Nominating & Corporate Governance Committees. In January 2016, Ms. Higgins became non-executive chairman of Antares Midco Inc., a private company that provides financing solutions for middlemarket, private equity-backed transactions. Ms. Higgins previously held senior roles of increasing responsibility at The Goldman Sachs Group, Inc. (NYSE: GS), a global investment banking, securities and investment management firm, including partner and managing director, during her nearly 20-year career at the firm from 1989 to 1992 and 1994 to 2010. During her tenure there, Ms. Higgins served as a member of the Investment Committee of the Principal Investment Area, which oversaw and approved global private equity and private debt investments and was one of the largest alternative asset managers in the world. She also served as head of the Americas for private debt and as co-chairperson of the Investment Advisory Committee for GS Mezzanine Partners funds, which managed over $30 billion of assets and were global leaders in their industry. Ms. Higgins also is a member of the Women’s Leadership Board of Harvard University’s John F. Kennedy School of Government. Ms. Higgins’ qualifications to serve on Mylan’s Board include, among others, her experience and expertise in finance, capital markets, international business and strategy, and international business transactions.

2019 Proxy Statement	13

GOVERNANCE

Director Nominees

Harry A. Korman

Director since 2018 Age: 61 Board Committees: Compliance; Risk Oversight (Chair); Science and Technology Other Public Company Boards: None Non-Executive Director

Mr. Korman held senior executive roles of increasing responsibility at Mylan Inc. and its subsidiaries from 1996 until July 2014. He served as Mylan Inc.’s global Chief Operating Officer from January 2012 until July 2014, after which he served in a consultant role with Mylan Inc. for one year. Prior to his service as Chief Operating Officer, he was the President, North America of Mylan Inc. commencing in October 2007. Mr. Korman also served as President of Mylan Pharmaceuticals Inc. from February 2005 to December 2009. During his time as an executive at Mylan, Mr. Korman was instrumental in identifying, evaluating and executing on significant commercial and business development opportunities in the United States and other countries, including the expansion of Mylan’s global generics businesses around the world, among many other important contributions to the Company and its stakeholders. He joined Mylan in 1996 after the Company’s acquisition of UDL Laboratories, Inc. (n/k/a Mylan Institutional Inc.), and served as its president, among other prior responsibilities. Mr. Korman has served as a past director and vice chairman of the Generic Pharmaceutical Association, now known as the Association for Accessible Medicines. He also previously served as a director and vice chairman of the HDMA Foundation, which serves the healthcare industry by providing research and education focused on healthcare supply issues. Mr. Korman’s qualifications to serve on Mylan’s Board include, among others, his extensive industry and leadership experience, his knowledge of healthcare systems and the U.S. and global commercial markets, and his leadership experience in the areas of global strategy, risk oversight, sales and marketing, commercial operations, supply chain and business development, among other areas relevant and important to Mylan’s global business.

Rajiv Malik

Director since 2013 Age: 58 Board Committees: Science and Technology Other Public Company Boards: None Executive Director

Mr. Malik has served as Mylan’s President since January 1, 2012 and has more than 36 years of experience in the pharmaceutical industry. Previously, Mr. Malik held various senior roles at Mylan, including executive vice president and chief operating officer from July 2009 to December 2012, and head of Global Technical Operations from January 2007 to July 2009. Mr. Malik has been integral in developing the strategies for the Company’s acquisitions and, more importantly, in the execution and integration of acquisitions, specifically the generics business of Merck KGaA; the injectables business of Bioniche; Agila Specialties, a global injectables company; the EPD Business; Famy Care’s women’s healthcare businesses; Meda, a leading international specialty pharmaceutical company that sells prescription and over-the-counter products; and most recently, the non-sterile, topicals-focused business of Renaissance Acquisition Holdings, LLC.

Mr. Malik is responsible for the day-to-day operations of the Company, which includes Commercial, Scientific Affairs, Manufacturing, Supply Chain and Quality. In his role, he also oversees Business Development and Information Technology. Mr. Malik has been instrumental in expanding and optimizing Mylan’s product portfolio, leveraging Mylan’s global R&D capabilities and expanding Mylan’s presence in emerging markets. Previously, he served as chief executive officer of Matrix Laboratories Limited (n/k/a Mylan Laboratories Limited) from July 2005 to June 2008. Prior to joining Matrix, he served as head of Global Development and Registrations for Sandoz GmbH from September 2003 to July 2005. Prior to joining Sandoz GmbH, Mr. Malik was head of Global Regulatory Affairs and head of Pharma Research for Ranbaxy from October 1999 to September 2003. Mr. Malik’s qualifications to serve on Mylan’s Board include, among others, his leadership and unique and deep knowledge of the Company, its businesses, markets and strategies, as well as its global research, supply chain, manufacturing and commercial platforms; his knowledge and experience regarding issues, risks and opportunities in the global healthcare industry; and his knowledge and expertise regarding global regulatory matters, public company management and leadership, and international business transactions and integration.

14	2019 Proxy Statement

GOVERNANCE

Director Nominees

Richard Mark, C.P.A.

Nominated for election for the first time in 2019 Age: 66 Other Public Company Boards: None Non-Executive Director Nominee

Mr. Mark currently serves on the board of directors of Goldman Sachs Middle Market Lending Corp., chairing its Audit Committee as an audit committee financial expert and serving on its Compliance, Audit, Governance and Nominating, and Contract Review committees. He previously served as a partner with Deloitte and Touche from June 2002 to May 2015, most recently leading the advisory corporate development function. Prior to joining Deloitte, Mr. Mark held various positions with Arthur Andersen & Co., including audit partner. Mr. Mark also served from July 2015 until August 2016 as Chairman of the Board of Directors and as a member of the Audit Committee of Katy Industries, Inc., a manufacturer, importer and distributor of commercial cleaning and consumer storage products. He also served on the board of directors of Cadence Health from 1993 to its acquisition by Northwestern Memorial Healthcare (“Northwestern”) in September 2014. Following the acquisition of Cadence Health, Mr. Mark was a director of Northwestern from September 2014 to August 2015, serving on its Executive and Nominating and Governance committees. Mr. Mark currently serves as a director of Almost Home Kids, a not-for-profit corporation affiliated with Lurie Children’s Hospital of Chicago, which provides transitional care to children with complicated health needs, training for their families and respite care. Mr. Mark’s qualifications to serve on Mylan’s Board include, among others, his experience and expertise regarding finance, the healthcare industry, global business experience, corporate governance, public company management, risk oversight and strategy, and international M&A.

Mark W. Parrish

Vice Chairman and Lead Independent Director

Director since 2009

Age: 63

Board Committees:

Audit; Compliance (Chair); Executive; Governance and Nominating; Risk Oversight

Other Public Company Boards:

Omnicell, Inc.

Non-Executive Director

Mr. Parrish has served as the Lead Independent Director and Vice Chairman of Mylan’s Board since August 2017. He served as chief executive officer of TridentUSA Health Services (“TridentUSA”), a provider of mobile X-ray and laboratory services to the long-term care industry, from 2008 to August 2018 and served as executive chairman from 2008 to 2013. Since August 2018, he has served as executive chairman of TridentUSA. In February 2019, TridentUSA filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Since January 2013, Mr. Parrish also has served on the board of directors of Omnicell, Inc. (NASDAQ: OMCL), a company that specializes in healthcare technology, and serves on its Corporate Governance Committee. Mr. Parrish also serves on the boards of directors of Silvergate Pharmaceuticals, a private company that develops and commercializes pediatric medications, and Golden State Medical Supply, a private company that specializes in meeting unique labeling and sizing needs for its customers and pharmaceutical packaging, serialization and distribution. From 1993 to 2007, Mr. Parrish held management roles of increasing responsibility with Cardinal Health Inc. (NYSE: CAH) (“Cardinal”) and its affiliates, including chief executive officer of healthcare supply chain services for Cardinal from 2006 to 2007. Mr. Parrish also serves as president of the International Federation of Pharmaceutical Wholesalers, an association of pharmaceutical wholesalers and pharmaceutical supply chain service companies, and as senior adviser to Frazier Healthcare Ventures, a healthcare oriented growth equity firm. Mr. Parrish’s qualifications to serve on Mylan’s Board include, among others, his experience as a chief executive officer; his knowledge and experience regarding issues, risks and opportunities in the global healthcare industry; and his knowledge and expertise regarding compliance, corporate governance, risk management oversight, supply chain, the healthcare industry and technology, public company management and strategy, and international business transactions.

2019 Proxy Statement	15

GOVERNANCE

Director Nominees

Pauline van der Meer Mohr

Director since 2018 Age: 59 Board Committees: Compensation; Risk Oversight Other Public Company Boards (outside the U.S.): HSBC Holdings plc Royal DSM N.V. Non-Executive Director

Ms. van der Meer Mohr is currently an independent non-executive director of HSBC Holdings plc (LON: HSBA), chairing that company’s Group Remuneration Committee and serving as a member of its Group Risk Committee and the Nomination & Corporate Governance Committee. She also is a member of the supervisory boards of Royal DSM N.V. (AMS: DSM), currently serving as Deputy Chair, chairing its Remuneration Committee and serving on its Nomination Committee and EY Netherlands LLP, currently serving as Chair. Ms. van der Meer Mohr also serves as the Chair of the Dutch Corporate Governance Code Monitoring Committee. In addition, Ms. van der Meer Mohr recently served on the supervisory board of ASML Holding N.V. (NASDAQ and AMS: ASML) until April 2018, and as president of the Executive Board of Erasmus University in Rotterdam from 2010 to 2016. Ms. van der Meer Mohr began her career in the legal profession and previously held several legal and management positions within Royal Dutch Shell Group from 1989 to 2004. In 2004, she was appointed group human resources director at TNT N.V. before becoming senior executive vice president and head of group human resources at ABN AMRO NV in 2006. She served as a member of the Dutch Banking Code Monitoring Commission in the Netherlands from 2010 to 2013, and began her own human capital consulting firm in 2008. Ms. Van der Meer Mohr’s qualifications to serve on Mylan’s Board include, among others, her experience and expertise regarding corporate governance, finance, public company oversight outside of the U.S., legal and regulatory matters, human resources and executive compensation, risk management and oversight, corporate social responsibility and governance and oversight experience with respect to Dutch companies.

Randall L. (Pete) Vanderveen, Ph.D.

Director since 2002 Age: 68 Board Committees: Compliance; Science and Technology (Chair) Other Public Company Boards: None Non-Executive Director

Dr. Vanderveen was Professor of Pharmaceutical Policy and Economics, Senior Adviser to the Leonard D. Schaeffer Center of Health Policy and Economics, Director of the Margaret and John Biles Center for Leadership, and Senior Adviser to the Dean for Advancement at the School of Pharmacy, University of Southern California in Los Angeles, California from 2015 to August 2017. Dr. Vanderveen previously served as Dean, Professor and John Stauffer Decanal Chair of the USC School of Pharmacy from 2005 to 2015, where he was named “Outstanding Pharmacy Dean in the Nation” in 2013 by the American Pharmacist Association. From 1998 to 2005, he served as Dean and Professor of Pharmacy of the School of Pharmacy and the Graduate School of Pharmaceutical Sciences at Duquesne University, before which he was Assistant Dean at Oregon State University from 1988 to 1998. Dr. Vanderveen has an extensive pharmaceutical and academic background. In addition, Dr. Vanderveen has invaluable experience and knowledge regarding the business, platforms, strategies, challenges, opportunities and management of Mylan, among other matters. Dr. Vanderveen’s qualifications to serve on Mylan’s Board include, among others, his experience and expertise regarding the healthcare industry, pharmaceuticals and pharmacy practice, public healthcare policy and economics, and scientific matters.

16	2019 Proxy Statement

GOVERNANCE

Director Nominees

Sjoerd S. Vollebregt

Director since 2017 Age: 64 Board Committees: Compliance; Finance; Governance and Nominating Other Public Company Boards (outside the U.S.): Heijmans N.V. Non-Executive Director

Mr. Vollebregt has served as chairman of the Supervisory Board of Heijmans N.V., a Euronext Amsterdam listed company that operates in property development, residential building, non-residential building, roads and civil engineering, since 2015; chairman of the Advisory Board of Airbus Defence and Space Netherlands B.V., a subsidiary of Airbus SE, a Euronext Paris listed company, that develops solar arrays, satellite instruments and structures for launchers, since 2015; and chairman of the Economic Development Board Drecht Cities, a strategic collaboration between business, education and government in Drecht Cities, Netherlands, since December 2016. Mr. Vollebregt had served as chairman and chief executive officer of the Executive Board of Stork B.V. and its predecessor from 2002 to 2014, which was an Amsterdam Stock Exchange-listed industrial group until 2008, consisting of a global provider of knowledge-based maintenance, modification and asset integrity products and services for oil related industries, food and textile equipment manufacturer, and chief executive officer of Fokker Technologies Group B.V., an aerospace company and a Stork B.V. subsidiary from 2010 to 2014. Previously, Mr. Vollebregt served as a member of the Supervisory Board of TNT Express N.V., an international courier delivery services company, from 2013 to 2016, and has held various other senior positions at Exel plc, Ocean plc, Intexo Holding and Royal Van Ommeren. Mr. Vollebregt’s qualifications to serve on Mylan’s Board include, among others, his experience as a chief executive officer; his experience and expertise in public company management outside of the U.S. and strategic decision making; his experience and expertise in manufacturing, supply chain, and technology, as well as international business transactions; and his governance and oversight experience with respect to Dutch companies.

Each nominee listed above, other than Mr. Korman, Mr. Mark, Ms. van der Meer Mohr and Mr. Vollebregt, was a director of Mylan Inc. on February 27, 2015, the date on which Mylan N.V. completed the acquisition of Mylan Inc. and the EPD Business (the “EPD Business Acquisition”) and became a director of Mylan N.V. on such date in connection with the EPD Business Acquisition.

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GOVERNANCE

Board Information

Director Independence

Mylan’s Board has determined that Judge Cindrich, Ms. Dillon, Mr. Dimick, Ms. Higgins, Mr. Korman, Mr. Mark, Mr. Parrish, Ms. van der Meer Mohr, Dr. Vanderveen and Mr. Vollebregt are independent directors under the applicable NASDAQ listing standards. In making these determinations, the Board considered, with respect to Mr. Korman’s independence, Mr. Korman’s past employment by Mylan Inc. and his prior consulting services for Mylan Inc. until July 1, 2015 pursuant to his previously disclosed Retirement and Consulting Agreement and Release dated August 1, 2014. With respect to Mr. Mark, the Board considered his prior service as a partner at Deloitte, Mylan’s independent registered public accounting firm. The Board determined that any such arrangements, transactions or relationships would not interfere with the exercise of independent judgment by either of Mr. Korman or Mr. Mark in carrying out his respective responsibilities as a director of Mylan.

Mr. Coury, Ms. Bresch and Mr. Malik are not independent directors under applicable NASDAQ listing standards.

All non-executive directors of Mylan’s Board other than Mr. Coury are considered to be independent within the meaning of best practice provision 2.1.8 of the Dutch Corporate Governance Code (the “DCGC”).

As disclosed in the Company’s Proxy Statement for the 2018 annual general meeting of shareholders (the “2018 Proxy Statement”), Mylan’s Board had previously determined that Ms. Wendy Cameron, who served on the Board until June 29, 2018, was an independent director under the applicable NASDAQ listing standards.

How Our Board Governs and Is Governed

Board Structure

The Board has demonstrated expertise in developing strategies that have created a unique and sustainable global platform that serves the interests of shareholders and other stakeholders, and possesses a deep understanding of the management team and the bench strength and culture within the Company. The Board also has a strong understanding of the challenges and opportunities facing the Company around the world, as well as the industry and healthcare systems in which we operate. This understanding has enabled the Board to guide the Company and Mylan’s executive team in navigating ongoing, complex, and unpredictable developments that continue to have significant impacts on the pharmaceutical industry generally and Mylan in particular. These developments include pricing and supply chain dynamics, regulatory challenges resulting in delayed product approvals (for example, unexpected delays in the regulatory approvals of generic Copaxone® and generic Advair Diskus®), and the intense governmental and regulatory scrutiny ongoing in the U.S. healthcare system. Recognizing these challenges and opportunities, and given the steady and successful leadership of the Board during these unpredictable times, the Board has determined that its current leadership structure – Mr. Coury as Chairman, Mr. Parrish as Lead Independent Director and Vice Chairman, Ms. Bresch as CEO, and a strong, independent majority of directors – enables it to best oversee and empower the management team and is optimal for Mylan and its shareholders and other stakeholders, both now and for the foreseeable future.

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GOVERNANCE

Board Information

The Board believes that its current structure continues to provide robust and highly effective oversight based on, among other factors:

•    Ten of the 13 nominees are independent;

•    Robust Corporate Governance Principles, which are reviewed annually;

•    A Chairman with deep experience in and knowledge of our business and industry with a demonstrated unique and successful strategic vision, including leading our transformation from the third largest generics pharmaceutical company in the U.S. into one of the largest pharmaceutical companies in the world in terms of revenue. Our Chairman continues to be actively focused on his role of providing the overall strategic leadership for the Company, consistent with Dutch law and the Company’s organizational documents – a role that the Board believes remains critically important as our industry continues to experience significant change and disruption at a rapid rate. The Board has also asked Mr. Coury to continue to be directly involved in any material transactions involving the Company, as well as in other matters considered significant by the Board, including providing guidance to the executive team and interacting with shareholders;

•    A strong Lead Independent Director, who is also Vice Chairman, responsible for, among other things;

>>   Calling and presiding at executive sessions and meetings of the independent directors;

>>   Consulting with the Chairman in determining information to be sent to the Board, meeting agendas and meeting schedules, and separately approving those items;

>>   Serving as a contact person for shareholders and other stakeholders wishing to communicate with the Board;

>>   Acting as liaison between the Chairman and independent directors; and

>>   Leading the Board’s Strategic Review Committee;

•    The Audit, Compensation, Compliance, Finance, Governance and Nominating and Risk Oversight Committees all are composed entirely of independent directors (as defined in the applicable NASDAQ listing standards and within the meaning of the DCGC);

•    Approval of any appointment of members to the Audit, Compensation, Compliance, Governance and Nominating and Risk Oversight Committees must include at least a majority of the independent directors;

•    All Board committees operate pursuant to written charters and conduct annual self-assessments;

•    In February 2018, the Board formed the Risk Oversight Committee to assist in its oversight of the Company’s enterprise risk framework;

•    The independent directors on Mylan’s Board and its committees receive extensive information and input from multiple layers of management and external advisors, engage in detailed discussion and analysis regarding matters brought before them (including in executive session) and consistently and actively engage in the development and approval of significant corporate strategies;

•    Mylan’s Board and its committees have unrestricted access to management;

•    Mylan’s Board and its committees can retain, at Company expense, any advisors they deem necessary with respect to any matter brought before them; and

•    In 2018, Mylan’s Board held four executive sessions of non-management members, and its committees collectively held 20 executive sessions.

Meetings of Mylan’s Board

Mylan’s Board met four times in 2018. In addition to meetings of the Board, directors attended meetings of individual Board committees of which they were members. Each of the directors attended at least 75% of the aggregate of Mylan’s Board meetings and meetings of committees of which they were a member during the periods for which they served in 2018. Directors are expected to attend the annual general meeting of shareholders of Mylan where practicable. All current members of the Board attended the 2018 AGM.

2019 Proxy Statement	19

GOVERNANCE

Board Information

As noted, Mark W. Parrish has served as Vice Chairman and Lead Independent Director of Mylan’s Board since August 2017. Mylan’s Corporate Governance Principles require the independent directors of the Board to meet in executive session from time to time, and at least twice annually, without any members of management present. During 2018, the independent directors of the Board met in executive session four times, with Mr. Parrish presiding at each such executive session.

Mylan’s Board Committees

The standing committees of Mylan’s Board are the Audit Committee, the Compensation Committee, the Compliance Committee, the Executive Committee, the Finance Committee, the Governance and Nominating Committee, the Risk Oversight Committee and the Science and Technology Committee. Each committee operates under a written charter, a current copy of which, along with our Articles of Association, Rules for the Board of Directors and Corporate Governance Principles, is available on Mylan’s website at www.mylan.com/en/about-mylan/corporate-governance.

All members of the Audit, Compensation, Compliance, Finance, Governance and Nominating and Risk Oversight Committees are independent directors, as defined in the applicable NASDAQ listing standards, applicable Securities and Exchange Commission (“SEC”) rules and the DCGC. Mylan’s Board has determined that each member of the Audit Committee – Mr. Dimick, Ms. Dillon, Ms. Higgins and Mr. Parrish – is an “audit committee financial expert,” as that term is defined in the rules of the SEC. Board approval of any director appointment to the Audit, Compensation, Compliance, Governance and Nominating and Risk Oversight Committees must include at least a majority of the independent directors, as defined in the applicable NASDAQ listing standards.

In addition, on August 8, 2018, Mylan’s Board announced the formation of a new non-standing committee, the Strategic Review Committee, to evaluate a wide range of alternatives to unlock the true value of the Company’s one-of-a-kind platform. The Strategic Review Committee consists entirely of independent directors and is led by the Lead Independent Director.

Information about each of the standing committees is provided on the following pages and page [•] provides an additional discussion of committee responsibilities in relation to risk oversight.

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GOVERNANCE

Board Information

AUDIT COMMITTEE

Members Mr. Dimick (Chair) Ms. Dillon Ms. Higgins Mr. Parrish

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  Integrity of the Company’s financial statements and its accounting and financial reporting processes

●  The effectiveness of the Company’s internal control over financial reporting

●  Compliance with applicable legal and regulatory requirements

●  The qualifications, independence and performance of the independent registered public accounting firm for U.S. public reporting purposes and the Company’s external auditor for purposes of Dutch law

●  The Internal Audit group

●  The Company’s processes and procedures related to risk assessment and risk management

●  Related party transactions

Number of meetings during 2018:	4

COMPENSATION COMMITTEE

Members Ms. Dillon (Chair) Ms. Higgins Ms. van der Meer Mohr

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  CEO and senior management compensation, including the corporate goals and objectives relevant to such compensation and evaluating performance in light of those goals and objectives

●  Board and committee compensation

●  Relationship between the Company’s compensation policies and practices and risk management

●  Compensation and benefits-related disclosures

●  Equity compensation plans in which executives participate

Number of meetings during 2018:	4

COMPLIANCE COMMITTEE

Members Mr. Parrish (Chair) Mr. Cindrich Mr. Korman Dr. Vanderveen Mr. Vollebregt

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  Chief Compliance Officer’s implementation of Mylan’s corporate compliance program

●  Considering or evaluating significant global compliance-related policies, including with respect to pricing and/or commercialization of Company products

●  Making recommendations to the Board with respect to the formulation, implementation, maintenance and monitoring of Mylan’s corporate compliance program and Code of Business Conduct and Ethics

Number of meetings during 2018:	4

EXECUTIVE COMMITTEE

Members Mr. Coury (Chair) Ms. Dillon Mr. Dimick Mr. Parrish

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  Assisting the Board in fulfilling its fiduciary responsibilities by exercising those powers of the Board not otherwise limited by a resolution of the Board or by law

●  Strategic planning and additional oversight of strategy implementation

Number of meetings during 2018:	4

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GOVERNANCE

Board Information

FINANCE COMMITTEE

Members Ms. Higgins (Chair) Mr. Dimick Mr. Vollebregt

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  Material mergers, acquisitions and combinations with other companies

●  Swaps and derivatives transactions

●  Establishment of credit facilities

●  Financings with commercial lenders

●  Issuance and repurchase of the Company’s debt, equity, hybrid or other securities

Number of meetings during 2018:	4

GOVERNANCE AND NOMINATING COMMITTEE

Members Ms. Dillon (Chair) Mr. Cindrich Mr. Parrish Mr. Vollebregt

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  Corporate governance matters

●  Nomination or re-nomination of director candidates

●  The Board’s review and consideration of shareholder recommendations for director candidates

●  The annual self-evaluation of the Board and its committees

Number of meetings during 2018:	4

RISK OVERSIGHT COMMITTEE

Members Mr. Korman (Chair) Mr. Cindrich Mr. Dimick Mr. Parrish Ms. van der Meer Mohr Newly Formed in February 2018

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  Mylan’s enterprise risk framework

●  Material risks not allocated to the Board or another committee, including, for example, data security programs and cybersecurity and information technology

●  Management’s efforts with respect to GSR

Number of meetings since February 2018:	3

SCIENCE AND TECHNOLOGY COMMITTEE

Members Dr. Vanderveen (Chair) Ms. Bresch Mr. Cindrich Mr. Korman Mr. Malik

KEY OVERSIGHT RESPONSIBILITIES INCLUDE, BUT ARE NOT LIMITED TO:

●  R&D strategy and portfolio from a scientific and technological perspective

●  Significant emerging scientific and technological developments relevant to Mylan

Number of meetings during 2018:	3

22	2019 Proxy Statement

GOVERNANCE

Risk Oversight

Setting and Overseeing Strategy

The Board actively determines the Company’s strategy and continues to focus on those strategies designed to ensure the continued durability and sustainability of the Company, while creating long-term value for our shareholders, and serving the interests of our other stakeholders. The Board and its committees regularly and extensively review Mylan’s strategy to ensure it supports the long-term growth and sustainability of the Company and reflects and is responsive to, among other considerations, market challenges and opportunities, the complex, and often unpredictable changes impacting healthcare systems around the world, and the interests of shareholders and other stakeholders. Our Chairman and Board’s strategic planning has led to the creation of a diversified and differentiated portfolio that is not reliant on a single market or product, resulting in stable and durable cash flows despite challenging, and often unpredictable, market conditions. Our Chairman, who at the Board’s request, in 2016 agreed with Mylan to accept the role of non-executive Chairman for at least five additional years, has been intently focused, with the Board and in collaboration with the senior executive management team, on developing the strategy for Mylan for the next decade and beyond. The Board believes that Mr. Coury’s role as non-executive Chairman remains critically important to the Company and in the best interests of our shareholders and other stakeholders, as our industry continues to experience significant change and disruption at a rapid rate.

In addition, given the Board’s belief that the Company is significantly undervalued, in August 2018, the Board formed a Strategic Review Committee to evaluate a wide range of alternatives to unlock the true value of our one-of-a-kind platform. The Strategic Review Committee is chaired by our Lead Independent Director and includes four other independent directors. The Strategic Review Committee is continuing its work as of the date of this Proxy Statement.

The Board is committed to maintaining a dialogue with shareholders to ensure that they understand our differentiated strategy and business model and have an opportunity to discuss and engage on a broad range of topics, including our strategy. The Board also reviews the implementation of our strategy at our annual general meeting of shareholders, giving attendees the opportunity to discuss our annual Dutch board report and the accompanying financial statements prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”). We also regularly discuss our strategy in shareholder engagement sessions.

Risk Oversight

Mylan, similar to other pharmaceutical companies, operates in a complex and rapidly changing environment that involves many risks. In addition to general market, R&D, and economic risks, the Company faces potential risks related to its industry; information technology and cybersecurity; data privacy; financial controls and reporting; legal, regulatory and compliance; finances and taxation; global operations; environment and social responsibility; and product portfolio and commercialization, among others. As a company committed to operating ethically and with integrity, we proactively seek to manage and, where possible, mitigate risks to help ensure compliance with applicable rules and regulations, maintain integrity and continuity in our operations and business and protect our assets. Risk management is an enterprise-wide objective subject to oversight by the Board and its committees.

It is the responsibility of Mylan’s management and employees to implement and administer risk-management processes to identify material risks to our business. In addition, management must assess, manage and monitor those risks, all while maintaining flexibility in how we operate. To further embed risk management and compliance into our culture, Mylan implements relevant policies and procedures and trains employees on how to implement and comply with them. All of our committees have regular access to management and our Board and committees also schedule sessions without members of management present.

Mylan’s Board, in turn, directly or through its committees, oversees management’s implementation of risk management. We have approved a robust Code of Business Conduct and Ethics and other related policies, and the Board and its committees rigorously review with management actual and potential significant risks at least quarterly.

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GOVERNANCE

Risk Oversight

Board Committees’ Role in Risk Oversight

•   The Risk Oversight Committee was formed in February 2018 to assist the Board in its oversight of Mylan’s enterprise risk management framework. The Committee reviews the enterprise risk framework, infrastructure and controls implemented by management to help identify, assess, manage and monitor material risks; reviews management’s exercise of its responsibility to identify, assess and manage material risks not allocated to the Board or another committee, including, for example, data security programs, and cybersecurity and information technology; oversees management’s efforts with respect to GSR; and reviews Mylan’s efforts to foster a culture of risk-adjusted decision-making without constraining reasonable risk-taking and innovation.

•   The Audit Committee focuses on financial and disclosure controls and reporting risks as well as oversight of Mylan’s internal audit function. The Committee oversees, among other matters, certain processes and procedures relating to risk assessment and risk management and the quality and adequacy of the Company’s internal control over financial reporting. Mylan’s internal audit function meets with the Committee at least quarterly to discuss potential risk or control issues. The Committee also meets quarterly with Mylan’s global independent auditor and Dutch independent auditor.

•   The Compensation Committee focuses on compensation-related risks that may be inherent in our business and the design of compensation-related plans and programs, and receives reports from management and/or outside advisors and experts regarding various related matters on at least a quarterly basis.

•   The Compliance Committee is responsible for overseeing the Chief Compliance Officer’s implementation of Mylan’s Corporate Compliance Program and related policies and procedures. The Committee is responsible for appointing and, as applicable, replacing this individual, and reviews his or her performance, responsibilities, plans and resources. The Committee makes recommendations to the Board with respect to the Corporate Compliance Program and Code of Business Conduct and Ethics, including considering and evaluating significant reports of actual or alleged violations by employees and executive officers and third-party risks. The Committee also considers and evaluates significant global compliance-related policies, including policies related to pricing and/or commercialization of Company products and services.

•   The Finance Committee is responsible for reviewing and providing advice to Mylan’s Board with respect to the Company’s capital structure, capital management, financing and material business transactions and the risks related to such activities.

•   The Governance and Nominating Committee is responsible for identifying, assisting in recruiting and nominating qualified individuals to become members of Mylan’s Board, recommending committee assignments, overseeing the Board’s annual evaluation of the independence of directors and other risks related to corporate governance.

Board Education

Mylan’s Board or individual members participate in director educational seminars, conferences and other director education programs presented by external and internal resources, on matters that may relate to, among other topics, compensation, governance, board process, risk oversight, business, industry, audit and accounting, credit and financial, regulatory and other current issues. Directors may also elect to attend additional third-party educational events. The Company reimburses the directors for costs associated with any seminars and conferences, including travel expenses.

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GOVERNANCE

Succession Planning

How Our Directors Are Selected and Evaluated

Consideration of Director Nominees

For purposes of identifying individuals qualified to become members of the Board, and consistent with the Company’s Corporate Governance Principles, the Governance and Nominating Committee considers the following general criteria, among others, in nominating director candidates. These criteria reflect the traits, abilities and experience that the Board looks for in determining candidates for election:

•	Directors shall have relevant expertise and experience and be able to offer advice and guidance to the CEO based on that expertise and experience

•	Directors shall have the ability to exercise sound business judgment

•

Directors shall represent diverse viewpoints; the personal backgrounds and qualifications of the directors, considered as a group, should provide the Company with a significant composite mix of experience, knowledge and abilities

•	Unless otherwise approved by Mylan’s Board, directors shall not be a member of the board of directors or an officer or employee of a competitor (or an affiliate of a competitor) of the Company

In addition to the criteria set forth above, and any others the Governance and Nominating Committee or Mylan’s Board may consider, a majority of the Board’s members must be “independent,” as that term may be defined from time to time by the applicable NASDAQ listing standards, including that an independent director must be free of any relationships which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

As needed, the Governance and Nominating Committee may identify new potential director nominees by, among other means, requesting current directors and executive officers and external advisors to notify it if they become aware of persons meeting the criteria described above who would be suitable candidates for service on Mylan’s Board. The Committee also may, as needed, engage one or more firms that specialize in identifying director candidates. The Governance and Nominating Committee also may consider candidates recommended by shareholders in accordance with the procedures outlined in the question titled, “How do I nominate a candidate for director to Mylan’s Board?” on page A-7. The Committee’s evaluation process does not vary based on whether a candidate is recommended by a shareholder.

As appropriate, the Governance and Nominating Committee will review publicly available information regarding a potential candidate, request information from the candidate, review the candidate’s experience and qualifications, including in light of any other candidates the Committee might be considering, and conduct, together with other members of Mylan’s Board, one or more interviews with the candidate. Committee members or their designees also may contact one or more references provided by the candidate or may contact other members of the business community or persons who may have first-hand knowledge of the candidate’s talents and experience.

In connection with Mr. Mark’s nomination, the Governance and Nominating Committee, along with other Board members, solicited the views of several third parties on potential candidate recommendations. Ultimately, Mr. Mark was recommended for consideration by the Governance and Nominating Committee by a current member of the Board who had been informed about Mr. Mark by one of these third parties.

In April 2018, Mylan’s Board adopted a diversity policy with respect to Board composition, considering characteristics such as nationality, age, gender, education and professional background, among others.

Board Refreshment

Mylan’s Board, with the support of the Governance and Nominating Committee, maintains an orderly, robust process for Board refreshment and succession that is aimed at maintaining an appropriate balance with respect to the expertise, experience and diversity on the Board. Mylan’s Board and Governance and Nominating Committee continuously evaluates Board composition with respect to, among other matters, director independence, skills, experience, expertise, diversity and other factors to ensure the Board remains well-qualified to provide effective oversight of the Company and management. The Board and the Governance and Nominating Committee regularly

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GOVERNANCE

Succession Planning

consider Mylan’s strategy, performance, operations, relevant industry and market conditions, and current and anticipated needs in terms of particular areas of experience and expertise (e.g., risk oversight, industry, science), among many other factors, to inform these refreshment practices.

Further, the Board has nominated Richard Mark for election at the 2019 AGM. Mr. Mark offers independence, as well as experience and expertise regarding finance, the healthcare industry, global business experience, corporate governance, public company management, risk oversight and strategy, and international M&A, as well as other areas relevant and important to Mylan’s global business.

Mylan’s Board continues its orderly Board succession and refreshment process, refreshing seven director seats since 2013, including this year’s new nominee.

As we continue to evaluate Board composition, we also work to establish a pool of qualified potential candidates to support our continued refreshment efforts. Consequently, even if the Board has not nominated one or more new candidates for director, it is working both internally and with external advisors to consider how the skill sets of potential candidates may align with the future needs of the Board.

The Board also remains focused on committee composition and refreshment. In August 2017, we refreshed 2/3 of the Compensation Committee and, following the retirement of Wendy Cameron from the Board in June 2018, in August 2018, we named a new Chair of the Compensation Committee (Ms. Dillon) and added a third new member (Ms. van der Meer Mohr) resulting in the Compensation Committee being completely refreshed since August 2017. In addition, after the 2018 AGM, in August 2018, Mr. Korman joined the Compliance Committee and the Science and Technology Committee and became Chair of the Risk Oversight Committee; Mr. Parrish joined the Governance and Nominating Committee; and Ms. van der Meer Mohr joined the Risk Oversight Committee.

26	2019 Proxy Statement

GOVERNANCE

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

Based on a review of the transactions between Mylan and its directors and executive officers, their immediate family members, and their affiliated entities, Mylan has determined that since the beginning of 2018, it was a party to the following transactions in which the amount involved exceeded $120,000 and in which any of Mylan’s directors, executive officers, or greater than five percent shareholders, or any of their immediate family members or affiliates, have or had a direct or indirect material interest:

As previously disclosed, Mylan has engaged Coury Financial Group, LP, now The Coury Firm LLC (together with its predecessors, “CFG”), the principals of which are brothers and a son of Robert J. Coury, Chairman, to provide certain services to Mylan. CFG is beneficially owned by brothers and trusts on behalf of brothers and children of Mr. Coury. CFG is in the business of providing strategic corporate benefits advice and services, among others. Since approximately 1995, CFG and, in the past, other affiliated entities of CFG, have served as the broker in connection with several of the Company’s employee benefit programs. Effective January 1, 2018, Mylan extended its previous contract with CFG for an additional three year period on substantially the same terms as its prior arrangement, which included a fixed base fee of $37,500 per month to be paid by Mylan to CFG, corresponding to the term of agreements negotiated with certain benefit plan carriers and capping payments over that time period. However, where required by law, CFG will continue to receive commissions directly from certain other benefit plan carriers, and in 2018 and early 2019, received payments totaling approximately $230,000 in commissions for these services directly from the insurance carriers (including payments for 2017 business paid in 2018).

Based on the contractual terms of Mr. Coury’s 2011 Executive Employment Agreement, 2014 Executive Employment Agreement and 2016 Letter Agreement, upon Mr. Coury’s conclusion of service as an executive with the Company in 2016, the Company was obligated to provide him with certain benefits that he had earned over his fifteen-year tenure with the Company. These included, at Mr. Coury’s election on an annual basis for three years, either personal use of the Company’s aircraft for up to 70 hours per year or a cash payment of up to approximately $1.5 million each year for unused time based on the contract formula. We note that these terms were disclosed in prior proxy statements, and that the aggregate value was included in the Summary Compensation Table of the Company’s Proxy Statement for the 2017 annual general meeting of shareholders (the “2017 Proxy Statement”). With respect to 2018, Mr. Coury used the aircraft for 26.5 personal hours and received a cash payment of $947,524 in respect of the unused time based on the contract formula. We believe that $1.5 million represents a fair estimate of the approximate dollar value of the transaction and of Mr. Coury’s interest in it. Although this transaction was previously disclosed, we are disclosing it again here, based on SEC rules, as Mr. Coury remains a related person due to his continued service as a director of the Company (although his receipt of this benefit is not contingent on that service) and the benefit was provided by Mylan to Mr. Coury during 2018. We anticipate continuing to honor this contractual commitment to Mr. Coury in 2019.

Mr. Dimick, like each member of the Board, is party to an indemnification agreement with the Company. The Company has been advised by counsel to Mr. Dimick that counsel billed fees of approximately $275,000 in 2018 for services provided to Mr. Dimick related to providing information in connection with the previously disclosed SEC related party investigation, which did not relate to Mr. Dimick. The SEC’s Division of Enforcement has informed the Company that it has completed its related party investigation with no recommended further action. Counsel does not anticipate billing any additional fees for services to be provided to Mr. Dimick.

Rajiv Malik is an executive officer of the Company and is party to an employment agreement, as amended, with Mylan Inc., which contains standard indemnification provisions. The Company has made payments to counsel to Mr. Malik of approximately $1.5 million in 2018 and approximately $200,000 in 2019 for services provided to Mr. Malik in connection with certain previously disclosed drug pricing matters. The Company anticipates making additional payments of approximately $1.6 million in 2019 for ongoing services to be provided to Mr. Malik in connection with such matters. Mylan anticipates additional payment, repayment or advancement of these and other expenses during the pendency of the aforementioned matters and anticipates that it will make payments for any such claims.

Mylan has a written related party transactions policy that establishes guidelines for reviewing and approving, as appropriate, transactions involving any director, nominee for director, Section 16 officer, person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and person known by the Company to be an immediate family member of any such person in which (1) the amount involved will

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GOVERNANCE

Non-Employee Director Compensation

or may be expected to exceed $100,000; (2) Mylan or an affiliate of Mylan is or will be a participant; and (3) any related party has or will have a direct or indirect material interest. The Board also annually reviews certain relationships and related party transactions as part of its assessment of each director’s independence.

How Our Directors Are Compensated

Non-Employee Director Compensation for 2018

The following table sets forth information concerning the compensation earned by Mylan’s directors who are not employees of the Company or Mylan Inc. (each a “Non-Employee Director,” and, together, the “Non-Employee Directors”) for 2018. Directors who are employees of Mylan Inc. receive no compensation for their Board service. A discussion of the elements of Non-Employee Director compensation follows the table.

Name	Fees Earned or Paid in Cash ($)		RSUs ($)(4)	Option Awards ($)(4)	Total ($)

Wendy Cameron(1)	62,500		165,027	50,012	277,539

Hon. Robert J. Cindrich	143,750		165,027	50,012	358,789

Robert J. Coury	1,800,000		—	—	1,800,000

JoEllen Lyons Dillon	190,000		165,027	50,012	405,039

Neil Dimick	176,250		165,027	50,012	391,289

Melina Higgins	150,000		165,027	50,012	365,039

Harry A. Korman(2)	70,000		165,015	50,004	285,019

Mark W. Parrish	253,750		165,027	50,012	468,789

Pauline van der Meer Mohr(2)	65,000	(3)	165,015	50,004	280,019

Randall L. (Pete) Vanderveen, Ph.D.	120,000		165,027	50,012	335,039

Sjoerd S. Vollebregt	130,000	(3)	165,027	50,012	345,039

(1)	Not nominated for re-election at the 2018 AGM and retired from the Board effective June 29, 2018. Compensation listed reflects amounts earned and equity awarded through June 29, 2018.
(2)	Elected to Mylan’s Board for the first time at the 2018 AGM.
(3)	Fees earned by Ms. van der Meer Mohr and Mr. Vollebregt were paid in Euros. Such amounts were converted into Euros using the monthly conversion rate in effect when each payment was made.
(4)

Represents the grant date fair value of the specific award granted to the Non-Employee Director. Option awards and restricted stock unit (“RSU”) awards granted in 2018 generally vested on March 2, 2019. For information regarding assumptions used in determining the amounts reflected in the table above, please refer to Note 12 to the Company’s Consolidated Financial Statements contained in the Form 10-K for the year ended December 31, 2018. The aggregate number of ordinary shares subject to stock options held by the Non-Employee Directors, as of December 31, 2018, were as follows: Ms. Cameron, 14,277; Judge Cindrich, 14,277; Mr. Coury, 231,074; Ms. Dillon, 14,277; Mr. Dimick, 14,277; Ms. Higgins, 20,900; Mr. Korman, 29,412; Mr. Parrish, 14,277; Ms. van der Meer Mohr 3,446; Dr. Vanderveen, 14,277; and Mr. Vollebregt, 6,851. The number of unvested RSUs held by each of the Non-Employee Directors, as of December 31, 2018, were as follows: Judge Cindrich, 4,028; Mr. Coury, 1,000,000; Ms. Dillon, 4,028; Mr. Dimick, 4,028; Ms. Higgins, 4,028; Mr. Korman 4,566; Mr. Parrish, 4,028; Ms. van der Meer Mohr 4,566; Dr. Vanderveen, 4,028; and Mr. Vollebregt, 4,028. The number of unvested performance-based restricted ordinary shares held by Mr. Coury, as of December 31, 2018, was 270,051, which were forfeited as a result of the performance criteria having not been met.

In 2018, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to provide the Committee with a market review of outside director compensation.

Non-Employee Directors, other than Mr. Coury, receive $100,000 per year in cash compensation for their service on Mylan’s Board. Non-Employee Directors also are reimbursed for actual expenses relating to meeting attendance.

In addition, in 2018, the Non-Employee Directors received the following additional fees for their service on Board committees, payable in each case, in four equal quarterly installments (pro-rated for any partial quarter):

•	The Chair of the Audit Committee received an additional fee of $30,000 per year;

•	The Chair of the Compensation Committee received an additional fee of $25,000 per year;

•	The Chair of the Compliance Committee received an additional fee of $30,000 per year;

•	The Chair of the Finance Committee received an additional fee of $20,000 per year;

28	2019 Proxy Statement

GOVERNANCE

Non-Employee Director Compensation

•	The Chair of the Governance and Nominating Committee received an additional fee of $25,000 per year;

•	The Chair of the Risk Oversight Committee received an additional fee of $25,000 per year;

•	The Chair of the Science and Technology Committee received an additional fee of $10,000 per year;

•	Each member of the Executive Committee who is a Non-Employee Director, other than Mr. Coury, received an additional fee of $30,000 per year;

•	Each member of the Audit Committee, Compensation Committee, Governance and Nominating Committee and Risk Oversight Committee received an additional fee of $15,000 per year;

•	Each member of the Compliance Committee received an additional fee of $10,000 per year;

•	Each member of the Finance Committee and the Science and Technology Committee received an additional fee of $5,000 per year; and

•	The Lead Independent Director received an additional fee of $60,000 per year.

Mr. Coury does not receive the Non-Employee Director fees described above, and instead receives a quarterly cash retainer of $450,000 and certain perquisites. In connection with the transition from his role as Executive Chairman to Chairman of the Board as a Non-Employee Director effective June 24, 2016, the Board asked Mr. Coury to serve as Chairman for at least five years, though he remains subject to annual appointment, and to intently focus, with the Mylan Board and in collaboration with the executive team, on the strategy for Mylan for the next decade and beyond. The Board believes that the continued highly active and visionary leadership, insight and strategic direction of Mr. Coury as Chairman is critical to the Company and in the best interests of our shareholders and other stakeholders, as both the Board and management evolve the Company’s long-term strategy amid significant change and disruption in our industry.

Non-Employee Directors are eligible to receive stock options or other grants under Mylan’s Amended and Restated 2003 Long-Term Incentive Plan (the “Amended 2003 Plan”). In March 2018, each Non-Employee Director, other than Messrs. Coury and Korman and Ms. van der Meer Mohr, was granted an option to purchase 2,984 ordinary shares at an exercise price of $40.97 per share, the closing price per share of Mylan’s ordinary shares on the date of grant, which option, other than as described below, vested on March 2, 2019, and 4,028 RSUs, which also, other than as described below, vested on March 2, 2019. In June 2018, upon election to the Board, Mr. Korman and Ms. van der Meer Mohr were each granted an option to purchase 3,446 ordinary shares at an exercise price of $36.14 per share, the closing price per share of Mylan’s ordinary shares on the date of grant, which option vested on March 2, 2019, and 4,566 RSUs, which also vested on March 2, 2019. Mr. Coury did not receive any equity awards in 2018. As described in the 2017 Proxy Statement, Mr. Coury received an award of 1,000,000 RSUs on June 24, 2016, 75% of which will vest on the third anniversary of the date of grant, which is June 24, 2019, and 25% of which will vest on the fifth anniversary of the date of grant, or earlier upon certain cessations of Mr. Coury’s services as Chairman or failure to be appointed to Mylan’s Board. Ms. Cameron was not nominated for re-election and retired from the Board effective June 29, 2018. In recognition of Ms. Cameron’s long and dedicated service to Mylan, the other independent members of the Board voted to accelerate the vesting of her March 2018 option and RSU awards to her date of retirement. Non-Employee Directors also are eligible to receive tax-equalization payments for incremental tax liabilities, if any, incurred as a result of attendance at board meetings in the U.K.

Ordinary Share Ownership Requirements

Mylan’s Board has adopted ordinary share ownership requirements for Non-Employee Directors, requiring each to hold ordinary shares valued at three times their annual retainer as long as they remain on the Board. Each Non-Employee Director has five years from his or her initial election to the Board to achieve this requirement. The policy was adopted to further demonstrate alignment of directors’ interests with shareholders’ for the duration of their service. As of December 31, 2018, all required Non-Employee Directors satisfied this ownership requirement. Mr. Vollebregt became a director on June 22, 2017, and is required to satisfy the ownership requirements by June 2022. Ms. van der Meer Mohr became a director on June 29, 2018, and is required to satisfy the ownership requirements by June 2023. If Mr. Mark is elected to Mylan’s Board at the AGM, he will be required to satisfy the ownership requirements by June 2024.

2019 Proxy Statement	29

Security Ownership

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the beneficial ownership of ordinary shares of Mylan N.V. as of [•], 2019 by (i) Mylan N.V.’s directors, nominees and NEOs, and (ii) all directors, nominees and executive officers of Mylan N.V. as a group (based on [•] ordinary shares of Mylan N.V. outstanding as of such date). For purposes of this table, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person also is considered to beneficially own shares that he or she has the right to acquire within 60 days of [•], 2019. To Mylan N.V.’s knowledge, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below. The address for each beneficial owner listed in the table below is c/o Mylan N.V., Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, England.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Options Exercisable and Restricted Shares Vesting within 60 days		Percent of Class
Heather Bresch	501,895	(1)	353,466		*
Hon. Robert J. Cindrich	21,468		14,277		*
Robert J. Coury	996,228	(2)	981,074	(3)	*
JoEllen Lyons Dillon	12,028		14,277		*
Neil Dimick	47,006		14,277		*
Daniel M. Gallagher(4)	17,041		45,561		*
Melina Higgins	87,120	(5)	20,900		*
Harry A. Korman	22,934		29,412		*
Rajiv Malik	496,925	(6)	193,777		*
Richard Mark(7)	0		0		*
Anthony Mauro	101,704	(8)	92,552		*
Kenneth S. Parks	15,108		40,546		*
Mark W. Parrish	39,784		14,277		*
Pauline van der Meer Mohr	2,684		3,446		*
Randall L. (Pete) Vanderveen, Ph.D.	44,206		14,277		*
Sjoerd S. Vollebregt	8,258		6,851		*
All directors, nominees and executive officers as a group (15 persons, but not including Mr. Gallagher)	2,397,348	(9)	1,793,409		*

*	Less than 1%.
(1)	Includes 1,157 ordinary shares held in Ms. Bresch’s 401(k) account, and 115,178 ordinary shares held in a grantor retained annuity trust of which Ms. Bresch is the sole trustee.
(2)	Includes 436,393 ordinary shares held in a grantor retained annuity trust of which Mr. Coury is the sole trustee.
(3)	Includes 750,000 RSUs scheduled to vest on June 24, 2019.
(4)	Mr. Gallagher’s employment with the Company concluded on April 2, 2019.
(5)	Includes 74,000 ordinary shares held by Ms. Higgins’ spouse.
(6)	Includes 227,008 ordinary shares held in grantor retained annuity trusts of which Mr. Malik is the sole trustee.
(7)	Mr. Mark is nominated for election to the Board for the first time in 2019.
(8)	Includes 5,574 ordinary shares held in Mr. Mauro’s 401(k) account.
(9)	Includes 6,731 ordinary shares held in the executive officers’ 401(k) accounts.

30	2019 Proxy Statement

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table lists the names and addresses of shareholders known to management to own beneficially more than five percent of the ordinary shares of Mylan N.V. as of [•], 2019 (based on [•] ordinary shares of Mylan N.V. outstanding as of such date):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Company LLP and affiliates, 280 Congress Street, Boston, MA 02210	54,251,042	(1)	[•]%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	39,965,771	(2)	[•]%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	36,975,766	(3)	[•]%
Vanguard Specialized Funds – Vanguard Heath Care Fund – 23-2439149, 100 Vanguard Blvd., Malvern, PA 19355	34,923,642	(4)	[•]%

(1)

Based on Schedule 13G/A filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP with the SEC on February 12, 2019, Wellington Management Group LLP has sole voting power over 0 ordinary shares, shared voting power over 10,211,602 ordinary shares, sole dispositive power over 0 ordinary shares and shared dispositive power over 54,251,042 ordinary shares; Wellington Group Holdings LLP has sole voting power over 0 ordinary shares, shared voting power over 10,211,602 ordinary shares, sole dispositive power over 0 ordinary shares and shared dispositive power over 54,251,042 ordinary shares; Wellington Investment Advisors Holdings LLP has sole voting power over 0 ordinary shares, shared voting power over 10,211,602 ordinary shares, sole dispositive power over 0 ordinary shares and shared dispositive power over 54,251,042 ordinary shares; and Wellington Management Company LLP has sole voting power over 0 ordinary shares, shared voting power over 7,592,866 ordinary shares, sole dispositive power over 0 ordinary shares and shared dispositive power over 49,122,878 ordinary shares. Based on the Schedule 13G/A, the securities as to which the Schedule 13G/A was filed are owned of record by clients of one or more investment advisers identified therein directly or indirectly owned by Wellington Management Group LLP. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities, except for Vanguard Health Care Fund.

(2)

Based on Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 6, 2019, BlackRock, Inc. has sole voting power over 35,940,309 ordinary shares, shared voting power over 0 ordinary shares, sole dispositive power over 39,965,771 ordinary shares and shared dispositive power over 0 ordinary shares.

(3)

Based on Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019, The Vanguard Group has sole voting power over 595,723 ordinary shares, shared voting power over 105,020 ordinary shares, sole dispositive power over 36,300,253 ordinary shares and shared dispositive power over 675,513 ordinary shares.

(4)

Based on Schedule 13G/A filed by Vanguard Specialized Funds – Vanguard Health Care Fund – 23-2439149 with the SEC on January 31, 2019, Vanguard Specialized Funds – Vanguard Health Care Fund – 23-2439149 has sole voting power over 34,923,642 ordinary shares, shared voting power over 0 ordinary shares, sole dispositive power over 0 ordinary shares and shared dispositive power over 0 ordinary shares.

2019 Proxy Statement	31

Executive Officers

The names, ages, and positions of Mylan’s executive officers as of [•], 2019, are as follows:

Heather Bresch	49	Chief Executive Officer (principal executive officer)
Rajiv Malik	58	President
Kenneth S. Parks	55	Chief Financial Officer (principal financial officer)
Anthony Mauro	46	Chief Commercial Officer

Ms. Bresch has served as Mylan’s CEO since January 1, 2012. She continues to lead the next chapter of Mylan’s growth and performance, pursuing a strategy that has produced a sustainable organization that is built for the long-term. Among many other areas of focus, Ms. Bresch is leading a business transformation initiative to further enhance the long-term success and sustainability of the Company, and continues to lead the diversification of the Company in terms of products, markets and channels, a process proven to expand access to the medicines upon which patients depend, while generating durable cash flows that can be reinvested to further differentiate and enhance Mylan’s business.

Ms. Bresch is a recognized leader in the industry and a vocal champion of initiatives and policy changes aimed at removing access barriers. Among her policy priorities are increasing generic utilization, driving biosimilars interchangeability, stemming the tide of HIV/AIDS, ensuring a fair and a level playing field, and strengthening the global supply chain to make it safer for all patients. Additional details regarding Ms. Bresch’s background can be found on page [•].

Mr. Malik has served as Mylan’s President since January 1, 2012 and has more than 36 years of experience in the pharmaceutical industry. He has a unique combination of scientific, manufacturing, supply chain, and commercial expertise, and oversees the day-to-day operations of the Company, including commercial, scientific affairs, manufacturing, supply chain and quality as well as business development and information technology. Mr. Malik has been instrumental in, among other things, expanding and optimizing Mylan’s product portfolio, leveraging Mylan’s global R&D capabilities, and expanding Mylan’s presence in emerging markets. Additional details regarding Mr. Malik’s background can be found on page [•].

Ms. Bresch and Mr. Malik are also members of Mylan’s Board.

Mr. Parks has served as Chief Financial Officer since June 2016. Mr. Parks is responsible for all of our global finance functions, including accounting and control, financial planning and analysis, investor relations, treasury and tax. He also leads our Global Integrated Services organization, which centralizes the management of transaction-intensive Finance, Human Relations, Information Technology and other activities to drive scale, efficiency and consistency. In addition, Mr. Parks heads up Global Data and Strategic Analytics, which provides actionable insights to our leaders as well as analytics solutions to our broader business. Mr. Parks previously served as chief financial officer for WESCO International, Inc. (“WESCO”), a leading provider of electrical, industrial and communication products, from June 2012 to May 2016, where he led all aspects of the finance function at WESCO. From June 2012 to December 2013, Mr. Parks also served as a vice president, and starting in January 2014, he served as senior vice president. Prior to joining WESCO, Mr. Parks spent the majority of his career at United Technologies Corporation (“UTC”) in a variety of U.S. and international finance roles. He most recently served as vice president, finance, for the $7 billion UTC Fire & Security division from 2008 to February 2012.

Mr. Mauro has served as Chief Commercial Officer since January 2016. In this role, Mr. Mauro oversees all of Mylan’s commercial businesses around the world, and is responsible for leveraging Mylan’s diverse portfolio, pipeline and expansive commercial infrastructure to drive business growth across multiple markets and channels. Prior to that date, Mr. Mauro served as President, North America, of Mylan since January 1, 2012. He served as President of Mylan Pharmaceuticals Inc. from 2009 through February 2013. In his 23 years at Mylan, Mr. Mauro has held roles of increasing responsibility, including Chief Operating Officer for Mylan Pharmaceuticals ULC in Canada and Vice President of Strategic Development, North America, and Vice President of Sales, North America for Mylan.

Each executive officer listed above, other than Mr. Parks, was an executive officer of Mylan Inc. on February 27, 2015, the date on which Mylan N.V. completed the EPD Business Acquisition, and became an officer of Mylan N.V. on such date in connection with the EPD Business Acquisition.

Pursuant to the Rules for the Board of Directors of Mylan N.V., each officer holds office until his or her successor shall have been appointed, or until his or her death, resignation or removal.

32	2019 Proxy Statement

Voting Item 2 – Approval, on an Advisory Basis, of the Compensation of the Named Executive Officers of the Company

As required by Section 14A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Mylan’s shareholders have the opportunity to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this Proxy Statement in accordance with SEC rules, which we also have referred to herein as the Say-on-Pay vote.

Our executive compensation program is designed to incentivize the continued development of our durable business and shareholder value creation over the short- and long-term. Our program also aligns compensation with performance and shareholder and other stakeholder interests. Please see the Compensation Discussion and Analysis beginning on page [•] of this Proxy Statement for additional details, including information about the fiscal year 2018 compensation of our NEOs.

Given the Company’s demonstrated, significant long-term shareholder value creation under the leadership of the NEOs, Mylan’s Board recommends that shareholders vote “FOR” the following resolution at the AGM:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed on pages [•] to [•] of Mylan’s Proxy Statement for the 2019 Annual General Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosure.”

Although advisory and not binding, the Compensation Committee and the Board will take into account the outcome of this vote when considering future compensation arrangements for Mylan’s executive officers. We provide our shareholders with an advisory Say-on-Pay vote on an annual basis, and it is expected that the next such vote will occur at the 2020 Annual General Meeting of Shareholders (the “2020 AGM”).

Board Recommendation
Mylan’s Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the NEOs, as stated in the above resolution.

2019 Proxy Statement	33

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the compensation of our NEOs for 2018.

NAMED EXECUTIVE OFFICERS

Heather Bresch Chief Executive Officer

Rajiv Malik President

Kenneth S. Parks Chief Financial Officer

Daniel M. Gallagher Former Chief Legal Officer

Anthony Mauro Chief Commercial Officer

34	2019 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Pay-for-Performance Culture

The Compensation Committee and Board believe that each member of the executive team has the critical experience, business skills, leadership, executional capabilities, and commitment to our mission and strategy necessary to lead the Company now and in the future, to the benefit of shareholders and all other stakeholders. Their leadership and execution have led to the development of a durable, diversified, and sustainable company that is built to last, and they continued to perform and execute at high levels during 2018, despite significant industry, regulatory, and other headwinds (for example, delays in approvals by the FDA of generic Copaxone® and generic Advair Diskus®) that impacted our performance in 2018. Although we expect that the healthcare industry will continue to evolve in complex and unpredictable ways, we remain confident that the leadership of our outstanding current executive team will enable Mylan to continue to withstand these headwinds and successfully execute on our strategy.

Given the many headwinds faced, we did not meet all of our challenging compensation metric targets in 2018. As a result – consistent with our long-standing pay-for-performance philosophy – our executive compensation program once again demonstrated the strong alignment between business objectives, Company performance, shareholder interests, and how our leaders are compensated. As a result of not meeting all of our compensation metric targets in 2018, our CEO and other executive compensation has been directly impacted, as highlighted below.

•

Awards under the One-Time Special Performance Based Five-Year Realizable Value Incentive Program were forfeited in their entirety because we did not achieve the threshold performance goal related to the adjusted diluted earnings per ordinary share (“adjusted EPS”) performance metric, which was measured over the five-year period ending on December 31, 2018.

	Grant Date Value	Realized Value	% of Grant Date Value Realized
Heather Bresch	$13,202,000	$0	0%
Kenneth S. Parks	$1,566,811	$0	0%
Rajiv Malik	$11,316,000	$0	0%
Daniel M. Gallagher	$1,546,152	$0	0%
Anthony Mauro	$2,357,500	$0	0%

•

25% of 2016 PRSUs vested due to achievement of threshold performance for return on invested capital (“ROIC”) and below threshold performance on relative total shareholder return (“TSR”) over the three-year performance period ending on December 31, 2018; the realized value of the vested PRSUs was 17.3% of the awarded PRSUs’ target grant date value when including the Mylan stock price at vesting.

	Target Grant Date Value	Realized Value	% of Target Grant Date Value Realized
Heather Bresch	$4,680,025	$811,713	17.3%
Kenneth S. Parks	$900,022	$155,268	17.3%
Rajiv Malik	$2,700,040	$468,307	17.3%
Daniel M. Gallagher	N/A	N/A	N/A
Anthony Mauro	$1,470,044	$254,970	17.3%

•

Our annual incentive did pay out at 133% of target due to the strength of our product submissions and cash flow generation, which are each aligned with the long-term growth and sustainability of our Company and in the best interests of shareholders and other stakeholders. However, we did not achieve our threshold goal for our adjusted EPS metric, and therefore executives did not receive any payout with respect to that portion of their annual incentive.

2019 Proxy Statement	35

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Shareholder Engagement Relating to Executive Compensation and Board Responsiveness

As noted on page [•], engaging with our shareholders remains a key priority for the Board, and the Board is committed to maintaining this dialogue to ensure that we continue to explain to shareholders the various facets of our business model and Mylan’s differentiated platform. The dialogue also ensures that we are informed by shareholder perspectives on topics that matter most to them, including with respect to compensation.

Say-on-Pay Responsiveness

Last year, our Say-on-Pay proposal received the support of 65.9% of votes cast – a significant increase from the prior year. While we were encouraged by the significantly increased level of support compared to the prior year, we have continued our robust outreach efforts. Following the 2018 AGM, our Chairman, [•] of our independent directors and members of management continued our engagement efforts by meeting with shareholders representing approximately [•]% of ordinary shares outstanding as of [•], including over [•]% of the ordinary shares held by our [•] largest shareholders. In meetings with our directors, shareholders also had the opportunity to speak to independent directors without the Chairman or members of management present. These meetings included institutional investor executives, governance leads and portfolio managers, among others.

We solicited feedback from shareholders regarding their views as to our compensation program and our management team, among the other matters noted on pages [•] to [•]. Shareholders expressed support for members of our executive team and for the structure of our ongoing compensation program. A few shareholders commented on the total reported compensation in our 2017 Proxy Statement but did not raise concerns with our current compensation program.

In response, we highlighted our simplified compensation program and other recent changes, and discussed actual compensation for our CEO and other executives. Among other things, we explained that our CEO’s compensation, as reported in our Summary Compensation Table in our 2018 Proxy Statement (which does not include 2018 compensation), had declined in each of 2015 through 2017 and that amount was third lowest in our peer group (including Mylan). We also highlighted that we had completed the reconstitution of our Compensation Committee last year and discussed actions taken by the Board over the past two years.

The Board welcomed these opportunities to discuss our compensation program with shareholders and took that feedback into consideration as we continued to evolve our compensation program. We took the following actions with respect to our compensation program, among others:

Company Actions

•   Solicited additional perspective from a second independent compensation consultant specific to NEO market data and compensation program design, which re-confirmed that our program design and 2018 CEO and NEO compensation are in line with peers and market practice;

•   Eliminated automatic vesting of PRSUs at target performance in the event of our CEO’s or President’s termination without cause or resignation for good reason beginning in 2019;

•   Eliminated eligibility for severance payments for our CEO and President in the event Mylan offers a renewal at the end of the employment term and the executive declines to continue employment;

• Completed refreshment of the Compensation Committee; and • Appointed a new Compensation Committee Chair.

36	2019 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The post-2018 AGM shareholder engagement described above was a continuation of the significantly increased outreach undertaken by the Board following our 2017 AGM, when our Say-on-Pay proposal failed to receive majority shareholder support. As previously disclosed, after the 2017 AGM, the Board undertook an extensive shareholder outreach initiative in order to discern and discuss shareholder concerns. Following our 2017 AGM (and prior to our 2018 AGM), five independent directors and the Chairman and, separately, the CEO and other members of management, met with shareholders representing approximately 50% of ordinary shares outstanding, which included over 70% of the shares held by our 50 largest shareholders. While shareholders expressed support for the then-current pay design and mix, prior to the 2018 AGM, a few had questions regarding the total reported 2016 compensation amounts. In addition to explaining the facts and rationale behind our pre-2017 compensation decisions, our independent directors explained that the Compensation Committee had made a number of changes to our pay governance structure and design to address these concerns, including:

Company Actions Prior to 2018 AGM

•   Refreshed 2/3 of the Compensation Committee in August 2017;

•   Consulted with an independent compensation expert to review and refresh the market analysis of 2017 CEO compensation and reconfirm that it is in line with peer practices;

•   Adopted a third performance metric applicable to 2018 PRSUs tied to the ratio of adjusted free cash flow to “indebtedness” (Adjusted FCF/Credit Agreement Debt) to incentivize prudent balance sheet management, while maintaining the two previously used performance metrics of ROIC and relative TSR;

•   Implemented a simplified approach to compensation, which streamlined our NEOs’ 2018 pay mix, which consists primarily of salary, annual cash incentives and long-term equity incentives; and

•   Revised our CD&A to enhance and streamline disclosure.

We believe that our extensive shareholder outreach over the past two years and the changes made to our compensation program prior to the 2018 AGM, as well as other actions by the Board, led to the significantly increased level of support at the 2018 AGM.

2019 Proxy Statement	37

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Business Performance and How It Aligns to Compensation and Shareholder Interests

Since 2008, we have transformed from a mid-sized U.S. generics company with a workforce of more than 15,000 globally and $5.1 billion in total revenues to a highly differentiated global pharmaceutical company with a global workforce of more than 35,000 and $11.4 billion in total revenues capable of delivering better health to customers around the world. The highlights below are examples of ways in which our outstanding executive team drove performance in 2018 to help ensure long-term sustainability and growth in the interests of shareholders and other stakeholders.

Recent Highlights

Access

•   Filed 168 regulatory submissions in 2018, demonstrating the depth of our global pipeline

•   Recently launched WixelaTM InhubTM, our generic Advair Diskus®, at a price point of 70% below the brand wholesale acquisition cost

•   Received FDA approval of a New Chemical Entity (“NCE”) and launched this NCE, Revefenacin, in 2018

•   Launched FulphilaTM, our first biosimilar in the U.S. and first biosimilar to Neulasta®. Also received key approvals for SemgleeTM (biosimilar Lantus in Europe), HulioTM (biosimilar Humira® in Europe) and OgivriTM (biosimilar Herceptin® in Europe) in 2018

•   Achieved accelerated uptake of our Glatiramer Acetate (generic Copaxone®)

•   Continued advancements for Influvac®, including launch of a quadrivalent version and our first pediatric indication

•   Continued pipeline progress, which has more than 3,600 products under development or pending approval, including our biosimilar to BOTOX®

•   These achievements help us strengthen our business and meet the diverse needs of patients

Diversification

•   Generated $11.4 billion in 2018 total revenues with more than 60% from outside the U.S., demonstrating that we are no longer dependent on any one geography or product

•   Advanced our global commercial strategy across our geographies and channels to distinguish us as customers’ partner of choice

•   Enhanced portfolio strategy by increasing emphasis on moving up the value chain with a focus on complex, specialty and biologic opportunities and NCEs

•   These achievements highlight our ability to withstand industry pressure in individual markets or related to one product

Durability

•   Generated U.S. GAAP net cash provided by operating activities of $2.34 billion, up 13% compared to $2.06 billion in the prior year period reflecting the strength and durability of our portfolio

•   Generated adjusted free cash flow of $2.71 billion, up 3% compared to $2.63 billion in the prior year period

•   Repaid over $630 million of debt

•   Continued to leverage the integration of acquisitions and take advantage of opportunities to optimize our global platform

•   Our durable business allows us to continue delivering for shareholders, patients and other stakeholders

38	2019 Proxy Statement

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Components of 2018 Executive Compensation

Our executive compensation program is designed to incentivize our NEOs to deliver long-term shareholder value and to align the interests of our NEOs with those of our shareholders and other stakeholders. (See page [•] for additional discussion of our philosophy.) We pay our NEOs through three primary components of compensation: base salary, an annual incentive and a long-term incentive. In addition, our NEOs receive certain benefits and perquisites. Our program is heavily weighted toward performance-based compensation and annual and long-term incentive outcomes are primarily dependent on the achievement of outstanding performance results. Our Board and Compensation Committee do not exercise positive discretion in determining annual incentive and long-term incentive payouts.

Pay Element	Form	2018 Weightings	2018 Metrics	2018 Performance / Shareholder Alignment
Salary	Cash	N/A	N/A	Attracts and retains executives through competitive base compensation
Annual Incentive Compensation	Cash	1/3	Adjusted EPS	Reinforces the importance of earnings, which are expected to have a direct relationship to the price of Mylan’s ordinary shares
	Cash	1/3	Global Regulatory Submissions

Encourages the development, approval and commercialization of new products to both benefit patients and yield new revenue sources that are essential for Mylan to remain competitive, and as such are fundamental to our short- and long-term sustainable growth strategy

	Cash	1/3	Adjusted Free Cash Flow	Captures the potential impact of all types of business transactions on the generation of adjusted free cash flow
Long-Term Incentive Compensation	Stock Options	20%	Stock Price	Encourages NEOs to increase stock price in excess of grant date stock price The value of shares paid to NEOs is directly linked to share price appreciation through date of exercise
	RSUs	30%	Stock Price	Encourages NEOs to increase share price The value of RSUs paid to NEOs is directly linked to share price at the time of vesting
	PRSUs	50%	ROIC (50%) Adjusted FCF/Credit Agreement Debt (50%)	Encourages NEOs to earn an appropriate return on investment Encourages NEOs to prudently manage our balance sheet
	PRSUs	Multiplier (+/-20%)	Relative TSR

Encourages NEOs to deliver superior total shareholder return relative to competitors

PRSUs paid to NEOs directly linked to achieved performance against ROIC and Adjusted FCF/Credit Agreement Debt performance goals, subject to TSR multiplier

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2018 Pay Mix

Compensation Philosophy & Process

Compensation Philosophy

Mylan’s approach to executive compensation is designed to:

Reinforce Mylan’s performance driven culture: Our performance metrics align to the creation and sustainability of shareholder and other stakeholder value and encourage the behaviors and values expected of Mylan leaders. Our simplified program is weighted more heavily toward long-term incentives to align our executives’ performance with the durability of the business and interests of our shareholders and other stakeholders.

Drive and reward performance: Mylan’s Board has designed programs to ensure continued execution against our strategy to create and maintain a leading, robust, sustainable organization, while aligning compensation with Company performance, shareholder value creation and other stakeholder interests.

Recruit, retain and reward outstanding executive talent: Mylan provides a competitive mix of compensation with an emphasis on long-term incentives to retain high-performing leaders.

Given the disruptions and changes in the management of many companies in our industry, the market for outstanding executive leadership talent is increasingly competitive. Recognizing the significant execution and results generated by our current, long-tenured executive team, as well as the important contributions of so many others in our organization, we design our compensation programs to help ensure that the Company, shareholders and other stakeholders continue to benefit from the talents of our leadership team and global workforce.

2019 Proxy Statement	41

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2018 CEO Compensation Summary

The following summary describes the compensation for our CEO for the last two years. Please see page [•] for the compensation of all other NEOs.

Chief Executive Officer

		2017	2018

Heather Bresch	Base Salary:	$1,300,000	$1,300,000
	Annual Incentive Payout:	$1,950,000	$2,599,935
	Annual LTI Grant:	$9,100,045	$9,100,043
	Change in Pension Value:	—	—
	All Other Compensation:	$394,352	$332,390

	Summary Compensation Total:	$12,744,397	$13,332,368

2018 Compensation Decisions

•	Base Salary: No change was made to Ms. Bresch’s base salary in 2018. As of the end of 2018, it had remained the same since March 2015.

•

Annual Incentive: No change was made to Ms. Bresch’s target opportunity in 2018 and, as of the end of 2018, it had remained the same since 2015. Her 2018 payout was $2,599,935, calculated by applying the Company Performance Factor under the plan formula (133.33% of target) (see page [•]).

•

Long-Term Incentive: No change was made to Ms. Bresch’s target long-term incentive (“LTI”) opportunity in 2018. Ms. Bresch received a LTI grant in March 2018 valued at $9,100,043, of which 70% of the total is performance-based. The LTI award was delivered through PRSUs, RSUs and stock options.

CEO Reported and Realizable Pay

The following graph demonstrates that the CEO’s total realizable pay over a three-year period is aligned with Mylan’s TSR relative to the Company’s 2018 peer group.

Three-Year CEO Realizable Pay vs TSR*

*

Realizable pay includes cumulative salary and annual incentives paid for the most recent three years for which peer group data was publicly available (2015-2017), plus the current value (as of December 31, 2018) of stock options (intrinsic value) and time-based RSUs granted during the most recent three years, plus the value (as of December 31, 2018) of performance-based LTI awards, other than stock options, earned during the most recent three years, plus the change in pension value and all other compensation for the most recent three years. TSR data derived from the S&P Capital IQ. The 13 peer companies in this chart reflect the current peer group.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Base Salary

The Compensation Committee considers a variety of factors in deciding base salary, including, among others: individual performance, responsibilities and expected future performance; Company performance; management structure; marketplace practices; internal pay equity considerations; competitive recruitment for outstanding talent; and the executive’s experience, tenure and leadership. The Compensation Committee also considers, among other factors, what the marketplace would require in terms of the costs to hire a qualified individual to replace an executive, as well as the fact that a new executive would lack the critical knowledge regarding Mylan as compared to the executive he or she would be replacing.

For 2018, the NEOs did not receive base salary increases. Ms. Bresch’s and Mr. Malik’s salaries did not increase from 2015 through 2018, and Mr. Mauro’s salary increased once from 2015 through 2018 upon his promotion to Chief Commercial Officer.

NEO	Position	2017	2018	Change in Base Salary
Heather Bresch	Chief Executive Officer	$1,300,000	$1,300,000	—
Rajiv Malik	President	$1,000,000	$1,000,000	—
Kenneth S. Parks	Chief Financial Officer	$685,000	$685,000	—
Daniel M. Gallagher	Former Chief Legal Officer	$800,000	$800,000	—
Anthony Mauro	Chief Commercial Officer	$700,000	$700,000	—

2019 Proxy Statement	43

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Annual Incentive Compensation

Mylan’s annual incentive compensation consists of performance-based annual cash awards that are determined according to the achievement of objective operational and financial measures identified by the Board as critical to the successful execution of Mylan’s business strategy, which is aligned to the continued creation of shareholder value.

For 2018, the Compensation Committee set challenging performance goals based on three key performance indicators of the current and future strength of our business. In addition, the metrics were selected specifically because they are related to the actions and leadership of our executive team and measure their ability to extract the greatest value from our assets. The Compensation Committee chose to use adjusted metrics for the two financial goals (adjusted EPS and adjusted free cash flow) because it believes that these adjusted metrics present the most consistent measure of evaluating Mylan’s financial performance, and the ongoing operations of the Company.

IMPORTANT FACTS ABOUT OUR 2018 ANNUAL INCENTIVE TARGETS

Adjusted EPS

•	Reinforces the importance of a performance measure of earnings, which are expected to have a direct relationship to the price of Mylan’s ordinary shares

•	For 2018, the performance target required meaningful year-over-year growth

Global Regulatory Submissions

•

Encourages the approval and commercialization of new products to yield new revenue sources that are essential for Mylan to remain competitive, and as such are fundamental to our short- and long-term growth strategy

•

For 2018, the performance target was increased over the 2017 target, but was set below 2017 actual performance because 2017 submissions significantly exceeded expectations and included certain submissions that were previously expected to take place in future years

Adjusted Free Cash Flow

•

Captures the potential impact of all types of business transactions on the generation of net cash provided by operating activities, adjusted for certain special items and capital expenditures, and strengthens our balance sheet

•	For 2018, the performance target was increased over the 2017 target, but was set below 2017 actual performance because higher working capital is needed to support new product launches in 2018

	2017		2018
Goal	Target	Weighting	Threshold	Target	Maximum
Adjusted EPS*	$5.35	1/3	$5.20	$5.40	$5.60
Global Regulatory Submissions	135	1/3	125	140	155
Adjusted Free Cash Flow* ($ in millions)	$2,200	1/3	$2,100	$2,300	$2,500
Payout Opportunity (as % of Target)			50%	100%	200%

No annual incentives are paid with respect to a metric if threshold performance is not achieved. Furthermore, the Compensation Committee has committed to not using its discretion to upwardly adjust annual incentive award amounts generated by the performance metrics.

*

The adjusted EPS amount is derived from Mylan’s audited financial statements in the same manner as Mylan publicly reports adjusted EPS (which for 2018 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B), but for annual incentive plan purposes is measured on a constant currency basis. Adjusted free cash flow is derived from Mylan’s audited financial statements in the same manner as Mylan publicly reports adjusted free cash flow (which for 2018 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B).

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2018 NEO Annual Incentive Award Opportunity Subject to Company Performance

NEO	Position	Base Salary	Target (% of Salary)	Target Annual Incentive
Heather Bresch	Chief Executive Officer	$1,300,000	150%	$1,950,000
Rajiv Malik	President	$1,000,000	125%	$1,250,000
Kenneth S. Parks	Chief Financial Officer	$685,000	115%	$787,750
Daniel M. Gallagher	Former Chief Legal Officer	$800,000	115%	$920,000
Anthony Mauro	Chief Commercial Officer	$700,000	115%	$805,000

The payout opportunities are 50% of the target amount for threshold performance and 200% of the target amount for maximum performance.

2018 Actual Annual Incentive Compensation

The Company achieved below-threshold performance with respect to the adjusted EPS metric, maximum performance on the global submissions metric and maximum performance on the adjusted free cash flow metric in 2018. As a result, the NEOs received payouts of annual incentive awards for 2018 at 133.33% of target.

Goal*	Weighting	2018 Target	2018 Actual Results		Weighted Score
Adjusted EPS*	1/3	$5.40	$4.58	Below Threshold	0%
Global Regulatory Submissions	1/3	140	168	Above Maximum	66.67%
Adjusted Free Cash Flow* ($ in millions)	1/3	$2,300	$2,713	Above Maximum	66.67%
2018 Company Performance					133.33%

*

The adjusted EPS amount is derived from Mylan’s audited financial statements in the same manner as Mylan publicly reports adjusted EPS (which for 2018 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B), but for annual incentive plan purposes is measured on a constant currency basis. Adjusted free cash flow is derived from Mylan’s audited financial statements in the same manner as Mylan publicly reports adjusted free cash flow (which for 2018 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B).

NEO	Position	Base Salary	Target (% of Salary)	Company Performance	Actual Incentive Payout
Heather Bresch	Chief Executive Officer	$1,300,000	150%	133.33%	$2,599,935
Rajiv Malik	President	$1,000,000	125%	133.33%	$1,666,625
Kenneth S. Parks	Chief Financial Officer	$685,000	115%	133.33%	$1,050,307
Daniel M. Gallagher	Former Chief Legal Officer	$800,000	115%	133.33%	$1,226,636
Anthony Mauro	Chief Commercial Officer	$700,000	115%	133.33%	$1,073,307

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Long-Term Incentive Compensation

The Compensation Committee believes that the value of long-term incentives should be directly related to the performance of Mylan’s ordinary shares, as well as other measures associated with the growth, success and long-term sustainability of Mylan. The Compensation Committee has historically approved annual LTI award grants in the first quarter of the fiscal year, with the grant effective following the release of year-end audited financial results with exceptions for new hires, promotions and other special awards, grants or circumstances.

Long-Term Incentive Structure. For 2018, LTI awards were granted to our NEOs in the form of PRSUs, stock options and RSUs in the proportions shown below.

Vehicle	LTI Mix	Incentive Opportunity	Vesting Schedule
PRSUs Performance	50%	PRSUs provide value based on Mylan’s ROIC, Adjusted FCF/Credit Agreement Debt and relative TSR performance, strongly linking payouts with long-term value creation	PRSUs cliff-vest at the end of the three-year performance period based on the achievement of pre-determined performance criteria, generally provided that the NEO remains continuously employed by Mylan
Stock Options Performance	20%	Stock options provide value only if Mylan’s ordinary share price is greater than the grant date ordinary share price	Stock options vest in three equal annual installments, generally provided that the NEO remains continuously employed by Mylan
RSUs Time	30%	RSU value increases/decreases with ordinary share price performance and provides a strong retention incentive	RSUs vest in three equal annual installments, generally provided that the NEO remains continuously employed by Mylan

This mix of LTI awards provides our NEOs with a combination of incentive opportunities, aligns our NEOs with the interests of our shareholders and ensures each vehicle has its own risk-reward profile with a unique benefit. The mix of the 2018 LTI awards was consistent with the mix of the 2017 LTI awards. The Compensation Committee believes the 2018 LTI mix provides a strong performance alignment, with 70% of the mix in PRSUs or stock options, and that such mix is consistent with Mylan’s unique performance-driven culture. The RSUs create ownership alignment with shareholders and provide a stable element of long-term compensation to encourage retention of executive talent.

Each NEO’s 2018 LTI award had a targeted value at grant equal to a percentage of the NEO’s base salary. In setting each NEO’s LTI targeted value, the Compensation Committee considered a variety of factors, including, among others, peer group compensation, expectations regarding individual performance and tenure.

For 2018, the Compensation Committee approved the following annual LTI award values for our NEOs:

		Performance-Based		Timed-Based	Total LTI Award
NEO	Position	PRSUs	Stock Options	RSUs
Heather Bresch	Chief Executive Officer	$4,550,005	$1,820,002	$2,730,036	$9,100,043
Rajiv Malik	President	$3,000,028	$1,200,016	$1,800,017	$6,000,061
Kenneth S. Parks	Chief Financial Officer	$1,250,036	$500,001	$750,038	$2,500,075
Daniel M. Gallagher	Former Chief Legal Officer	$1,600,001	$640,014	$960,009	$3,200,024
Anthony Mauro	Chief Commercial Officer	$1,250,036	$500,001	$750,038	$2,500,075

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2018 Three-Year PRSU Performance Metrics

In 2018, the Compensation Committee approved the grant of PRSUs subject to two equally weighted financial performance metrics (i.e., Adjusted FCF/Credit Agreement Debt and ROIC) and one share performance metric (i.e., relative TSR), which is used as a modifier to determine the final payout percentage, as described below. The Adjusted FCF/Credit Agreement Debt performance metric was added to this year’s grant to further incentivize prudent balance sheet management.

As shown in the table below, payouts under these PRSUs will be determined in two steps. First, the outcome of the ROIC and Adjusted FCF/Credit Agreement Debt metrics will be assessed, resulting in an initial payout percentage of 50% for threshold performance (with 0% payout for below threshold performance) up to 150% for maximum performance, with linear interpolation for achievement between threshold and maximum. Second, the relative TSR metric will be applied as a modifier to the initial payout percentage, decreasing it by 20%, leaving it unaffected or increasing it by 20%, as indicated in the table below, in order to calculate the final payout percentage.

Metric	Weighting	Threshold	Target	Maximum
ROIC*	50%	8%	10%	12%
Adjusted FCF/Credit Agreement Debt**	50%	13%	15%	18%
Relative TSR of Peer Group***	Multiplier	At or Below 25th Percentile of Peer Group	Between 25th and 75th Percentiles of Peer Group	At or Above 75th Percentile of Peer Group
Payout Opportunity (as % of Target)		40%	100%	180%
*	ROIC is calculated from Mylan’s audited financial statements in the same manner as set forth in the reconciliations provided in Appendix B.
**

Adjusted FCF/Credit Agreement Debt is first calculated for each year in the performance period as the ratio of adjusted free cash flow (calculated in the same manner as for annual incentive compensation purposes) to ”indebtedness” (as defined in our revolving credit agreement dated as of November 22, 2016), and the values for each year in the performance period are then averaged to determine Adjusted FCF/Credit Agreement Debt. Credit Agreement Debt is calculated from Mylan’s audited financial statements in the same manner as set forth in the reconciliations provided in Appendix B, subject to adjustment following the end of the performance period on a pro forma basis in the event of a material acquisition of products or assets during the applicable fiscal year that has a material impact on indebtedness during the fiscal quarter in which such acquisition closes.

***

Relative TSR is calculated by comparing the difference between Mylan’s 30-day trailing average closing ordinary share price at the day before the beginning of the performance period and the day before the end of the performance period plus any dividends paid during the performance period against the same metric for each company in our peer group.

PRSUs Granted in 2016 (Three-Year Performance Period)

For PRSUs granted prior to 2018, including the PRSUs granted in 2016, the Company utilized ROIC and relative TSR as metrics, equally weighted, and with a potential payout from 50% (for performance at threshold) to 150% (for performance at maximum), with linear interpolation if performance was between threshold and maximum. No payout would be made if performance was below threshold.

The Company achieved threshold performance with respect to the ROIC metric and below-threshold-performance with respect to the relative TSR metric. As a result, the NEOs received a payout for the 2016 PRSUs at 25% of the target number of shares.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2016-2018 Goal	Weighting	Three-Year Target	Actual Result	% of Target Achieved	Weighted Score
ROIC*	50%	12%	10%	At Threshold	25%
Relative TSR**	50%	50th percentile of Peer Group	22nd Percentile of Peer Group	Below Threshold	0%
Total Payout (as % of Target)					25%

*	ROIC is calculated from Mylan’s audited financial statements in the same manner as set forth in the reconciliations provided in Appendix B.
**

Relative TSR is calculated by comparing the difference between Mylan’s 30-day trailing average closing ordinary share price at the day before the beginning of the performance period and the day before the end of the performance period plus any dividends paid during the performance period against the same metric for each company in our peer group.

When applying the Mylan closing ordinary share price at vesting of $32.10, the NEOs received approximately 17% of the targeted grant date value of the award.

NEO	Position	Target Shares (#)	Target Grant Date Value	Company Performance	Actual Shares Earned (#)	Actual Award Value at $32.10 per Share
Heather Bresch	Chief Executive Officer	101,146	$4,680,025	25%	25,287	$811,713
Rajiv Malik	President	58,354	$2,700,040	25%	14,589	$468,307
Kenneth S. Parks	Chief Financial Officer	19,347	$900,022	25%	4,837	$155,268
Daniel M. Gallagher*	Former Chief Legal Officer	N/A	N/A	N/A	N/A	N/A
Anthony Mauro	Chief Commercial Officer	31,771	$1,470,044	25%	7,943	$254,970

*	Mr. Gallagher did not receive the 2016-2018 PRSUs as he was not employed by Mylan when the PRSU award was granted in 2016.

Limited Perquisites

Perquisites include the following:

•	Each NEO receives a car allowance or the use of a leased vehicle and payment of certain ancillary expenses. The NEOs are responsible for paying any taxes incurred relating to this perquisite.

•

Our NEOs take an extraordinarily active approach to overseeing and managing our global operations, which necessitates a significant amount of U.S. domestic and international travel time due to our diverse set of business centers, manufacturing and other facilities and many client and vendor locations around the world. Mylan provides management with access to corporate aircraft to assist in the management of Mylan’s global platform by providing a more efficient and secure traveling environment, including where sensitive business issues may be discussed or reviewed, as well as maximum flexibility to our executives in the conduct of Company business. For reasons of business efficiency and continued security-related concerns (including personal security, especially given the global nature of Mylan’s business, as well as privacy of business information and communications), we have required Ms. Bresch to use Mylan aircraft for business and personal purposes.

During 2018, other leaders from time-to-time also were authorized to have personal use of the corporate aircraft for similar reasons. The Compensation Committee monitors business and personal aircraft usage on a quarterly basis. To the extent any travel on the corporate aircraft results in imputed taxable income to an NEO, Mylan does not provide gross-up payments to cover the NEO’s personal income tax obligation due to such imputed income. For a summary of how this perquisite is calculated, see footnote (7)(b) to the Summary Compensation Table (see page [•]).

•	Executives will also receive tax equalization payments for incremental tax liabilities, if any, incurred as a result of attendance at meetings of the Board in the U.K.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Additional Compensation Program Features

The summary below identifies certain features of our compensation program, which are described throughout this CD&A.

What We Do

✓ Maintain a significant portion of compensation aligned with shareholder interests and tied to ordinary share price or financial and operational business performance
✓ Employ metrics for annual and long-term incentives that do not overlap and support both short- and long-term strategies
✓ Base long-term incentives heavily on performance-based metrics
✓ Use double-trigger vesting for annual LTI awards upon a change in control
✓ Consider peer groups and market data in determining compensation
✓ Retain independent compensation consultants that report directly to the Compensation Committee
✓ Maintain strong ordinary share ownership guidelines
✓ Maintain a robust clawback policy
✓ Conduct annual “Say-On-Pay” advisory votes

What We Don’t Do

✗ No acceleration of vesting of stock options, RSUs and PRSUs upon satisfying retirement eligibility (55 years of age with 10+ years of service) effective January 1, 2017
✗ No exercise of positive discretion in determining annual or LTI payouts
✗ No re-pricing of stock options
✗ No hedging or pledging of ordinary shares
✗ No new 280G tax gross-ups
✗ No matching contributions to the Restoration Plan for NEOs with Retirement Benefit Agreements
✗ No new Retirement Benefit Agreements

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of the Compensation Committee

Our Compensation Committee, comprised solely of independent directors, oversees the design and implementation of our executive compensation programs. The Compensation Committee reviews and evaluates the performance of our NEOs and determines their compensation and objectives, or, in the case of our CEO and President, recommends compensation and objectives to the independent, non-executive members of the Board. The Compensation Committee monitors compensation trends and developments periodically and undertakes a comprehensive assessment of our compensation programs at least annually. In fulfilling these responsibilities, the Compensation Committee utilizes the support of independent compensation consulting firms, independent outside counsel and an internal executive compensation team.

In 2018, the Compensation Committee retained Meridian and also received input from Pay Governance LLC (“Pay Governance”) to provide advice and information regarding the design and implementation of Mylan’s executive compensation programs. Meridian and Pay Governance also provided information to the Compensation Committee regarding regulatory and other technical developments that may be relevant to Mylan’s executive compensation programs. In addition, Meridian provided the Compensation Committee with competitive market information, analyses and trends on executive base salary, annual incentives, long-term incentives, benefits and perquisites.

The Compensation Committee also receives advice from outside counsel including, but not limited to, Cravath, Swaine & Moore LLP and NautaDutilh N.V.

The Compensation Committee performs an annual review of the independence of its outside advisors, consistent with NASDAQ requirements and the Compensation Committee charter.

Compensation Committee Process

Our culture and our success continue to depend on our ability to attract and retain talented leaders in critical roles.

The decisions of the Compensation Committee and the independent directors relating to executive compensation each year reflect a variety of quantitative metrics in addition to qualitative analysis. The Compensation Committee’s decisions reflect its members’ individual and collective experience and business judgment, and are based on extensive interactions with independent third-party consultants, management and our assessment of some or all of the following factors, among others:

Assessment Factors Include

•    Company performance (relative to peers and budget);

•    Talents, experience and tenure of members of our management team;

•    Individual leadership performance and contributions to the success of Mylan;

•    Responsibilities of, and future expectations for, the individual;

•    Short-, medium- and long-term personnel needs of Mylan;

•    The need to reward and retain our uniquely talented NEOs and other key employees;

•    Other qualitative contributions of each NEO, including, among others, the actual and potential value and  impact of his or her leadership style, strategic vision and execution, talent development, and ability to adapt  to and drive the change necessary to our success;

•    Peer group pay levels and published survey data; and

•    Advice from independent external experts and advisors.

We consider these and other qualitative and quantitative factors from time-to-time in assessing our compensation philosophy and approach, in addition to using these factors to make individual compensation decisions. In addition, our independent directors are intimately familiar with matters that the Board oversees and guides, including the Company’s business, strategies, challenges and opportunities. They apply their independent judgment and experience to assess the unique respective talents, contributions, leadership, responsibilities and future expectations of the executives who drive performance and long-term sustainability.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Peer Group

While the competitive market for our executives is one factor the Compensation Committee considers when making compensation decisions, the Compensation Committee does not target the compensation of NEOs within a specific percentile of any set of peer companies. As noted, the Compensation Committee considers peer group and industry data along with many other factors when determining compensation programs.

The peer group is used as a reference point for compensation information for NEOs and for assessing the relative TSR metric applicable to PRSUs. Due in part to Mylan’s unique position in the market and long-tenured management team, pay is not formulaically tied to a particular percentile of the peer group. In 2017, the Committee restructured the peer group to include 13 companies, six of which were also in the 2016 peer group. The 2017 peer group provided a more direct focus on Mylan’s business competitors and the companies Mylan competes with for executive talent. The Committee used this same peer group for 2018.

Peer Group

Abbott Laboratories	Novartis AG

Amgen Inc.	Perrigo Company plc

Celgene Corp.*	Pfizer Inc.

Endo International plc	Regeneron Pharmaceuticals, Inc.

Gilead Sciences, Inc.	Sanofi

Mallinckrodt plc	Teva Pharmaceutical Industries Ltd.

Merck & Co., Inc.

*

In April 2019, Celgene Corp. stockholders approved the company’s acquisition by Bristol-Myers Squibb Company. With the transaction expected to close in the third quarter of 2019, subject to customary closing conditions and regulatory approvals, Celgene will no longer be included in the Company’s peer group for purposes of determining Mylan’s relative TSR under the 2017 and 2018 PRSU grants.

Consideration of Risk in Company Compensation Policies

The Compensation Committee has considered risk management in determining compensation policies and believes that our compensation programs are designed to encourage outstanding, consistent, sustainable business performance over extended periods of time. Management and the Compensation Committee have considered and discussed the risks inherent in our business and the design of our compensation plans, policies and programs that are intended to drive the achievement of our long-term business objectives while avoiding excessive short-term risk-taking. In addition, we utilize a mix of objective performance measures, so that undue emphasis is not placed on one particular measure and employ different types of compensation to provide value over the short-, medium- and long-term. These performance measures are reevaluated annually in light of the evolving risk environment facing our business. When making compensation decisions, we also consider qualitative factors to avoid the consequence that an overly formulaic approach may have on excessive risk-taking by management.

The Compensation Committee believes that our compensation policies and practices do not encourage excessive risk and are not reasonably likely to have a material adverse effect on the Company.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Other Compensation Matters and Considerations

Employment Agreements

We believe it is important to have employment agreements with our executive officers and other key employees. These agreements memorialize certain key terms of employment, including termination rights and obligations, non-competition and other restrictive covenants and compensation matters, and we believe thereby enhance the stability and continuity of our employment relationships. Each of the NEOs, other than Mr. Gallagher who departed from the Company effective April 2, 2019, is currently party to an employment agreement with Mylan Inc.

Employment Agreements in 2018

Mylan Inc. was party to employment agreements with each of the NEOs in 2018. The information below is based on the employment agreements in effect as of December 31, 2018. See below for a brief description of the Employment Agreements and Consulting Agreement entered into by Mylan Inc. with the NEOs in February 2019.

Mylan Inc. entered into amended and restated employment agreements with Ms. Bresch and Mr. Malik in February 2014, each effective January 1, 2014 (through December 31, 2018, unless earlier terminated or extended in accordance with its terms); entered into an employment agreement with Mr. Parks in April 2016, effective June 6, 2016; entered into an employment agreement with Mr. Gallagher in March 2017, effective April 1, 2017; and entered into an amended and restated employment agreement with Mr. Mauro in October 2011, effective January 1, 2012, which was further amended on April 10, 2015 and January 8, 2016. Each of these agreements provides for the payment of a minimum base salary, as of December 31, 2018, of $1,300,000; $685,000; $1,000,000; $800,000 and $700,000, with respect to Ms. Bresch and Messrs. Parks, Malik, Gallagher and Mauro, respectively, subject to reduction only in the event of similar decreases among Mylan’s executives. Each employment agreement also provides for the executive’s eligibility to receive fringe benefits of employment as are customarily provided to senior executives of Mylan.

The agreements, as of December 31, 2018, provide for a target bonus equal to 150%, 115%, 125%, 115% and 115% of base salary with respect to Ms. Bresch and Messrs. Parks, Malik, Gallagher and Mauro, respectively. Each of the agreements also provide that throughout the term of the agreement and for a period of one year following the executive’s termination of employment for any reason, the executive may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

For a description of the termination provisions under these agreements, please see “Potential Payments Upon Termination or Change in Control” on page [●] of this Proxy Statement.

New Agreements with Executives in 2019

In early 2019, the Compensation Committee and Board decided to renew the contracts of our executive officers. In making this decision, the Compensation Committee considered, among other factors, the applicable executive’s experience, executional capabilities, business skills, long-term performance and contributions, leadership, and commitment to our mission and strategy. The Compensation Committee also considered the outstanding track record of each executive, the importance of stability in a complex and changing environment and the future needs of, and potential opportunities for, the Company. As noted, we expect that industry, market, and regulatory conditions over the next several years will continue to be extremely challenging, and that the healthcare industry will continue to evolve in complex and unpredictable ways. We remain confident that Mylan can continue to withstand these headwinds, in large part due to our current executive team. In addition, the Compensation Committee noted the disruptions and changes in the management of certain companies in our industry, and the fact that the market for outstanding executive leadership talent continues to be extremely and increasingly competitive. The Compensation Committee and the Board therefore determined that securing the retention of our current executive team was crucial to our continued progress in building a sustainable company that serves the interests of shareholders and other stakeholders.

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Compensation Discussion and Analysis

On February 25, 2019, Mylan Inc. therefore extended the employment agreements of Heather Bresch, Chief Executive Officer, Rajiv Malik, President, Ken Parks, Chief Financial Officer, and Anthony Mauro, Chief Commercial Officer. The term of the agreements extends through April 1, 2024 for Ms. Bresch and through April 1, 2022 for each of Messrs. Malik, Parks and Mauro, and each will renew for successive one-year terms thereafter. Pursuant to the extended agreements, base salaries are $1,500,000 for Ms. Bresch, $1,150,000 for Mr. Malik, and $800,000 for Messrs. Parks and Mauro. Ms. Bresch is eligible for a target annual bonus of 150% of base salary and Messrs. Malik, Parks and Mauro are eligible for target annual bonuses of 125%, 115% and 115% of base salary, respectively.

As previously disclosed on February 11, 2019, Daniel M. Gallagher, Chief Legal Officer, informed Mylan that he intended to return to private practice in the Washington, D.C. area at the conclusion of the term of his employment agreement in April 2019. On February 25, 2019, Mylan Inc. and Mr. Gallagher entered into a consulting agreement setting forth the terms of his separation and continuing consulting role for up to 12 months following the separation date. Mr. Gallagher received or will receive (i) a cash payment of $800,000 payable pursuant to his former employment agreement, (ii) payments of $50,000 per month in consideration of the consulting services to be provided, (iii) eligibility for continued vesting of 32,354 time-based RSUs and unvested retirement plan contributions through the term of the consulting agreement and (iv) continued medical and welfare benefits through the 12-month anniversary of his separation pursuant to his former employment agreement.

The description of the employment agreements and consulting agreement is qualified by reference to the agreements, copies of which are filed as exhibits to our annual report on Form 10-K for the year ended December 31, 2018.

Transition and Succession Agreements

Mylan Inc. is party to separate Transition and Succession Agreements with each NEO with an aim to assuring that Mylan will have the NEO’s full attention and dedication to Mylan during the pendency of a possible change in control transaction that might optimize shareholder value, and to provide the officer with compensation and benefits in connection with a change in control. The Transition and Succession Agreements are independent of each NEO’s employment agreement.

Subsequent to the execution of certain legacy agreements, Mylan adopted a policy that no new Transition and Succession Agreements will provide for an excise tax gross-up for golden parachute payments. Consistent with this commitment, the Transition and Succession Agreement with Mr. Parks does not, and the Transition and Succession Agreement with Mr. Gallagher did not, contain excise tax gross-ups. For legal and other considerations, the policy does not apply retroactively to the Transition and Succession Agreements executed prior to the new policy. Mylan does not have the right to unilaterally abrogate pre-existing binding contracts with its executives, and does not believe it would be in shareholders’ best interests to expend funds to “buy out” the executives from these rights. Since implementation of the new policy, no new or amended Transition and Succession Agreements with excise tax gross-up provisions have been executed and several have expired as executives have ceased to be actively employed with Mylan. The agreement with Mr. Parks provides, and the agreement with Mr. Gallagher provided, that their compensation will, in the event subject to an excise tax on any golden parachute payments, be subject to a “best net” approach. Pursuant to this approach, they would receive the full amount of such payments or the greatest amount of such payments that would not subject them to the excise tax, whichever would result in the greatest after-tax amount.

For more information on these Transition and Succession Agreements, see the section below entitled “Potential Payments Upon Termination or Change in Control” beginning on page  [●] of this Proxy Statement.

Retirement Benefits

Mylan Inc. previously entered into Retirement Benefit Agreements (“RBAs”) with Ms. Bresch and Mr. Malik in recognition of their service to Mylan, to encourage their retention and to provide a supplemental form of retirement and death benefit. For a detailed description of the RBAs with Ms. Bresch and Mr. Malik, see the section below entitled “Retirement Benefit Agreements” beginning on page [●] of this Proxy Statement.

Mylan also maintains a 401(k) Restoration Plan (the “Restoration Plan”) and an Income Deferral Plan permitting senior-level employees to elect to defer the receipt of a portion of their compensation and, in the case of the

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Restoration Plan, providing matching contributions to employees who make such an election. However, effective April 1, 2013, Mylan modified the Restoration Plan so that U.S. employees with an RBA would no longer receive matching contributions under the Restoration Plan.

As previously disclosed, when Mr. Malik joined Mylan in January 2007, Mylan established a nonqualified deferred compensation plan on his behalf. Although Mylan no longer contributes to the plan account, it will be distributed to Mr. Malik upon termination of his employment, or upon other qualifying distribution events, such as his retirement, disability or death or Mylan’s termination of the plan.

The footnotes to the Summary Compensation Table include changes in pension values calculated based on certain actuarial assumptions regarding discount rates. In computing these amounts, we used the same assumptions that were used to determine the expense amounts recognized in our 2018 financial statements. In 2018, the impact of an increase in the applicable discount rates led to a decrease in the present value of accumulated benefits of approximately $380,100 for Ms. Bresch and approximately $186,400 for Mr. Malik.

Ordinary Share Ownership Requirements for NEOs

The ownership requirements are expressed as a multiple of base salary as follows:

Position	Ownership Requirement (Multiple of Base Salary)
CEO	6x
President	4x
Other NEOs	3x

As of December 31, 2018, all NEOs exceeded their ownership requirements. In addition to the NEOs, Mylan’s ordinary share ownership policy covers the most senior employees at Mylan to promote an ownership culture and stronger alignment with the interests of shareholders among the broader leadership team. Each covered employee generally has five years from the date they became subject to the policy to achieve the minimum ownership requirement. Ordinary shares actually owned by the covered employee (including ordinary shares held by the covered employee in Mylan’s 401(k) and Profit Sharing Plan), as well as restricted ordinary shares and unvested RSUs and PRSUs count toward compliance with these requirements.

Clawback Policy

The Board has approved a clawback policy relating to incentive compensation programs. The provisions of the policy allow Mylan to recoup certain bonus and equity-based incentive compensation gains resulting from specified misconduct that causes Mylan to materially restate its financial statements. In addition, Mylan has a number of other policies in effect that govern our executive team’s behavior and that set out clear ethical expectations. Those policies, including our Code of Business Conduct and Ethics, empower the Company to take a full range of disciplinary responses for any violations. And the Board and the Compensation Committee are not otherwise constrained from seeking to claw back from or deny compensation to any member of the executive team in response to any breach of duties or ethics. The Board considers updates to the Company’s clawback policy from time-to-time. In addition, to the extent that the SEC adopts rules for clawback policies that require changes to our policy, we will respond accordingly.

Anti-Hedging and Pledging Policy

The Company has a securities trading policy that prohibits directors and “officers” (as defined in Rule 16a-1(f) of the Exchange Act) (“Section 16 Officers”) and their respective designees from trading in certain types of hedging instruments relating to our securities or otherwise engaging in any transaction that limits or eliminates, or is designed to limit or eliminate, economic risks associated with the ownership of our securities. Hedging instruments include prepaid variable forward contracts, equity swaps, collars, exchange funds, insurance contracts, short sales, options, puts, calls or other instruments that hedge or offset, or are designed to hedge or offset, movements in the market value of our securities. For purposes of this policy, our securities include ordinary shares and options to purchase ordinary shares, and any other type of securities that we may issue, including but not limited to, preferred shares, notes, debentures, and warrants issued by Mylan N.V. or any parent, subsidiary, or subsidiary of any parent of Mylan N.V., as well as any derivative financial instruments pertaining to such securities, whether or not issued by us, such as options and forward contracts.

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The policy also prohibits directors and Section 16 Officers and their respective designees from entering into any transaction that involves the holding of our securities in a margin account (other than the “cashless exercise” of stock options) or the pledging of our securities as collateral for loans. The Compensation Committee may approve exceptions to the prohibition on the use of margin accounts or pledging or securities if, among other factors, the director or Section 16 Officer demonstrates, in advance, that he or she has the continuing financial capacity to repay any underlying loan or potential margin call without resorting to our securities held in such margin account or our pledged securities and is not in possession of any material information about the Company that has not been made widely available to the investing public.

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect for years prior to 2018, restricted the deductibility for federal income tax purposes of the compensation paid to the CEO and each of the other NEOs who was an executive officer at the end of the applicable fiscal year (other than the Chief Financial Officer) for such fiscal year to the extent that such compensation for such executive exceeds $1 million and does not qualify as “qualified performance-based compensation” as defined under Section 162(m) of the Code. The Compensation Committee historically considered available opportunities to deduct compensation paid to NEOs for U.S. federal income tax purposes. The Tax Cuts and Jobs Act, which was enacted on December 22, 2017, eliminated the exception for “performance-based” compensation and expanded the number of executives to which the 162(m) limit may apply. As a result, except to the extent provided in limited transition relief, compensation over $1 million paid to any NEO will no longer be deductible under Section 162(m) of the Code. The Board and the Compensation Committee reserve the right to provide compensation to our executives that is not deductible, including but not limited to when necessary to comply with contractual commitments, or to maintain the flexibility needed to attract talent, promote retention or recognize and reward desired performance.

Compensation Committee Report

We have reviewed and discussed the CD&A with management. Based on such review and discussions, we recommended to the Board that the CD&A be included in this Proxy Statement.

Respectfully submitted,

JoEllen Lyons Dillon

Melina Higgins

Pauline van der Meer Mohr

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2018 (Mmes. Cameron, Dillon, Higgins and van der Meer Mohr) was an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. During 2018, no executive officer of the Company served on the compensation committee or board of another entity, one of whose executive officers served on the Compensation Committee or the Board.

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Executive Compensation Tables

2018 Summary Compensation Table

The following summary compensation table sets forth the cash and non-cash compensation paid or granted to or earned by the NEOs for 2018, 2017 and 2016.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Heather Bresch Chief Executive Officer	2018	1,300,000	—	7,280,041	1,820,002	2,599,935	—	332,390	13,332,368
	2017	1,300,000	—	7,280,034	1,820,011	1,950,000	–	394,352	12,744,397
	2016	1,300,000	—	7,436,421	1,560,009	2,276,625	506,765	697,300	13,777,120
Kenneth S. Parks Chief Financial Officer	2018	685,000	—	2,000,073	500,001	1,050,307	—	171,564	4,406,945
	2017	628,115	—	1,440,068	360,012	787,750	—	130,072	3,346,017
	2016	346,154	375,000	2,766,841	300,000	700,500	—	18,498	4,506,993
Rajiv Malik President	2018	1,000,000	—	4,800,045	1,200,016	1,666,625	—	839,881	9,506,567
	2017	1,000,000	—	4,480,049	1,120,004	1,250,000	—	892,077	8,742,130
	2016	1,000,000	—	4,319,120	900,014	1,459,375	616,520	391,373	8,686,402
Daniel M. Gallagher Former Chief Legal Officer	2018	800,000	—	2,560,010	640,014	1,226,636	—	55,769	5,282,429
	2017	600,000	350,000	4,756,220	640,009	920,000	—	62,958	7,329,187
Anthony Mauro Chief Commercial Officer	2018	700,000	—	2,000,073	500,001	1,073,307	—	178,091	4,451,472
	2017	700,000	—	2,000,073	500,017	805,000	—	191,921	4,197,011
	2016	700,000	—	2,213,881	490,013	939,838	—	259,102	4,602,834

(1)

Represents the value of the base salary actually paid to the NEO in 2018, 2017 or 2016. The annual base salary approved by the Compensation Committee for each of the NEOs is payable in accordance with the Company’s normal payroll practices for its senior executives, so that an NEO’s total base salary amount is paid in 26 bi-weekly installments.

(2)

For Mr. Parks, the amount shown for 2016 represents the value of his sign-on bonus, which is subject to full or partial repayment in the event Mr. Parks leaves Mylan prior to the third anniversary of his joining Mylan. For Mr. Gallagher, the amount shown for 2017 represents the value of his sign-on bonus, which was subject to full or partial repayment in the event Mr. Gallagher left Mylan prior to the first anniversary of his joining Mylan (except in certain circumstances).

(3)

Represents the grant date fair value of the stock awards granted to the NEO in 2018, 2017 or 2016, as applicable. The grant date fair value of PRSUs for 2018 is based on the target value and is as follows: Ms. Bresch ($4,550,005), Mr. Parks ($1,250,036), Mr. Malik ($3,000,028), Mr. Gallagher ($1,600,001) and Mr. Mauro ($1,250,036). If the maximum achievement of performance goals had been assumed, the grant date fair value of the PRSUs for 2018, would have been as follows: Ms. Bresch ($8,190,026), Mr. Parks ($2,250,072), Mr. Malik ($5,400,051), Mr. Gallagher ($2,880,027), and Mr. Mauro ($2,250,072). For Mr. Parks, the amount shown for 2016 also includes the grant date fair value of PRSUs granted to him under the One-Time Special Five-Year Performance-Based Realizable Value Incentive Program, which was $1,566,811, which assumes achievement of performance targets at maximum level. For Mr. Gallagher, the amount shown for 2017 also includes the grant date fair value of PRSUs granted to him under the One-Time Special Five-Year Performance-Based Realizable Value Incentive Program, which was $1,546,152, which assumes the achievement of performance targets at maximum level. For information regarding assumptions used in determining the expense of such awards, please refer to Note 12 to the Company’s Consolidated Financial Statements contained in its annual report on Form 10-K for the year ended December 31, 2018.

(4)

Represents the grant date fair value of the option awards granted to the NEO in 2018, 2017 or 2016, as applicable. For information regarding assumptions used in determining the expense of such awards, please refer to Note 12 to the Company’s Consolidated Financial Statements contained in its annual report on Form 10-K for the year ended December 31, 2018.

(5)	Represents amounts paid under the Company’s non-equity incentive compensation plan. For a discussion of this plan, see the CD&A set forth above.
(6)

Represents the aggregate change in present value of the applicable NEO’s accumulated benefit under his or her respective RBA. In computing these amounts, we used the same assumptions that were used to determine the expense amounts recognized in our 2018 financial statements. In 2018, the impact of an increase in the applicable discount rates led to a decrease in the present value of accumulated benefits of approximately $380,100 for Ms. Bresch and approximately $186,400 for Mr. Malik. For further information concerning the RBAs, see the Pension Benefits for 2018 Table set forth below and the section below entitled “Retirement Benefit Agreements,” beginning on page [●] of this Proxy Statement.

(7)	Amounts shown in this column are detailed in the following chart:

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Executive Compensation Tables

	Fiscal Year	Use of Company- Provided Automobile ($)(a)	Personal Use of Company Aircraft ($)(b)	Expatriate Benefits ($)(c)	401(k) and Profit Sharing Plan Matching and Profit Sharing Contribution ($)(d)	Restoration Plan Contribution ($)(e)	Other ($)(f)
Heather Bresch	2018	20,836	98,268	—	24,730	148,750	39,806
	2017	20,736	158,038	—	24,420	165,331	25,827
	2016	20,507	184,020	—	29,419	302,790	160,564
Kenneth S. Parks	2018	20,089	16,875	—	19,019	107,798	7,783
	2017	19,766	10,440	—	18,115	73,440	8,311
	2016	10,944	—	—	6,908	—	646
Rajiv Malik	2018	27,692	44,783	636,726	24,550	98,750	7,380
	2017	30,170	28,896	691,967	24,300	109,469	7,275
	2016	30,725	80,295	247,421	10,600	—	22,332
Daniel M. Gallagher	2018	19,200	414	—	6,154	25,846	4,155
	2017	14,400	—	—	18,039	29,700	819
Anthony Mauro	2018	19,342	3,529	—	25,050	110,700	19,470
	2017	19,200	2,595	—	24,238	123,285	22,603
	2016	19,200	608	—	28,335	170,589	40,370

(a)

In the case of Ms. Bresch and Messrs. Parks, Gallagher and Mauro, these numbers represent a vehicle allowance and ancillary expenses associated with such vehicle. In the case of Mr. Malik, this number represents the cost of a vehicle (based on lease value), insurance and ancillary expenses associated with such vehicle.

(b)

Amounts disclosed represent the actual aggregate incremental costs incurred by Mylan associated with the personal use of the Company’s aircraft. Incremental costs include annual average hourly fuel and maintenance costs, landing and parking fees, customs and handling charges, passenger catering and ground transportation, crew travel expenses, away from home hanger fees and other trip-related variable costs. Because the aircrafts are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots’ salaries, aircraft purchase or lease costs, home-base hangar costs and certain maintenance fees. Aggregate incremental cost as so determined with respect to personal deadhead flights is allocable to the NEO. In certain instances where there are both business and personal passengers, the incremental costs per hour are pro-rated.

(c)

Expatriate benefits for Mr. Malik represent income taxes paid by Mylan in connection with Mr. Malik’s expatriate assignment to the United States from India effective January 1, 2012. Specifically, Mr. Malik is responsible for, and has continued to pay taxes equal to those he would have been obligated to pay had he maintained his principal work location and residence in India rather than having transferred, at Mylan’s request, to the United States, while Mylan generally pays for all additional taxes, including Mr. Malik’s tax obligations on the imputed income associated with Mylan’s payment of taxes on his behalf. Beginning in 2016, Mr. Malik no longer receives a tax equalization benefit in respect of his LTI awards. Amounts shown for 2017 and 2016 for Mr. Malik are net of Mylan’s estimated tax refunds for each year. There are no estimated tax refunds for 2018. The estimated refunds were $15,685 for 2017 and approximately $0.2 million for 2016.

(d)

For 2018, amounts disclosed included, for Ms. Bresch and Messrs. Parks, Malik, Gallagher and Mauro, a matching contribution of $10,980, $5,269, $10,800, $6,154, and $11,300, respectively, and a profit sharing contribution received in April 2019 in respect of fiscal year 2018 equal to $13,750 for each NEO except for Mr. Gallagher. For 2017, amounts disclosed included, for Ms. Bresch and Messrs. Parks, Malik, Gallagher and Mauro, a matching contribution of $10,920, $4,615, $10,800, $4,539 and $10,738, respectively, and a profit sharing contribution received in March 2018 in respect of fiscal year 2017 equal to $13,500 for each NEO. In March 2017, the Company made a profit sharing contribution to each NEO, other than Mr. Gallagher, in respect of fiscal year 2016 equal to $13,250. For 2016, amounts disclosed included, for Ms. Bresch and Messrs. Parks, Malik and Mauro, a matching contribution of $10,869, $6,908, $10,600 and $9,785, respectively, and, for Ms. Bresch and Mr. Mauro, a profit sharing contribution from the Company of $18,550.

(e)

For 2018, amounts disclosed included, for Messrs. Parks, Gallagher and Mauro, a matching contribution under the Restoration Plan of $47,910, $25,846 and $49,200, respectively, and a profit sharing contribution under the Restoration Plan received in April 2019 in respect of fiscal year 2018 for each of Ms. Bresch and Messrs. Parks, Malik and Mauro equal to $148,750, $59,888, $98,750 and $61,500, respectively. Mr. Gallagher did not receive this contribution because of his termination on April 2, 2019. For 2017, amounts disclosed included, for Messrs. Parks, Gallagher and Mauro, a matching contribution under the Restoration Plan of $20,509, $13,200 and $54,793, respectively, and a profit sharing contribution under the Restoration Plan received in March 2018 in respect of fiscal year 2017 for each of Ms. Bresch and Messrs. Parks, Malik, Gallagher and Mauro equal to $165,331, $52,931, $109,469, $16,500 and $68,492, respectively. In March 2017, the Company made a profit sharing contribution to each of Ms. Bresch and Messrs. Parks, Malik and Mauro under the Restoration Plan in respect of fiscal year 2016 equal to $246,750, $4,058, $161,750 and $93,740, respectively. Ms. Bresch is no longer eligible to receive a matching contribution under the Restoration Plan. Although Mr. Malik became eligible to participate in Mylan’s U.S. retirement plans in 2016, he is not eligible to receive a matching contribution under the Restoration Plan. See page [●] of this Proxy Statement for further information regarding Restoration Plan contributions.

(f)

Represents events for all NEOs other than Mr. Gallagher for 2017; life insurance retention plan premium for Ms. Bresch and Mr. Mauro; long-term disability premiums; a health insurance premium for Mr. Malik; for 2016 only, contributions to the Provident Fund, a statutory plan in India, for Mr. Malik; for 2016 only, matching of certain charitable contributions for Ms. Bresch and Messrs. Malik and Mauro; for 2018 and 2016 only, certain personal security services for Ms. Bresch; and tax preparation services related to U.K. tax returns for all NEOs other than Mr. Gallagher for 2017.

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Executive Compensation Tables

Grants of Plan-Based Awards for 2018

The following table summarizes grants of plan-based awards made to each NEO during 2018.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Heather Bresch			975,000	1,950,000	3,900,000	—	—	—	—	—	—	—
	3/2/2018	2/21/2018	—	—	—	44,423	111,057	199,903	—	—	—	4,550,005
	3/2/2018	2/21/2018	—	—	—	—	—	—	66,635	—	—	2,730,036
	3/2/2018	2/21/2018	—	—	—	—	—	—	—	108,592	40.97	1,820,002
Kenneth S. Parks			393,875	787,750	1,575,500	—	—	—	—	—	—	—
	3/2/2018	2/21/2018	—	—	—	12,205	30,511	54,920	—	—	—	1,250,036
	3/2/2018	2/21/2018	—	—	—	—	—	—	18,307	—	—	750,038
	3/2/2018	2/21/2018	—	—	—	—	—	—	—	29,833	40.97	500,001
Rajiv Malik			625,000	1,250,000	2,500,000	—	—	—	—	—	—	—
	3/2/2018	2/21/2018	—	—	—	29,290	73,225	131,805	—	—	—	3,000,028
	3/2/2018	2/21/2018	—	—	—	—	—	—	43,935	—	—	1,800,017
	3/2/2018	2/21/2018	—	—	—	—	—	—	—	71,600	40.97	1,200,016
Daniel M. Gallagher			460,000	920,000	1,840,000	—	—	—	—	—	—	—
	3/2/2018	2/21/2018	—	—	—	15,622	39,053	70,296	—	—	—	1,600,001
	3/2/2018	2/21/2018	—	—	—	—	—	—	23,432	—	—	960,009
	3/2/2018	2/21/2018	—	—	—				—	38,187	40.97	640,014
Anthony Mauro			402,500	805,000	1,610,000	—	—	—	—	—	—	—
	3/2/2018	2/21/2018	—	—	—	12,205	30,511	54,920	—	—	—	1,250,036
	3/2/2018	2/21/2018	—	—	—	—	—	—	18,307	—	—	750,038
	3/2/2018	2/21/2018	—	—	—	—	—	—	—	29,833	40.97	500,001

(1)	The performance goals under the annual incentive compensation program applicable to the NEOs during 2018 are described above in the CD&A.
(2)

Consists of PRSUs awarded under the Amended 2003 Plan. The vesting terms applicable to these awards are described above in the CD&A and below following the Outstanding Equity Awards at the End of 2018 table.

(3)

Consists of RSUs awarded under the Amended 2003 Plan. The vesting terms applicable to these awards are described above in the CD&A and below following the Outstanding Equity Awards at the End of 2018 table.

(4)

Represents the grant of 10-year stock options awarded under the Amended 2003 Plan. Stock options were granted with an exercise price equal to the closing price of the Company’s ordinary shares on the date of grant. The vesting terms applicable to these awards are described below following the Outstanding Equity Awards at the End of 2018 table.

(5)

Represents the grant date fair value of the specific award granted to the NEO. For information regarding assumptions used in determining such value, please refer to Note 12 to the Company’s Consolidated Financial Statements contained in the Company’s annual report on Form 10-K for the year ended December 31, 2018.

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Outstanding Equity Awards at the End of 2018

The following table sets forth information concerning all of the outstanding LTI awards held by each NEO as of December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Heather Bresch	14,196	—	21.13	3/3/2020	—	—	—		—
	4,413	—	22.66	3/2/2021	—	—	—		—
	4,266	—	23.44	2/22/2022	—	—	—		—
	3,236	—	30.90	3/6/2023	—	—	—		—
	65,502	—	55.84	3/5/2024	—	—	—
	67,659	—	50.66	11/17/2025	—	—	—		—
	57,972	28,985	46.27	2/17/2026	—	—	—		—
	35,520	71,038	45.18	3/3/2027	—	—	—		—
	—	108,592	40.97	3/2/2028	—	—	—		—
	—	—	—	—	—	—	378,071	(4)	10,359,145
	—	—	—	—	37,094	1,016,376	101,146	(5)	2,771,400
	—	—	—	—	40,283	1,103,754	100,709	(5)	2,759,427
	—	—	—	—	66,635	1,825,799	111,057	(5)	3,042,962
Kenneth S. Parks	11,033	5,516	46.52	6/6/2026	—	—	—		—
	7,026	14,052	45.18	3/3/2027	—	—	—		—
	—	29,833	40.97	3/2/2028	—	—	—		—
	—	—	—	—	2,149	58,883	19,347	(5)	530,108
	—	—	—	—	—	—	40,507	(4)	1,109,892
	—	—	—	—	7,968	218,323	19,921	(5)	545,835
	—	—	—	—	18,307	501,612	30,511	(5)	836,001
Rajiv Malik	34,389	—	55.84	3/5/2024	—	—	—		—
	41,637	—	50.66	11/17/2025	—	—	—		—
	33,446	16,722	46.27	2/17/2026	—	—	—		—
	21,858	43,716	45.18	3/3/2027	—	—	—		—
	—	71,600	40.97	3/2/2028	—	—	—		—
	—	—	—	—	—	—	324,061	(4)	8,879,271
	—	—	—	—	22,024	603,458	58,354	(5)	1,598,900
	—	—	—	—	24,790	679,246	61,975	(5)	1,698,115
	—	—	—	—	43,935	1,203,819	73,225	(5)	2,006,365
Daniel M. Gallagher	16,416	32,831	38.94	5/12/2027	—	—	—		—
	—	38,187	40.97	3/2/2028	—	—	—		—
	—	—	—	—	16,436	450,346	40,507	(4)	1,109,892
	—	—	—	—	17,030	466,622	41,089	(5)	1,125,839
	—	—	—	—	23,432	642,037	39,053	(5)	1,070,052
Anthony Mauro	4,266	—	23.44	2/22/2022	—	—	—		—
	3,236	—	30.90	3/6/2023	—	—	—		—
	12,009	—	55.84	3/5/2024	—	—	—		—
	16,265	—	50.66	11/17/2025	—	—	—		—
	18,210	9,104	46.27	2/17/2026	—	—	—		—
	9,759	19,516	45.18	3/3/2027	—	—	—		—
	—	29,833	40.97	3/2/2028	—	—	—		—
	—	—	—	—	—	—	67,512	(4)	1,849,829
	—	—	—	—	9,015	247,011	31,771	(5)	870,525
	—	—	—	—	11,067	303,236	27,668	(5)	758,103
	—	—	—	—	18,307	501,612	30,511	(5)	836,001

(1)

Vesting dates applicable to unvested stock options are as follows, in each case generally subject to continued employment with Mylan: on February 17, 2019, the unvested options at the $46.27 exercise price for Ms. Bresch and Messrs. Malik and Mauro vested, and the unvested

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Retirement Programs and Employment Agreements

options at the $46.52 exercise price for Mr. Parks vested; one-half of the unvested options at the $45.18 exercise price for Ms. Bresch and Messrs. Malik, Mauro and Parks and at the $38.94 exercise price for Mr. Gallagher vested on March 3, 2019; and the unvested stock options at the $40.97 exercise price for all NEOs will vest in three equal annual installments beginning March 2, 2019 (other than stock options forfeited by Mr. Gallagher in connection with his separation from Mylan on April 2, 2019). Subject to applicable employment agreement provisions, following termination of employment, vested stock options will generally remain exercisable for 30 days following termination, except that (i) in the case of termination because of disability, 100% of options become vested and vested options will remain exercisable for two years following termination; (ii) in the case of a termination due to a reduction in force, vested options will remain exercisable for one year following termination; (iii) in the case of death, including within two years following termination because of disability, or, in the case of options granted prior to January 1, 2017, retirement, 100% of options become vested and vested options will remain exercisable for the remainder of the original term; and (iv) in the case of an involuntary termination without cause or a voluntary resignation for good reason that occurs within two years following a change in control, 100% of options become vested (double-trigger awards). In the case of options granted in 2013, 2014, 2015, 2016, 2017 or 2018 to Ms. Bresch, and in 2014, 2015, 2016, 2017 or 2018 to Mr. Malik, and, solely with respect to options granted to Mr. Gallagher in 2017, following termination of employment without “cause” or resignation for “good reason” as defined in the applicable employment agreement, 100% of options become vested and vested options will remain exercisable for one year following termination.

(2)

On February 17, 2019, 37,094 RSUs for Ms. Bresch, 2,149 RSUs for Mr. Parks, 22,024 RSUs for Mr. Malik and 9,015 RSUs for Mr. Mauro vested. Of the 40,283 RSUs for Ms. Bresch, 20,142 vested on March 3, 2019, and 20,141 will vest on March 3, 2020; of the 7,968 RSUs for Mr. Parks, 3,984 vested on March 3, 2019, and 3,984 will vest on March 3, 2020; of the 24,790 RSUs for Mr. Malik, 12,395 vested on March 3, 2019, and 12,395 will vest on March 3, 2020; of the 16,436 RSUs for Mr. Gallagher, 8,218 vested on March 3, 2019, and 8,218 will vest on March 15, 2020; and of the 11,067 RSUs for Mr. Mauro 5,534 vested on March 3, 2019, and 5,533 will vest on March 3, 2020. 66,635 RSUs for Ms. Bresch, 18,307 RSUs for Mr. Parks, 43,935 RSUs for Mr. Malik and 18,307 RSUs for Mr. Mauro vest in three equal annual installments beginning on March 2, 2019, and of the 23,432 RSUs for Mr. Gallagher, 7,811 vested on March 2, 2019 and the remainder will vest on March 15, 2020. Of the 17,030 RSUs for Mr. Gallagher that represent the Gallagher Sign-On RSUs, 8,515 vested on April 1, 2019, and 8,515 will vest on March 15, 2020. In accordance with their terms, all of these awards would vest upon an involuntary termination without cause or a voluntary resignation for good reason that occurs within two years following a change in control (double-trigger awards) or upon the executive’s death or disability. In the case of awards granted to Ms. Bresch and Messrs. Malik and Gallagher (for Mr. Gallagher, solely with respect to RSUs granted in 2017), the awards would also vest upon the executive’s termination without “cause,” or resignation for “good reason” as defined in the applicable employment agreement.

(3)	The market value of restricted ordinary shares, RSUs and PRSUs was calculated using the closing price of the Company’s ordinary shares as of December 31, 2018, $27.40.
(4)

These awards consist of restricted ordinary shares under the One-Time Special Five-Year Performance-Based Realizable Value Incentive Program. The One-Time Special Five-Year Performance-Based Realizable Value Incentive Program is described in detail in the Proxy Statement for Mylan Inc.’s 2014 Annual Meeting of Shareholders. These awards have been forfeited as a result of the performance criteria having not been met.

(5)

The vesting of these PRSUs is subject to the attainment of performance goals. On February 17, 2019, Ms. Bresch vested in 25,287 ordinary shares or 25% of the target 101,146 PRSUs, Mr. Parks vested in 4,837 ordinary shares or 25% of the target 19,347 PRSUs, Mr. Malik vested in 14,589 ordinary shares or 25% of the target 58,354 PRSUs and Mr. Mauro vested in 7,943 ordinary shares or 25% of the target 31,771 PRSUs. On March 3, 2020, Ms. Bresch is expected to vest in PRSUs relating to 100,709 ordinary shares, Mr. Parks is expected to vest in PRSUs relating to 19,921 ordinary shares, Mr. Malik is expected to vest in PRSUs relating to 61,975 ordinary shares and Mr. Mauro is expected to vest in PRSUs relating to 27,668 ordinary shares. On March 2, 2021, Ms. Bresch is expected to vest in PRSUs relating to 111,057 ordinary shares, Mr. Parks is expected to vest in PRSUs relating to 30,511 ordinary shares, Mr. Malik is expected to vest in PRSUs relating to 73,225 ordinary shares and Mr. Mauro is expected to vest in PRSUs relating to 30,511 ordinary shares. The PRSUs are expected to vest upon the earliest to occur of (i) March 3, 2020 or March 2, 2021, as applicable, provided that the performance goals have been satisfied, (ii) an involuntary termination without cause or a voluntary resignation for good reason within two years following a change in control, (iii) the executive’s death or disability and (iv) in the case of awards granted to Ms. Bresch and Messrs. Malik and Gallagher (for Mr. Gallagher, solely with respect to PRSUs granted in 2017), the executive’s termination without “cause,” or resignation for “good reason” as defined in the applicable employment agreement. Any outstanding ordinary shares subject to the award that remain unvested as of March 3, 2020 or March 2, 2021, as applicable, will be forfeited.

(6)	As a result of his separation from Mylan on April 2, 2019, except as otherwise described in footnote (2), Mr. Gallagher forfeited his unvested equity awards as of such date.

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EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control

Option Exercises and Stock Vested for 2018

The option awards and ordinary share awards reflected in the table below were exercised or became vested for the NEOs during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Heather Bresch	—	—	97,673	4,014,812
Kenneth S. Parks	—	—	6,135	253,866
Rajiv Malik	—	—	59,675	2,452,471
Daniel M. Gallagher	—	—	8,218	336,691
Anthony Mauro	4,757	84,151	25,000	1,028,380

Pension Benefits for 2018

The following table summarizes the benefits accrued by Ms. Bresch and Mr. Malik as of December 31, 2018, under the RBA (and Executive Plan, in the case of Mr. Malik) in effect during 2018. The Company does not sponsor any other defined benefit pension programs covering the NEOs.

Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Heather Bresch	Retirement Benefit Agreement	14	6,355,779	—
Kenneth S. Parks	N/A	N/A	—	—
Rajiv Malik	The Executive Plan for Rajiv Malik(3)	N/A	321,171	—
Rajiv Malik	Retirement Benefit Agreement	12	4,005,221	—
Daniel M. Gallagher	N/A	N/A	—	—
Anthony Mauro	N/A	N/A	—	—
(1)	Messrs. Parks, Gallagher and Mauro are not party to a defined benefit pension arrangement.
(2)	See pages [●] and [●] of this Proxy Statement for further information on the value of the accumulated pension benefit.
(3)	This is a deferred compensation plan established for the benefit of Mr. Malik. The Company is no longer contributing to this plan.

Nonqualified Deferred Compensation

The following table sets forth information relating to the Restoration Plan for 2018. There was no NEO participation in the Mylan Executive Income Deferral Plan in 2018.

Name	Aggregate Balance at Last FYE ($)	Executive Contributions in Last FY ($)	Company Profit Sharing and Match Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)
Heather Bresch	3,785,200	—	165,331	(263,651)	—	3,686,880
Kenneth S. Parks	48,076	47,910	100,841	(15,215)	—	181,612
Rajiv Malik	175,469	—	109,469	(30,701)	—	254,237
Daniel M. Gallagher	27,394	25,846	42,346	(7,862)	—	87,724
Anthony Mauro	1,726,000	49,200	117,692	(106,322)	—	1,786,570
(1)

These amounts include earnings (losses), dividends and interest provided on account balances, including the change in value of the underlying investments in which our NEOs are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

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Potential Payments Upon Termination or Change in Control

Retirement Programs and Employment Agreements

Restoration Plan

The Restoration Plan permits employees (including NEOs) who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Code to (i) defer a portion of base salary and bonus compensation, (ii) be credited with a Company matching contribution in respect of deferrals under the Restoration Plan and (iii) be credited with Company non-elective contributions (to the extent so made by Mylan), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under Mylan’s 401(k) and Profit Sharing Plan if not for the limits on contributions and deferrals imposed by the Code. Company matching contributions immediately vest and Company profit sharing contributions are subject to an initial three-year vesting period. Upon a change in control (as defined in the Restoration Plan), a participant will become 100% vested in any unvested portion of his or her profit sharing contributions. Distributions of such participant’s vested account balance will be made in a lump sum within 60 days following a participant’s separation from service (or such later date as may be required by Section 409A of the Code).

Ms. Bresch and Mr. Malik are not eligible to receive matching contributions under the Restoration Plan.

Retirement Benefit Agreements

Mylan Inc. entered into RBAs with Ms. Bresch and Mr. Malik in August 2009. Pursuant to the RBAs of Ms. Bresch and Mr. Malik, upon retirement following completion of 10 or more years of service, each executive would be entitled to receive a lump sum retirement benefit equal to the present value of an annual payment of 20% and 15%, respectively, of the sum of their base salary and target annual bonus on the date of retirement, for a period of 15 years, discounted to the executive’s current age from age 55 if such executive retires prior to attaining age 55 (“retirement benefit”). Having completed at least 10 years of continuous service as an executive, Ms. Bresch and Mr. Malik are each 100% vested in their retirement benefit under the RBAs.

Each of the RBAs provides that the executive is prohibited for one year following termination from engaging in activities that are competitive with the Company’s activities, provided that this provision will have no effect if, after the occurrence of a change in control, Mylan refuses, fails to make or disputes any payments to be made to the executive under the RBA, whether or not the executive actually receives payments under the RBA.

Each of the RBAs provides that during the five-year period following termination, except for any termination occurring following a change in control, Mylan may request that the executive provide consulting services for the Company, which services will be reasonable in scope, duration and frequency and may not exceed 20 hours per month. The hourly rate for such consulting services will be determined by the parties at the time, but may not be less than $500 per hour, payable monthly. The executive would also be entitled to reimbursement of all out-of-pocket expenses he or she incurs directly in the course of providing these services.

Information concerning the estimated value of benefits under Ms. Bresch’s and Mr. Malik’s RBAs assuming retirement as of December 31, 2018, is in the section below entitled “Potential Payments Upon Termination or Change in Control,” beginning on page [●] of this Proxy Statement.

As previously disclosed, in 2007, Mylan established a nonqualified deferred compensation plan for Mr. Malik, who was then living outside the U.S. and therefore unable to participate in Mylan’s 401(k) and Profit Sharing Plan. Although Mylan no longer contributes to the account, the plan account will be distributed to Mr. Malik upon termination of the plan, the termination of Mr. Malik’s employment or other qualifying distribution events, such as his retirement, disability or death.

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Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the potential payments and benefits that the NEOs would have received following a termination of employment on December 31, 2018 by Mylan without “cause”, by the NEO for “good reason” (each as defined in the applicable agreement), due to his or her death or disability or as a result of a CIC Termination (as defined below), in each case, pursuant to the terms of the employment agreements, RBAs, Transition and Succession Agreements and LTI award agreements in effect as of December 31, 2018. A “CIC Termination” occurs if an NEO’s employment is terminated other than for cause or if he or she terminates employment for good reason, in each case, prior to a change in control under certain circumstances, within two years following the occurrence of a change in control or, for Ms. Bresch and Messrs. Malik and Mauro only, for any reason within 90 days following the first anniversary of a change in control.

All potential payments and benefits in connection with a change in control are “double-trigger”, meaning they require a change in control and a termination of employment in order to be paid. As described above, following the Compensation Committee’s determination that the performance criteria had not been met, the awards granted under the One-Time Special Five-Year Performance-Based Realizable Value Incentive Program were forfeited, and therefore no value is attributable to them here. All payments and benefits would be reduced by Company-provided death or disability benefits in the event of termination of the NEO’s employment due to death or disability.

As described above, Mr. Gallagher’s employment with Mylan terminated on April 2, 2019. For a description of the payments and benefits Mr. Gallagher received in connection with such termination, please see above, at “New Agreements with Executives in 2019”.

Heather Bresch

Resignation for Good Reason, Termination Without Cause or Termination due to Death or Disability Absent a Change in Control. If Ms. Bresch’s employment was terminated on December 31, 2018 by Mylan without cause, by her for good reason or due to her death or disability absent a change in control, she would have been entitled to (1) a lump sum payment equal to two times her annual base salary, (2) two years of health benefits, (3) a pro rata bonus based on actual performance, (4) full vesting of her LTI awards (with any performance conditions deemed achieved at “target” levels) and (5) a lump sum payment equal to her already vested RBA benefit.

The estimated values of such payments and benefits, assuming a December 31, 2018 termination, would have been (i) $5,232,326, in respect of cash severance and other benefits, (ii) $12,519,718, in respect of the vesting of LTI awards and (iii) $6,355,779, in respect of Ms. Bresch’s already vested RBA benefit.

Termination in Connection with a Change in Control. If Ms. Bresch incurred a CIC Termination on December 31, 2018, she would have been entitled to the payments and benefits provided for above, except that her severance payment under (1) would be equal to three times the sum of her base salary and highest bonus paid and she would receive three years of continued health and other benefits. Ms. Bresch’s Transition and Succession Agreement also provides for a gross-up payment for any excise tax on “excess parachute payments.”

The estimated values of such payments and benefits, assuming a December 31, 2018 termination, would have been (i) $18,670,241, in respect of cash severance and other benefits, (ii) $12,519,718, in respect of the vesting of LTI awards and (iii) $6,355,779, in respect of Ms. Bresch’s already vested RBA benefit. Based on these values, Ms. Bresch would not have been subject to the 280G excise tax; therefore, no value is attributable to her contractual gross-up obligation for purposes of this disclosure.

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Potential Payments Upon Termination or Change in Control

Kenneth S. Parks

Resignation for Good Reason, Termination Without Cause or Termination due to Death or Disability Absent a Change in Control. If Mr. Parks’ employment was terminated on December 31, 2018 by Mylan without cause, by him for good reason or due to his death or disability absent a change in control, he would have been entitled to (1) a lump sum payment equal to his annual base salary, (2) 12 months of health benefits, (3) a pro rata bonus based on actual performance and (4) in the case of a termination due to Mr. Parks’ death or disability only, full vesting of his LTI awards (with any performance conditions deemed achieved at “target” levels).

The estimated values of such payments and benefits, assuming a December 31, 2018 termination, would have been (i) $1,752,061, in respect of cash severance and other benefits and (ii) in the case of a termination due to Mr. Parks’ death or disability only, $2,690,762, in respect of the vesting of LTI awards.

Termination in Connection with a Change in Control. If Mr. Parks incurred a CIC Termination on December 31, 2018, he would become entitled to the payments and benefits provided for above in the event of his disability, except that his severance payment under (1) would be equal to three times the sum of his base salary and highest bonus paid and he would receive three years of continued health and other benefits. Consistent with Mylan’s policy of not providing gross-ups in newly entered into agreements, Mr. Parks’ Transition and Succession Agreement contains a “best net” provision in the event he would receive any “excess parachute payments”, as described above.

The estimated values of such payments and benefits, assuming a December 31, 2018 termination, would have been (i) $6,745,473, in respect of cash severance and other benefits and (ii) $2,690,762, in respect of the vesting of LTI awards.

Rajiv Malik

Resignation for Good Reason, Termination Without Cause or Termination due to Death or Disability Absent a Change in Control. If Mr. Malik’s employment was terminated on December 31, 2018 by Mylan without cause, by him for good reason or due to his death or disability absent a change in control, he would have been entitled to (1) a lump sum payment equal to one-and-one-half times his annual base salary, (2) 18 months of health benefits, (3) a pro rata bonus based on actual performance, (4) full vesting of his LTI awards (with any performance conditions deemed achieved at “target” levels) and (5) a lump sum payment in respect of his already vested RBA benefit.

The estimated values of such payments and benefits, assuming a December 31, 2018 termination, would have been (i) $3,191,355, in respect of cash severance and other benefits, (ii) $7,789,903, in respect of the vesting of LTI awards and (iii) $4,005,221, in respect of Mr. Malik’s already vested RBA benefit.

Termination in Connection with a Change in Control. If Mr. Malik incurred a CIC Termination on December 31, 2018, he would have been entitled to the payments and benefits provided for above, except that his severance payment under (1) would be equal to three times the sum of his base salary and highest bonus paid and he would receive three years of continued health and other benefits. Mr. Malik’s Transition and Succession Agreement also provides for a gross-up payment for any excise tax on “excess parachute payments.”

The estimated values of such payments and benefits, assuming a December 31, 2018 termination, would have been (i) $12,688,123, in respect of cash severance and other benefits, (ii) $7,789,903, in respect of the vesting of LTI awards and (iii) $4,055,221, in respect of Mr. Malik’s already vested RBA benefit. Based on these values, Mr. Malik would not have been subject to the 280G excise tax; therefore, no value is attributable to his contractual gross-up obligation for purposes of this disclosure.

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EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control

Daniel M. Gallagher

Resignation for Good Reason, Termination Without Cause or Termination due to Death or Disability Absent a Change in Control. If Mr. Gallagher’s employment was terminated on December 31, 2018 by Mylan without cause, by him for good reason or due to his death or disability absent a change in control, he would have been entitled to (1) a lump sum payment equal to his annual base salary, (2) 12 months of health benefits, (3) a pro rata bonus based on actual performance, (4) full vesting of his LTI awards granted in 2017 and (5) in the case of a termination due to Mr. Gallagher’s death or disability only, full vesting of his other LTI awards (with any LTI performance conditions deemed achieved at “target” levels).

The estimated values of such payments and benefits, assuming a December 31, 2018 termination, would have been (i) $2,048,595, in respect of cash severance and other benefits, (ii) $2,042,807, in respect of the vesting of LTI awards granted in 2017 and (iii) in the case of a termination due to Mr. Gallagher’s death or disability only, $1,712,089, in respect of the vesting of his other LTI awards.

Termination in Connection with a Change in Control. If Mr. Gallagher incurred a CIC Termination on December 31, 2018, he would become entitled to the payments and benefits provided for above in the event of his disability, except that his severance payment under (1) would by equal to three times the sum of his base salary and highest bonus paid and he would receive three years of continued health and other benefits. Consistent with Mylan’s policy of not providing gross-ups in newly entered into agreements, Mr. Gallagher’s Transition and Succession Agreement contains a “best net” provision in the event he would receive any “excess parachute payments”, as described above.

The estimated values of such payments and benefits, assuming a December 31, 2018 termination, would have been (i) $7,632,384, in respect of cash severance and other benefits and (ii) $3,754,896, in respect of the vesting of LTI awards

Anthony Mauro

Termination Without Cause or Termination due to Death or Disability Absent a Change in Control. If Mr. Mauro’s employment was terminated on December 31, 2018 by Mylan without cause or due to his death or disability absent a change in control, he would have been entitled to (1) a lump sum payment equal to his annual base salary, (2) 12 months of health benefits, (3) a pro rata bonus based on actual performance and (4) in the case of a termination due to Mr. Mauro’s death or disability only, full vesting of his LTI awards (with any performance conditions deemed achieved at “target” levels).

The estimated values of such payments and benefits, assuming a December 31, 2018 termination, would have been (i) $1,789,091, in respect of cash severance and other benefits and (ii) in the case of a termination due to Mr. Mauro’s death or disability only, $3,516,488, in respect of the vesting of LTI awards.

Termination in Connection with a Change in Control. If Mr. Mauro incurred a CIC Termination on December 31, 2018, he would become entitled to the payments and benefits provided for above in the event of his disability, except that his severance payment under (1) would be equal to three times the amount of base salary and cash bonus paid to Mr. Mauro by Mylan as reflected on Mr. Mauro’s W-2 in (a) the tax year immediately preceding the year in which the date of termination occurs or (b) the year in which the change in control occurs, whichever is greater, and he would receive three years of continued health and other benefits. Mr. Mauro’s Transition and Succession Agreement also provides for a gross-up payment for any excise tax on “excess parachute payments.”

The estimated values of such payments and benefits, assuming a December 31, 2018 termination, would have been (i) $6,396,746, in respect of cash severance and other benefits and (ii) $3,516,488, in respect of the vesting of LTI awards. Based on these values, Mr. Mauro would not have been subject to the 280G excise tax; therefore, no value is attributable to his contractual gross-up obligation for purposes of this disclosure.

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CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following information about the relationship between the annual total compensation of the Company’s employees and the annual total compensation of the Company’s CEO. The pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

Further to this requirement, under Instruction 2 to Item 402(u), the median-paid employee may be identified once every three years if there is no impact to the pay ratio disclosure. As there were no changes in our employee population or to the median-paid employee’s compensation arrangements in 2018 that would affect the pay ratio disclosure, the employee representing the median-paid employee is the same employee selected for the 2018 Proxy Statement. We collected the 2018 annual total compensation for the median employee using the same methodology we use for our NEOs as disclosed in the Summary Compensation Table on page [●] and then added the cost of medical and dental benefits in the calculation of annual total compensation for the median employee and CEO.

Total annual compensation for the median employee was $42,407 and total annual compensation for the CEO was $13,346,299, resulting in a ratio of median employee total annual compensation to CEO total annual compensation of 315 to 1. Total annual compensation for the median employee and the CEO is calculated according to the disclosure requirements of Item 402(u) of Regulation S-K under the Exchange Act and includes base salary, annual incentive, equity awards, change in pension values and other compensation such as perquisites and medical benefits.

66	2019 Proxy Statement

Voting Item 3 – Adoption of Dutch Annual Accounts for Fiscal Year 2018

At the AGM, shareholders will be asked to adopt the Company’s Dutch statutory annual accounts for the fiscal year ended December 31, 2018, which are prepared in accordance with IFRS. The report of Deloitte Accountants B.V. for the fiscal year ended December 31, 2018, is included in these accounts.

As a public limited liability company incorporated under the laws of the Netherlands, Mylan is required by Dutch law to prepare the accounts and submit them to shareholders for adoption. The Company’s Dutch statutory annual accounts are different from the consolidated financial statements contained in our annual report on Form 10-K for the year ended December 31, 2018, which were prepared in accordance with U.S. GAAP and filed with the SEC.

A copy of the Dutch statutory annual accounts is available free of charge on our website at www.mylan.com/en/about-mylan/corporate-governance and at our office address at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL England.

A representative of Deloitte Accountants B.V. is expected to be present at the AGM and will be available to respond to appropriate questions from shareholders, and will be given an opportunity to make a statement if he or she wishes.

Board Recommendation
Mylan’s Board unanimously recommends a vote “FOR” the adoption of our Dutch statutory annual accounts for fiscal year 2018.

2019 Proxy Statement	67

Voting Item 4 – Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2019

The Audit Committee has appointed Deloitte as Mylan’s independent registered public accounting firm to audit the Company’s U.S. GAAP consolidated financial statements for the fiscal year ending December 31, 2019, and has directed that management submit the selection of Deloitte as that firm for ratification by the shareholders at the AGM. A representative of Deloitte is expected to be present at the AGM, will be available to respond to appropriate questions from shareholders and will be given an opportunity to make a statement if he or she wishes.

Shareholder ratification of the selection of Deloitte is not required by Mylan’s Articles of Association or otherwise. However, if shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Board Recommendation
Mylan’s Board unanimously recommends a vote “FOR” ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2019.

Principal Accounting Fees and Services

Deloitte served as Mylan’s independent registered public accounting firm during 2018 and 2017, and no relationship exists other than the usual relationship between such a firm and its client. Details about the nature of the services provided by, and fees Mylan paid to, Deloitte and affiliated firms for such services during 2018 and 2017 are set forth below.

	In Millions
	2018	2017
Audit Fees(1)	$9.8	$9.6
Audit Related Fees(2)	0.3	0.5
Tax Fees(3)	0.8	0.1
All Other Fees(4)	—	—

Total Fees	$10.9	$10.3

(1)

Represents fees for professional services provided for the audit of the Company’s annual consolidated financial statements and the Dutch Annual Accounts, the audit of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the Company’s quarterly condensed consolidated financial statements, audit services provided in connection with other statutory or regulatory filings, and accounting reporting and disclosure matters.

(2)

Represents fees for assurance services related to the audit of the Company’s annual consolidated financial statements, including the audit of the Company’s employee benefit plans, comfort letters, certain SEC filings and other agreed-upon procedures.

(3)	Represents fees primarily related to tax return preparation, tax planning and tax compliance support services.
(4)	Represents fees related primarily to advisory services.

Audit Committee Pre-Approval Policy

The Audit Committee has a policy regarding pre-approval of audit, audit-related, tax and other services that the independent registered public accounting firm may perform for Mylan. Under the policy, the Committee must pre-approve on an individual basis any requests for audit, audit-related, tax and other services not covered by certain services pre-approved by the Committee up to certain amounts. All services performed by Deloitte during 2018 and 2017 were pre-approved by the Committee in accordance with its policy.

68	2019 Proxy Statement

OTHER VOTING AND DISCUSSION MATTERS

Report of the Audit Committee of Mylan’s Board

Report of the Audit Committee of Mylan’s Board

The following Report of the Audit Committee of the Board does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent the Company specifically incorporates such information by reference.

April 30, 2019

The Audit Committee is currently comprised of four directors, each of whom is independent as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission (“SEC”) and the applicable NASDAQ listing standards and within the meaning of the Dutch Corporate Governance Code. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on Mylan N.V.’s (the “Company”) website at www.mylan.com/en/about-mylan/corporate-governance.

Management is responsible for the preparation and integrity of the Company’s financial statements. Management is also responsible for implementing and maintaining appropriate accounting and financial reporting policies, procedures, and internal controls designed to ensure compliance with applicable accounting standards and laws and regulations. The independent registered public accounting firm (the “independent auditor”) is responsible for auditing and reviewing the Company’s financial statements and auditing the Company’s internal control over financial reporting, in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue their reports thereon. One of the Audit Committee’s responsibilities is to oversee these processes.

In this context, the Audit Committee met a total of four times in 2018, and has reviewed and discussed with management, including Mylan’s internal auditor, and with the independent auditor, Mylan’s audited consolidated financial statements and its internal control over financial reporting. These discussions covered the quality, as well as the acceptability, of Mylan’s financial reporting practices and the completeness and clarity of the related financial disclosures as well as the effectiveness of Mylan’s internal control over financial reporting and its disclosure controls and procedures. Management represented to the Audit Committee that Mylan’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

Mylan’s independent auditor also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the PCAOB’s Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning the independent auditor’s independence, and the Audit Committee discussed these matters with the independent auditor. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to Mylan is compatible with the firm’s independence. Deloitte & Touche LLP, Mylan’s independent auditor, stated in the written disclosures that in their judgment they are, in fact, independent. The Audit Committee concurred in that judgment of independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Mylan’s Annual Report on Form 10-K for 2018, which was filed with the SEC.

BY THE AUDIT COMMITTEE:

Neil Dimick, Chairman

JoEllen Lyons Dillon

Melina Higgins

Mark W. Parrish

2019 Proxy Statement	69

Voting Item 5 – Instruction to Deloitte Accountants B.V. for the Audit of the Company’s Dutch Statutory Annual Accounts for Fiscal Year 2019

Pursuant to Dutch law, the general meeting is authorized to instruct an auditor to audit Mylan’s Dutch statutory annual accounts, which are presented pursuant to IFRS. Based on the recommendation of the Audit Committee of Mylan’s Board, the Board proposes to the general meeting that Deloitte Accountants B.V. be instructed to serve as the auditor that will audit the Company’s Dutch statutory annual accounts as required by Dutch law for the year ending December 31, 2019.

Board Recommendation
Mylan’s Board unanimously recommends a vote “FOR” the instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch statutory annual accounts for fiscal year 2019.

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Voting Item 6 – Authorization of Mylan’s Board to Acquire Shares in the Capital of the Company

With effect from June 29, 2018, the general meeting authorized the Board to repurchase Company shares for a maximum period of 18 months, with such authorization expiring on December 29, 2019 (the “Share Repurchase Authorization”).

Mylan now is asking shareholders to renew and thereby effectively extend the Share Repurchase Authorization for a period of 18 months from June 21, 2019 (the date of the AGM). If shareholders grant the Share Repurchase Authorization, it will expire on December 21, 2020. Adoption of this voting item will allow the Board to have the flexibility to repurchase Company shares after December 29, 2019, without the expense of calling an extraordinary general meeting of shareholders. If shareholders do not grant the renewed and extended Share Repurchase Authorization, it will expire on December 29, 2019.

More specifically, the general meeting is being asked to authorize Mylan’s Board to repurchase (i) up to 10% of the ordinary shares issued and outstanding at the end of the trading day on the date of the AGM, for a period of 18 months, at prices as to be determined by the Board, one or more of its members or the Chief Financial Officer (the “CFO”) in their discretion, by any means, including, without limitation, on the open market (including block trades that satisfy the safe-harbor provisions of Rule 10b-18 pursuant to the Exchange Act), through privately negotiated transactions or in one or more self-tender offers at prices per share between an amount equal to €0.01 and an amount equal to 110% of the market price of the ordinary shares on NASDAQ (the market price being deemed to be the average of the closing price on each of the consecutive days of trading during a period no shorter than one trading day and no longer than 10 trading days immediately preceding the date of repurchase, as reasonably determined by Mylan’s Board or one or more its members or the CFO) and (ii) the maximum number of preferred shares allowed under Dutch law from Stichting Preferred Shares Mylan (a Dutch foundation (stichting)) for a period of 18 months against the nominal value of the preferred shares.

At the AGM, as is typical for Dutch listed companies, Mylan shareholders will be asked to resolve on the above renewal of the authority of Mylan’s Board to repurchase Company shares. This authority to repurchase shares is similar to that generally afforded under state law to public companies domiciled in the U.S. Under Dutch law, a company may not subscribe for newly issued shares in its own capital. Subject to certain provisions of Dutch law and the Company’s Articles of Association, Mylan is permitted to acquire fully paid up shares in its own share capital for such consideration as the Board may determine (but within the boundaries set by the general meeting), to the extent that (i) the shareholders’ equity less the acquisition price is not less than the sum of the paid-up and called-up part of Mylan’s capital and the reserves that the Company is required to maintain pursuant to Dutch law, (ii) the nominal value of the shares to be acquired in Mylan’s capital, which the Company holds or holds in pledge or which are held by a subsidiary, does not exceed 50% of the issued capital and (iii) the acquisition of such shares has been authorized by the general meeting. Such authorization is valid for a maximum of 18 months (subject to further authorizations). Authorization is not required for the acquisition of Mylan’s ordinary shares listed on NASDAQ for the purpose of transferring the shares to employees under its equity incentive plans.

Board Recommendation
Mylan’s Board unanimously recommends a vote “FOR” authorization of Mylan’s Board to acquire shares in the capital of the Company.

2019 Proxy Statement	71

Voting Item 7 – Delegation to the Board of the authority to issue ordinary shares and grant rights to subscribe for ordinary shares in the capital of the Company and to exclude or restrict pre-emptive rights

Under Dutch law, the general meeting has the authority to issue shares of a company and to exclude or restrict pre-emptive rights. The general meeting, however, typically delegates to the Board of that company its authority to issue shares and to exclude or restrict pre-emptive rights, consistent with market practice. This delegation may continue for up to five years or may be given on a rolling basis.

Mylan’s Board currently has the authority to resolve upon any issuance of shares in the capital of Mylan and/or rights to subscribe for shares in the capital of Mylan and to exclude or restrict pre-emptive rights in connection therewith for a period of five years (the “Existing Share Issuance Authorization”). Specifically, pursuant to the Existing Share Issuance Authorization, Mylan’s Board is authorized to issue up to 1.2 billion ordinary shares through February 27, 2020 without pre-emptive rights.

Mylan now is proposing to reduce the number of ordinary shares that may be issued by the Board without pre-emptive rights to no more than 20% of its issued share capital as of the date of the 2019 AGM (as further limited below) and to reduce the length of the new authorization from 5 years to 18 months from June 21, 2019 (i.e., the date of the 2019 AGM), on the terms described below (the “2019 Share Issuance Authorization”). If shareholders grant the 2019 Share Issuance Authorization, it will expire on December 21, 2020. If shareholders do not grant the 2019 Share Issuance Authorization, the Existing Share Issuance Authorization of up to 1.2 billion ordinary shares will remain in effect until February 27, 2020.

More specifically, shareholders are being asked to delegate to Mylan’s Board the authority to resolve upon the issuance of ordinary shares or to grant rights to subscribe for ordinary shares in Mylan’s share capital for the period described in the preceding paragraph, up to a maximum of 20% of Mylan’s issued share capital, as per the end of the trading day on the date of the AGM, with no more than 10% of such issued share capital, as per the end of such trading day, to be applied for general purposes, and to exclude or restrict pre-emptive rights in connection therewith. For reference, Mylan’s issued share capital as of [●], 2019 was [●] ordinary shares.

Adoption of the 2019 Share Issuance Authorization will support the Company’s ability to effect mergers, acquisitions, strategic alliances, and other transactions in the interests of the Company, shareholders, and other stakeholders using its ordinary shares as consideration, while also allowing the Board to have the flexibility to issue ordinary shares and to grant rights to subscribe for up to 10% of such issued share capital in order to raise capital, to satisfy obligations under employee incentive plans and for other purposes, through December 21, 2020, without the expense of calling an extraordinary general meeting of shareholders.

Board Recommendation

Mylan’s Board unanimously recommends a vote “FOR” delegation to the Board of the authority to issue, and grant rights to subscribe for, up to 20 percent of the issued shares of the Company on the terms set forth in this proposal and to exclude or restrict pre-emptive rights in connection therewith.

72	2019 Proxy Statement

Discussion Item – Shareholder Proposal Relating To the Company’s Clawback Policy

Shareholder Proposal

Mylan has received the following proposed resolution from the UAW Retiree Medical Benefits Trust (the “UAW”) relating to the Company’s clawback policy (the “Shareholder Proposal”):

RESOLVED, that shareholders of Mylan N.V. (“Mylan”) urge the Compensation Committee of the Board of Directors (the “Committee”) to amend Mylan’s clawback policy to provide that the Committee will (a) review, and determine whether to seek recoupment of, incentive compensation paid, granted or awarded to a senior executive if, in the Committee’s judgment, (i) there has been misconduct resulting in a material violation of law or Mylan policy that causes significant financial or reputational harm to Mylan, and (ii) the senior executive committed the misconduct or failed in his or her responsibility to manage or monitor conduct or risks; and (b) disclose the circumstances of any recoupment if (i) required by law or regulation or (ii) the Committee determines that disclosure is in the best interests of Mylan and its shareholders.

“Recoupment” is (a) recovery of compensation already paid and (b) forfeiture, recapture, reduction or cancellation of amounts awarded or granted over which Mylan retains control. These amendments should operate prospectively and be implemented in a way that does not violate any contract, compensation plan, law or regulation.

The UAW’s supporting statement for the Shareholder Proposal is set forth under “The UAW’s Supporting Statement” below (the “UAW Supporting Statement”).

Mylan’s Response

Mylan appreciates the UAW’s perspective and welcomes the opportunity to discuss the Shareholder Proposal with shareholders, and so the Board has included the Shareholder Proposal for discussion at the AGM. However, the UAW does not have standing to submit the Shareholder Proposal for a vote at the AGM under Dutch law or the Company’s Articles of Association. Consistent with Dutch law, the Company’s Articles of Association and SEC’s Rule 14a(8)(h), the Shareholder Proposal will not be voted on at the AGM. The Board encourages shareholders to attend the AGM to discuss the Shareholder Proposal so that the Board can consider their views and perspectives.

Mylan currently has a robust clawback policy in place that is applicable to all executives, and we remain fully committed to maintaining our policy in compliance with applicable rules and regulations. Notwithstanding the Board’s willingness to discuss the Shareholder Proposal, Mylan believes that the Shareholder Proposal is unnecessary at this time. Please see page [•] for a summary of our clawback policy.

Moreover, while the SEC proposed rules in 2015 for the stock exchanges to establish listing standards requiring companies to adopt clawback policies (one of the executive compensation-related mandates of the Dodd-Frank Wall Street Reform and Consumer Protection Act), the SEC has not yet adopted those rules. We believe that rules and regulations to be promulgated by the SEC and stock exchanges will be the most effective and appropriate mechanism for both Mylan, and all companies subject to applicable SEC and stock exchange rules, to adopt uniform changes to clawback policies. An ad hoc, company-by-company approach to updating public company clawback policies (with the expectation for the SEC to implement future rule changes) is at a very minimum premature. Such an approach would create inconsistencies and uncertainties for companies and their executives, as well as shareholders and other stakeholders, because interpretive positions and enforcement approaches will diverge among companies and erode any chance for consistency or comparability, rigor or reliability.

To be clear, to the extent that the SEC and the stock exchanges adopt rules for clawback policies that require changes to our existing policy, shareholders can expect that we will of course promptly revise our policy to fully comply with those requirements. However, the Board believes that incremental revisions to our clawback policy, divorced from any regulatory framework, would be unwise.

2019 Proxy Statement	73

The UAW Supporting Statement, which is set forth below, contains statements that are the sole responsibility of the UAW, and Mylan does not endeavor to correct or refute any statements that it believes are incorrect for purposes of this Proxy Statement. The UAW has an address at 110 Miller Avenue, Suite 100, Ann Arbor, Michigan 48104-1305, and it informed Mylan that it is the beneficial owner of 82,469 of the Company’s ordinary shares that it has continuously owned for at least one year.

The UAW’s Supporting Statement:

In recent years, Mylan has faced regulatory actions related to misconduct in the marketing and sales of prescription drugs. Mylan has disclosed that it was named as a defendant in multiple lawsuits for the role it played in the opioid crisis. In 2016, Mylan settled with the Department of Justice for $465 million related to overcharging Medicaid for its EpiPen product.1 Additionally, Mylan has been named a defendant in a multi-state lawsuit alleging that generic drug manufacturers colluded on drug prices.

As long-term shareholders, we believe that compensation policies should promote sustainable value creation. We agree with former GE general counsel Ben Heineman Jr. that recoupment policies with business-related misconduct triggers are “a powerful mechanism for holding senior leadership accountable to the fundamental mission of the corporation: proper risk taking balanced with proper risk management and the robust fusion of high performance with high integrity.”2

Mylan has adopted a clawback policy allowing recoupment of bonus and equity compensation gains resulting from misconduct that causes a financial restatement. That policy does not provide for incentive compensation recovery in the event of other kinds of significant misconduct, either from a wrongdoer or from a member of senior management who failed to properly monitor or manage risks related to the misconduct.

In our view, significant damage can be caused by misconduct that does not necessitate a financial restatement, and it may be appropriate to hold accountable a senior executive who did not commit misconduct but who failed in his or her management or monitoring responsibility. Our proposal gives the Committee discretion to decide whether recoupment is appropriate in particular circumstances.

Finally, shareholders cannot monitor enforcement without disclosure. We are sensitive to privacy concerns and urge Mylan’s revised policy to provide for disclosure that does not violate privacy expectations (subject to laws requiring fuller disclosure).

We urge shareholders to vote for this proposal.

[1]	https://www.cnbc.com/2017/08/17/mylan-finalizes-465-million-epipen-settlement-with-justice-department.html
[2]	http://blogs.law.harvard.edu/corpgov/2010/08/13/ making-sense-out-of-clawbacks/

74	2019 Proxy Statement

Appendix A – Questions and Answers

The following questions and answers are intended to address questions that you, as a shareholder of Mylan, may have regarding the AGM and provide information with respect to the AGM, proxy materials and voting. Mylan urges you to carefully read this entire Proxy Statement in addition to these questions and answers.

Unless the context expressly provides otherwise, these questions and answers and the Proxy Statement describe the rights of Mylan ordinary shareholders to attend and, if relevant, vote at the AGM, including the procedures for convening the AGM and for Mylan ordinary shareholders exercising voting and other rights at such meeting. Generally similar rights apply in respect of Mylan preferred shareholders.

Q.	What is this Proxy Statement, and why am I receiving it?

A:

This Proxy Statement is part of a solicitation of proxies by Mylan’s Board for use at the AGM and is being furnished to Company shareholders and beneficial owners of Mylan ordinary shares on or about [●], 2019. This Proxy Statement provides Mylan’s shareholders with information relating to their decisions to vote, grant a proxy to vote, attend and, if relevant, instruct their vote to be cast at the AGM.

You are receiving this Proxy Statement because you were a Mylan shareholder or beneficial owner of Mylan shares on May 24, 2019 (the “Record Date”). This Proxy Statement contains important information about the Proposals (as defined in the following question and answer) and the AGM; you should read it carefully and in its entirety. You may cast your vote in person at the AGM or by using one of the advance voting methods described in the Notice of 2019 Annual General Meeting of Shareholders. For detailed information, see the questions below entitled, “How do I vote if my ownership of Mylan ordinary shares is reflected directly on the Register as of the Record Date?” or “How do I vote if I am a beneficial owner of Mylan ordinary shares and hold them in street name?”, as appropriate.

Q:	What is the purpose of the AGM?

A:	The AGM is being held for Mylan shareholders to vote on the following items (each a “Proposal” and, together, the “Proposals”):

1.	To appoint two executive directors and eleven non-executive directors to the Board

2.	To approve, on an advisory basis, the compensation of the NEOs of the Company

3.	To adopt the Dutch annual accounts for fiscal year 2018

4.	To ratify the selection of Deloitte as Mylan’s independent registered public accounting firm for fiscal year 2019

5.	To instruct Deloitte Accountants B.V. for the audit of Mylan’s Dutch statutory annual accounts for fiscal year 2019

6.	To authorize the Board to acquire shares in the capital of the Company

7.	To delegate to the Board the authority to issue ordinary shares and grant rights to subscribe for ordinary shares in the capital of the Company and to exclude or restrict pre-emptive rights

At the AGM, Mylan shareholders will also have the opportunity to discuss the discussion items listed on the AGM agenda. No business will be voted on at the AGM except for the Proposals.

Q:	When and where will the AGM be held?

A:	The AGM will be held at [●], on June 21, 2019, at 12:00 p.m. Central European Summer Time (CEST).

Persons attending the AGM will not be permitted to use cameras, recording devices and other similar electronic devices during the meeting.

2019 Proxy Statement	A-1

APPENDIX A

Q:	How does Mylan’s Board recommend I vote?

A:

Mylan’s Board unanimously recommends that the Company’s shareholders vote “FOR” the appointment of each director; “FOR” approval, on an advisory basis, of the compensation of the NEOs of the Company; “FOR” the adoption of the Dutch annual accounts for fiscal year 2018; “FOR” ratification of the selection of Deloitte as Mylan’s independent registered public accounting firm for fiscal year 2019; “FOR” instruction to Deloitte Accountants B.V. for the audit of Mylan’s Dutch statutory annual accounts for fiscal year 2019; “FOR” authorization of the Board to acquire shares in the capital of the Company; and “FOR” delegation to the Board of the authority to issue ordinary shares and grant rights to subscribe for ordinary shares in the capital of the Company and to exclude or restrict pre-emptive rights (the “Share Issuance Proposal”).

Q:	How can I attend the AGM?

A:

If you wish to attend the AGM in person, please so inform Mylan in writing by sending notice to the attention of Mylan’s Corporate Secretary at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, England (the “Corporate Address”) or by e-mail to corporatesecretary@mylan.com, in each case prior to [●] Central European Summer Time (CEST) on [●], 2019 (the “Cut-Off Time”).

Beneficial owners of Mylan ordinary shares that are held through a broker, bank, trust company or other nominee (“street name”) may not vote the underlying ordinary shares at the AGM unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in Mylan’s shareholder register (the “Register”) as the holder on the Record Date of the underlying ordinary shares. In addition, beneficial owners of Mylan ordinary shares must provide proof of ownership, such as a recent account statement or letter from a brokerage firm, bank nominee or other institution proving ownership on the Record Date.

Proper identification, such as a driver’s license or passport, must be presented at the meeting.

Failure to comply with such notification and identification requirements may result in not being admitted to the meeting.

Q:	Who is entitled to vote at the AGM and how many votes do they have?

A:

Dutch law provides that the record date for the AGM must be 28 days prior to the date of the AGM; thus, the Record Date is May 24, 2019. Mylan ordinary shareholders who on the Record Date are registered in the Register may attend the AGM and, if relevant, vote in person or authorize a third-party to attend and, if relevant, vote at the meeting on their behalf through use of a proxy card.

Mylan ordinary shareholders and others with meeting rights with respect to Mylan ordinary shares who are not registered in the Register may request, if eligible for registration, to be registered in the Register no later than the Record Date by means of a request sent to Mylan in writing to the attention of Mylan’s Corporate Secretary at the Company’s Corporate Address or by sending an e-mail to corporatesecretary@mylan.com.

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name, the relevant institution will send you instructions describing the procedure for instructing the institution how to vote the Mylan ordinary shares you beneficially own.

If you wish to vote the Mylan ordinary shares you beneficially own directly either in person at the AGM or by proxy, you first must obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Mylan ordinary shares.

Mylan preferred shareholders who on June 21, 2019 are registered in the Register may attend the AGM and, if relevant, vote in person or authorize a third-party to attend, and, if relevant, vote at the meeting on their behalf by proxy.

As of the close of business on [●], 2019 (the last practicable date prior to the Record Date and the mailing of the Proxy Statement), there were [●] Mylan ordinary shares and no Mylan preferred shares outstanding and entitled to vote. Each Mylan share is entitled to one vote on each matter properly brought before the AGM. Shareholders do not have cumulative voting rights.

A-2	2019 Proxy Statement

APPENDIX A

Unless the context otherwise requires, references to (a) “Mylan ordinary shareholders” refer to both (i) shareholders who on the Record Date are registered in the Register as holders of Mylan ordinary shares and (ii) others with meeting rights under Dutch law with respect to Mylan ordinary shares, who on the Record Date are registered as such in the Register, (b) “Mylan preferred shareholders”, if any, refer to both (i) shareholders who on June 21, 2019 are registered in the Register as holders of Mylan preferred shares and (ii) others with meeting rights under Dutch law with respect to Mylan preferred shares who, on June 21, 2019, are registered as such in the Register and (c) “Mylan shareholders” refer to Mylan ordinary shareholders and Mylan preferred shareholders.

Q:	What vote is required to adopt each of the Proposals?

A:

Consistent with established Dutch law and Mylan’s Articles of Association, executive directors and non-executive directors are appointed by the general meeting from a binding nomination proposed by the Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is present or represented at the general meeting, unless the nomination is overruled by the general meeting (which would result if a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital, vote “against” the appointment of such director, with abstentions, “blank votes” and invalid votes not considered votes cast), in which case he or she will not be appointed. In such event, Mylan’s Board may propose a new binding nomination to be submitted at a subsequent general meeting.

Other than for the appointment of directors, each Proposal requires the affirmative vote of an absolute majority of the valid votes cast on that Proposal at the AGM, provided that, solely with respect to the 2019 Share Issuance Authorization, if less than half of the issued share capital is present or represented, the 2019 Share Issuance Authorization requires a two-thirds majority of the votes cast. A quorum of at least one-third of the issued share capital is separately required for the adoption of each Proposal. If a quorum of at least one-third of the issued share capital is not present or represented with respect to any Proposal, such Proposal cannot be validly adopted at the AGM.

Abstentions and failures to vote (as described below) are not considered to be votes cast for purposes of determining if a Proposal has been adopted.

Q:	What constitutes a quorum?

A:

At least one-third of the issued Mylan shares must be separately represented at the AGM with respect to a Proposal to constitute a quorum with respect to that Proposal. Abstentions, “blank votes” and invalid votes will be counted for purposes of determining the presence of a quorum (although they are considered to be votes that were not cast). If you are a beneficial owner who holds ordinary shares in street name and do not give instructions to your broker, bank, trust company or other nominee, the broker, bank, trust company or other nominee will nevertheless be entitled to vote your ordinary shares in its discretion on routine matters and may give or authorize the giving of a proxy to vote the ordinary shares in its discretion on such matters. In such an instance, your shares will be counted for purposes of determining the presence of a quorum at the AGM with respect to such Proposal. If your broker, bank, trust company or other nominee does not vote your ordinary shares in its discretion on routine matters, your shares will not be counted for purposes of determining the presence of a quorum with respect to such Proposal. Failures to vote (which, as described below, include instances where you fail to instruct your broker, bank, trust company or other nominee to vote on a non-routine matter) on a Proposal will not be counted for purposes of determining the presence of a quorum with respect to that Proposal.

Q:	How do I vote if my ownership of Mylan ordinary shares is reflected directly on the Register as of the Record Date?

A:

Mylan ordinary shareholders whose ownership is reflected directly on the Register as of the Record Date may cast their votes at the AGM, by internet or telephone or by submitting a proxy card. See the Notice of 2019 Annual General Meeting of Shareholders for additional information about how to vote.

2019 Proxy Statement	A-3

APPENDIX A

If you plan to attend the AGM, ownership of your Mylan ordinary shares is reflected directly on the Register as of the Record Date, and you wish to vote in person, you will be given a ballot at the AGM. In addition, if you plan to attend the AGM, please be prepared to provide proper identification, such as a driver’s license or passport.

If you do not plan to attend the AGM in person and ownership of your Mylan ordinary shares is reflected directly on the Register as of the Record Date, you may cast your vote, after the Record Date but no later than the Cut-Off Time, by internet or telephone or by submitting a proxy card. Mylan requests that you mark, sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, or submit your proxy for ordinary shares by telephone or internet.

If the ownership of your Mylan ordinary shares is reflected directly on the Register as of the Record Date and you vote by proxy, the individuals named on the enclosed proxy card will vote your Mylan ordinary shares in the manner you indicate. All ordinary shares represented by properly executed proxies received after the Record Date but no later than the Cut-Off Time will be voted at the meeting in the manner specified by the Mylan ordinary shareholder giving those proxies. If the proxy is returned without an indication as to how the Mylan ordinary shares represented are to be voted with regard to a Proposal (and without expressly indicating to abstain or to cast a “blank vote”), the Mylan ordinary shares represented by the proxy will be voted in accordance with the recommendation of Mylan’s Board, as described in the Proxy Statement.

Q:	How do I vote if I am a beneficial owner of Mylan ordinary shares and hold them in street name?

A:

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name, the relevant institution will send you instructions describing the procedure for instructing the institution how to vote the Mylan ordinary shares you beneficially own. See the Notice of 2019 Annual General Meeting of Shareholders for additional information about how to vote.

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name, plan to attend the AGM, and wish to vote in person, you will be given a ballot at the AGM. Please note, however, that you must bring to the AGM a legal proxy executed in your favor from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying shares (through your broker, bank, trust company or other nominee) authorizing you to vote at the AGM. You must also provide proof of ownership, such as a recent account statement or letter from your brokerage firm, bank nominee or other institution proving ownership on the Record Date. In addition, if you plan to attend the AGM, please be prepared to provide proper identification, such as a driver’s license or passport.

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name, see “If my shares are held in street name by my broker, will my broker automatically vote my shares for me?” below for more information on giving instructions to your broker, bank, trust company or other nominee.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:

If you are a beneficial owner of Mylan ordinary shares and hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your shares on non-routine matters without instructions from you. The following Proposals are considered non-routine matters: (i) to appoint two executive directors and eleven non-executive directors, (ii) to approve, on a advisory basis, the compensation of the NEOs of the Company and (iii) the Share Issuance Proposal. The (i) adoption of the Dutch statutory annual accounts for fiscal year 2018, (ii) ratification of the selection of Deloitte as Mylan’s independent registered public accounting firm for fiscal year 2019, (iii) instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch statutory annual accounts for fiscal year 2019 and (iv) authorization of Mylan’s Board to acquire Shares in the capital of the Company, are each considered routine matters. You should instruct your broker, bank, trust company or other nominee as to how to vote your Mylan ordinary shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee.

If you do not give instructions to your broker, bank, trust company or other nominee, the broker, bank, trust company or other nominee will nevertheless be entitled to vote your ordinary shares in its discretion on routine matters and may give or authorize the giving of a proxy to vote the ordinary shares in its discretion on such matters. In such an instance, your shares will be counted for purposes of determining the presence of a quorum

A-4	2019 Proxy Statement

APPENDIX A

with respect to such Proposal. If you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy with respect to a Proposal (either because it is non-routine or such broker, bank, trust company or other nominee does not give its discretion with respect to a routine Proposal), your shares will not be counted for purposes of determining the presence of a quorum with respect to that Proposal.

As discussed above, beneficial owners of Mylan ordinary shares held through a broker, bank, trust company or other nominee may not vote the underlying ordinary shares at the AGM unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant shareholder who is registered in the Register as the holder on the Record Date of the underlying ordinary shares.

Q:	What will happen if I fail to vote, I abstain from voting or I return my proxy card without indicating how to vote?

A:

If you do not exercise your vote because you do not submit a properly executed proxy card to Mylan, and do not vote by telephone or internet in a timely fashion or by failing to attend the AGM to vote in person or fail to instruct your broker, bank, trust company or other nominee how to vote on a non-routine matter (a “failure to vote”), it will have no effect on the Proposal. If you mark your proxy or voting instructions expressly to abstain or to cast a “blank vote” for any Proposal, it will also have no effect on such Proposal. If you do not give instructions to your broker, bank, trust company or other nominee, the broker, bank, trust company or other nominee will nevertheless be entitled to vote your ordinary shares in its discretion on routine matters and may give or authorize the giving of a proxy to vote the ordinary shares in its discretion on such matters. If a Mylan shareholder returns a properly executed proxy card in a timely fashion without indicating how to vote on one or more of the Proposals (and without indicating expressly to abstain or to cast a “blank vote”), the Mylan ordinary shares represented by such proxy will count for the purposes of determining the presence of a quorum with respect to such Proposal(s), will be voted in favor of each such Proposal in accordance with the recommendation of Mylan’s Board, and it will not be considered a failure to vote with respect to such Proposal(s).

Q:	May I change my vote or revoke my proxy or voting instructions after I have returned a proxy card or voted?

A:

Yes. You may change your vote of your Mylan shares as indicated on your proxy card or revoke your proxy at any time prior to the Cut-Off Time. You can do this by (a) voting again by telephone or internet or (b) submitting another properly executed proxy card, dated as of a later date (but prior to the Cut-Off Time), in writing (to be sent to Mylan’s Corporate Address to the attention of Mylan’s Corporate Secretary as indicated in the question “How may I communicate with Mylan’s directors?”). Alternatively, you may give notice of your attendance at the meeting (prior to the Cut-Off Time in the manner described above) and vote in person.

If your shares are held through and/or in street name by your broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change your vote or revoke your voting instructions.

Q:	What happens if I transfer my Mylan ordinary shares before the AGM?

A:	The Record Date for the AGM is earlier than the date of the AGM. If you transfer your Mylan ordinary shares after the Record Date, you will retain your right to attend and vote at the AGM.

Q:	Who tabulates the votes?

A:

The inspector of election will, among other matters, determine the number of shares represented at the AGM to confirm the presence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on the Proposals.

2019 Proxy Statement	A-5

APPENDIX A

Q:	Where can I find the voting results of the AGM?

A:

Mylan expects to announce the preliminary voting results at the AGM. In addition, within four business days following certification of the final voting results, Mylan intends to report the final voting results in a Current Report on Form 8-K filed with the SEC.

Q:	How are proxies solicited and what is the cost?

A:

Mylan will bear all expenses incurred in connection with the solicitation of proxies including the costs associated with the filing, printing and publication of the Proxy Statement. Mylan has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $20,000, plus reasonable expenses, for these services. Mylan will reimburse brokerage firms, bank nominees and other institutions for their costs in forwarding proxy materials to beneficial owners of Mylan ordinary shares. Our directors, officers and employees, some of whom may be considered participants in the solicitation, may also solicit proxies by mail, telephone or personal contact without additional remuneration.

Q:	What is householding?

A:

In accordance with notices previously sent to street name shareholders who share a single address, we are sending only one copy of the Proxy Statement and annual report to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement, Mylan will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement or annual report to any shareholder residing at an address to which only one copy was mailed. If you would like to request additional copies of this Proxy Statement or annual report (or in the future would like to receive separate copies or the Proxy Statement or annual report) or if you are receiving multiple copies of this Proxy Statement and would like to request that only a single copy be mailed in the future, you can request householding by contacting the Corporate Secretary as described under “How may I communicate with Mylan’s directors?” below.

Q:	How can I view or request a copy of Mylan’s Annual Report on Form 10-K?

A:

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”), has been mailed to all shareholders entitled to notice of, and to vote at, the AGM. The Form 10-K is not incorporated into this Proxy Statement and shall not be deemed to be solicitation materials. A copy of the Form 10-K is also available without charge from the Company’s website at investor.mylan.com or upon written request to InvestorRelations@mylan.com or by contacting Investor Relations at the Company’s Corporate Address.

Q:	How may I communicate with Mylan’s directors?

A:

Mylan’s Board has established a process for any interested parties to contact any individual director, the Board, the non-executive directors as a group or any other group or committee of directors, at:

Mylan N.V.

Attn: Corporate Secretary

Building 4, Trident Place

Mosquito Way, Hatfield,

Hertfordshire, AL10 9UL England

Phone: +44 (0) 1707-853-000

Communications regarding accounting, internal accounting controls or auditing matters may be reported to the Audit Committee using the above address. All communications received as set forth above shall be opened by the office of the Corporate Secretary for the purpose of determining whether the contents represent a message to the Company’s directors. Materials that are not in the nature of advertising or promotions of a product or service or patently offensive shall be forwarded as appropriate to the Board or to each director who is a member of the group or committee to which the envelope is addressed.

A-6	2019 Proxy Statement

APPENDIX A

Q:	Could matters other than those stated in the notice of the meeting be considered at the AGM?

A:

The Dutch Civil Code does not permit any business to be voted on at the AGM other than those listed as voting items in the notice of meeting unless the matter is unanimously approved by all votes cast and all issued shares are present or represented at the meeting.

Q:	What is the deadline to propose actions for consideration at the 2020 AGM?

A:

Because Mylan is a Dutch public limited liability company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and time frames apply if shareholders wish to submit a proposal for consideration by Mylan shareholders at the 2020 AGM. Under Dutch law and Mylan’s Articles of Association, if a shareholder is interested in submitting a proposed agenda item or a proposed resolution within the authority of shareholders to be presented at the 2020 AGM, the shareholder must fulfill the requirements set forth in Dutch law and Mylan’s Articles of Association, including satisfying both of the following criteria:

•

Mylan must receive the proposed agenda item (supported by reasons) or proposed resolution in writing (excluding e-mail and other forms of electronic communication) no later than 60 days before the date of the 2020 AGM (which date has not yet been declared by the Board); and

•	The number of shares held by the shareholder, or group of shareholders, submitting the proposed agenda item or proposed resolution must equal at least 3% of Mylan’s issued share capital.

Consistent with established Dutch law and the Company’s Articles of Association, executive directors and non-executive directors are appointed by the general meeting from a binding nomination proposed by the Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is present or represented at the general meeting, unless the nomination is overruled by the general meeting voting against the appointment of the candidate by a resolution adopted with a majority of at least two-thirds of the votes cast, representing more than half of the issued share capital.

Pursuant to U.S. federal securities laws, if a shareholder wishes to have a proposed agenda item or a proposed resolution within the authority of shareholders included in Mylan’s Proxy Statement for the 2020 AGM, then in addition to the above requirements, the shareholder also needs to follow the procedures outlined in Rule 14a-8 of the Exchange Act. If you wish to submit a proposal intended to be presented at the 2020 AGM pursuant to Rule 14a-8, your proposal must be received by us no later than [●], and must otherwise comply with the requirements of Rule 14a-8 and Dutch law to be considered for inclusion in the 2020 proxy statement and form of proxy.

Any proposed agenda item or proposed resolution within the authority of shareholders under our Articles of Association or pursuant to Rule 14a-8 for our 2020 AGM should be sent to our principal executive offices at the following address:

Mylan N.V.

Attn: Corporate Secretary

Building 4, Trident Place

Mosquito Way, Hatfield,

Hertfordshire, AL10 9UL England

Q:	How do I nominate a candidate for director to Mylan’s Board?

A:

The Governance and Nominating Committee will consider for nomination by Mylan’s Board potential director candidates properly recommended by shareholders, subject to the discretion of the Board and to Mylan’s Articles of Association. In considering candidates recommended by shareholders, the Governance and Nominating Committee will take into consideration, among other matters, the needs of the Board and Mylan and the qualifications of the candidate, including, among other things, those traits, abilities and experiences described above (Please see “How Our Directors Are Selected and Evaluated” on pages [●] to [●].

Any submission to the Governance and Nominating Committee of a recommended candidate for consideration must include, among other information, the name of the recommending shareholder and evidence of such

2019 Proxy Statement	A-7

APPENDIX A

person’s ownership of Mylan shares, and the name of the recommended candidate, his or her resume or a statement of his or her principal occupation or employment, and the recommended candidate’s signed consent to be named as a director if recommended by the Governance and Nominating Committee and nominated by the Board. Any shareholder recommendations for director must be sent to Mylan’s Corporate Secretary not later than 120 days prior to the anniversary date of Mylan’s most recent annual general meeting of shareholders at the following address:

Mylan N.V.

Attn: Corporate Secretary

Building 4, Trident Place

Mosquito Way, Hatfield,

Hertfordshire, AL10 9UL England

Q:	What do I need to do now?

A:

Carefully read and consider the information contained in this Proxy Statement and vote your shares either in person or by telephone, the Internet or the use of a proxy card, as described in these questions and answers and this Proxy Statement.

Q:	Who can help answer my questions?

A:

If you have questions about the Proposals or the AGM, need assistance in completing your proxy card, or if you desire additional copies of this Proxy Statement or additional proxy cards, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

+1 (877) 750-9499 (toll free)

+1 (212) 750-5833 (banks and brokers)

A-8	2019 Proxy Statement

Appendix B

Forward-Looking Statements

This Proxy Statement and Shareholder Letters contain “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about Mylan’s future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition and other expectations and targets for future periods. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “pipeline,” “intend,” “continue,” “target,” “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: actions and decisions of healthcare and pharmaceutical regulators; failure to achieve expected or targeted future financial and operating performance and results; uncertainties regarding future demand, pricing and reimbursement for our products; any regulatory, legal, or other impediments to Mylan’s ability to bring new products to market, including, but not limited to, where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); success of clinical trials and Mylan’s ability to execute on new product opportunities; any changes in or difficulties with our manufacturing facilities, including with respect to our remediation and restructuring activities, supply chain or inventory or our ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government investigations, and the impact of any such proceedings on our financial condition, results of operations and/or cash flows; the ability to meet expectations regarding the accounting and tax treatments of acquisitions, including the EPD Business Acquisition; changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; any significant breach of data security or data privacy or disruptions to our information technology systems; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; the impact of competition; identifying, acquiring and integrating complementary or strategic acquisitions of other companies, products, or assets being more difficult, time-consuming or costly than anticipated; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with strategic acquisitions, strategic initiatives or restructuring programs within the expected time-frames or at all; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan’s business activities, see the risks described in the Form 10-K, and our other filings with the SEC. You can access Mylan’s filings with the SEC through the SEC website at www.sec.gov or through our website, and Mylan strongly encourages you to do so. Mylan routinely posts information that may be important to investors on our website at investor.mylan.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated by reference in this Proxy Statement or Shareholder Letters, shall not be deemed “filed” under the Exchange Act and are not part of our proxy solicitation materials. Mylan undertakes no obligation to update any statements herein for revisions or changes after the filing date of this Proxy Statement other than as required by law.

2019 Proxy Statement	B-1

APPENDIX B

Reconciliation of Non-GAAP Financial Measures

This Proxy Statement and Shareholder Letters include the presentation and discussion of certain financial information that differs from what is reported under U.S. GAAP. These non-GAAP financial measures, including, but not limited to, adjusted EPS, adjusted free cash flow, Adjusted FCF/Credit Agreement Debt, and ROIC, are presented in order to supplement investors’ and other readers’ understanding and assessment of Mylan’s financial performance. Management uses these measures internally for forecasting, budgeting, measuring its operating performance and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. Management’s annual incentive compensation is derived, in part, based on the adjusted EPS metric and the adjusted free cash flow metric. This Appendix B contains reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth in this Appendix B, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.

B-2	2019 Proxy Statement

APPENDIX B

Reconciliation of Non-GAAP Financial Measures

(Unaudited; in millions except per share amounts and percentages)

Adjusted Net Earnings and Adjusted EPS

	Year Ended December 31,		Year Ended December 31,
	2018		2017
U.S. GAAP net earnings and U.S. GAAP diluted earnings per share	$352.5	$0.68	$696.0	$1.30
Purchase accounting related amortization (primarily included in cost of sales)	1,833.9		1,529.7
Litigation settlements and other contingencies, net	(49.5)		(13.1)
Interest expense (primarily clean energy investment financing and accretion of contingent consideration)	39.7		47.3
Clean energy investments pre-tax loss	78.7		47.1
Acquisition related costs (primarily included in SG&A and cost of sales)	21.4		72.8
Restructuring related costs	240.2		188.0
Other special items included in:
Cost of sales	225.1		63.5
Research and development expense	118.2		117.7
Selling, general and administrative expense	43.7		11.7
Other expense, net	25.4		13.8
Tax effect of the above items and other income tax related items	(564.5)		(329.7)

Adjusted net earnings and adjusted EPS(a)	$2,364.8	$4.58	$2,444.8	$4.56

Weighted average diluted ordinary shares outstanding	516.5		536.7

(a)	Adjusted EPS for the years ended December 31, 2018 and 2017 had an unfavorable foreign currency impact of $0.06 and a favorable foreign currency impact of $0.03, respectively.

Adjusted Free Cash Flow

	Year Ended December 31,
	2018	2017
U.S. GAAP net cash provided by operating activities	$2,341.7	$2,064.8
Add:
Restructuring and related costs	277.0	152.4
Corporate contingencies	194.2	582.2
Acquisition related costs	4.8	29.5
R&D expense	147.5	54.6

Adjusted net cash provided by operating activities	$2,965.2	$2,883.5

Add/(deduct):
Capital expenditures	(252.1)	(275.9)
Proceeds from sale of certain property, plant and equipment	—	19.3

Adjusted free cash flow	$2,713.1	$2,626.9

2019 Proxy Statement	B-3

APPENDIX B

Adjusted FCF/Credit Agreement Debt

	Twelve Months Ended March 31, 2018	Twelve Months Ended June 30, 2018	Twelve Months Ended September 30, 2018	Twelve Months Ended December 31, 2018
Reported debt balances:
Long-term debt, including current portion	$14,716.6	$14,455.8	$14,427.0	$13,816.4
Short-term borrowings and other current obligations	355.5	285.4	283.4	264.9

Total reported debt balances	$15,072.1	$14,741.2	$14,710.4	$14,081.3

Add / (deduct):
Net discount on various debt issuances	36.3	39.3	38.0	36.6
Deferred financing fees	70.3	81.6	77.9	74.6
Fair value of hedged debt	0.6	6.8	11.8	(2.9)

Total debt at notional amounts	$15,179.3	$14,868.9	$14,838.1	$14,189.6

Credit Agreement Debt (average quarterly total debt at notional amounts)				14,769.0

Adjusted Free Cash Flow/Credit Agreement Debt				18%

Adjusted Effective Tax Rate

	Year Ended December 31
	2018	2017
U.S. GAAP earnings before income taxes	$298.4	$903.0
Total pre tax non-GAAP adjustments	2,576.8	2,078.5

Adjusted earnings before income taxes	$2,875.2	$2,981.5

U.S. GAAP income tax provision (benefit)	$(54.1)	$207.0
Adjusted tax expense	564.5	329.7

Adjusted income tax provision	$510.4	$536.7

Adjusted effective tax rate	17.8%	18.0%

Adjusted Interest Expense

	Year Ended December 31,
	2018	2017
U.S. GAAP interest expense	$542.3	$534.6
Deduct:
Interest expense related to clean energy investments	(8.2)	(12.2)
Accretion of contingent consideration liability	(21.3)	(27.6)
Other special items	(10.2)	(7.3)

Adjusted interest expense	$502.6	$487.3

B-4	2019 Proxy Statement

APPENDIX B

Adjusted Pre-Tax Income

	Year Ended December 31,
	2018	2017
Adjusted net earnings attributable to Mylan N.V.	$2,364.8	$2,444.8
Add/(Deduct):
Tax effect of non-GAAP adjustments and other income tax related items	564.5	329.7
U.S. GAAP reported income tax (benefit) provision	(54.1)	207.0

Adjusted pre-tax income	$2,875.2	$2,981.5

Return on Invested Capital
	Year Ended December 31,
	2018	2017
Adjusted pre-tax income	$2,875.2	$2,981.5
Adjusted interest expense	502.6	487.3

Adjusted income before interest and tax	3,377.8	3,468.8
Estimated adjusted income tax expense(a)	(601.2)	(624.4)

Adjusted net operating profit after tax	$2,777.6	$2,844.4

		As of December 31,
		2017	2016
Total assets		$35,806.3	$34,726.2
Cash and near cash items		(292.1)	(998.8)
Short-term investments		(110.4)	(113.3)
Deferred income taxes		(496.8)	(633.2)
Clean energy investments		(226.0)	(332.6)
Restricted cash		(77.8)	(148.1)

Total invested assets		$34,603.2	$32,500.2
Accounts payable		(1,452.5)	(1,348.1)
Other current liabilities		(2,964.5)	(3,258.5)
Income taxes payable		(112.9)	(97.7)

Total invested capital		$30,073.3	$27,795.9

	2018	2017
Return on Total Invested Capital(b)	9%	10%

(a)	Estimated adjusted income tax expense is the adjusted effective income tax rate multiplied by adjusted income before interest and tax.
(b)	Calculated using current year adjusted net operating profit after tax/prior year total invested capital. This is the ROIC metric used for awards granted in 2016, 2017 and 2018.

2019 Proxy Statement	B-5

2019 Mylan N.V. All Rights Reserved. MYLAN and the Mylan Better Health for a Better World logo are registered trademarks of Mylan Inc.

YOUR VOTE IS IMPORTANT

Please take a moment prior to the Cut-Off Time specified in the proxy statement

([●] Central European Summer Time (CEST) / [●] Eastern Time (ET) on [●], 2019)

to vote your ordinary shares of Mylan N.V. for the upcoming annual general meeting of shareholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.

Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-866-242-2716, on a touch-tone phone. If outside the U.S. or Canada, call 1-646-880-9091. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.

Vote by Internet—Please access https://www.proxyvotenow.com/myl, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.

Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Mylan N.V., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

To vote, mark blocks below in blue or black ink as follows

THE MYLAN N.V. BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR IN ITEM 1 AND “FOR” ITEMS 2, 3, 4, 5, 6 AND 7.

Company Proposals (Items 1 through 7)

1.	Appointment of the following 13 directors, each for a term until immediately after the next annual general meeting:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
A.	Heather Bresch	☐	☐	☐	H.	Rajiv Malik	☐	☐	☐
B.	Hon. Robert J. Cindrich	☐	☐	☐	I.	Richard Mark, C.P.A	☐	☐	☐
C.	Robert J. Coury	☐	☐	☐	J.	Mark W. Parrish	☐	☐	☐
D.	JoEllen Lyons Dillon	☐	☐	☐	K.	Pauline van der Meer Mohr	☐	☐	☐
E.	Neil Dimick, C.P.A.	☐	☐	☐	L.	Randall L. (Pete) Vanderveen, Ph.D.	☐	☐	☐
F.	Melina Higgins	☐	☐	☐	M.	Sjoerd S. Vollebregt	☐	☐	☐
G.	Harry A. Korman	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Approval, on an advisory basis, of the compensation of the named executive officers of the Company	☐	☐	☐
3.	Adoption of the Dutch annual accounts for fiscal year 2018	☐	☐	☐
4.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2019	☐	☐	☐
5.	Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch statutory annual accounts for fiscal year 2019	☐	☐	☐
6.	Authorization of the Board to acquire shares in the capital of the Company	☐	☐	☐
7.	Delegation to the Board of the authority to issue ordinary shares and grant rights to subscribe for ordinary shares in the capital of the Company and to exclude or restrict pre-emptive rights	☐	☐	☐

Date:	, 2019

Signature

Signature (if held jointly)

Title

NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting To Be Held on [•]
The Notice of the Meeting, Proxy Statement, Proxy Card, Annual Report on Form 10-K (as amended) and the
Dutch Board Report are available at investor.mylan.com

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

Preliminary Copy

MYLAN N.V.

PROXY FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on [●] at [●] p.m. Central European Summer Time (CEST) at [●]

This Proxy is Solicited on Behalf of the Board of Directors of Mylan N.V. (the “Board”)

PROXY VOTING DEADLINE: [●] CENTRAL EUROPEAN SUMMER TIME (CEST) / [●]

EASTERN TIME (ET), [●], 2019

The undersigned hereby appoints [●] and [●], and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all ordinary shares of MYLAN N.V. (“Mylan” or the “Company”) which the undersigned is entitled to vote and act at the Annual General Meeting of Shareholders of Mylan to be held on [●], with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing:

This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted “FOR” each director in Item 1 and “FOR” Items 2, 3, 4, 5, 6 and 7 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting.

(Continued and to be signed on the reverse side)

YOUR VOTE IS IMPORTANT

Please take a moment prior to [●] Eastern Time (ET) on [●], 2019 to vote your ordinary shares of Mylan N.V. for the upcoming annual general meeting of shareholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.

Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-866-598-8805, on a touch-tone phone. If outside the U.S. or Canada, call 1-646-880-9101. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.

Vote by Internet—Please access https://www.proxyvotenow.com/myl-plans, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.

Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Mylan N.V., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

To vote, mark blocks below in blue or black ink as follows

THE MYLAN N.V. BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR IN ITEM 1 AND “FOR” ITEMS 2, 3, 4, 5, 6 AND 7.

Company Proposals (Items 1 through 7)

1.	Appointment of the following 13 directors, each for a term until immediately after the next annual general meeting:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
A.	Heather Bresch	☐	☐	☐	H.	Rajiv Malik	☐	☐	☐
B.	Hon. Robert J. Cindrich	☐	☐	☐	I.	Richard Mark, C.P.A	☐	☐	☐
C.	Robert J. Coury	☐	☐	☐	J.	Mark W. Parrish	☐	☐	☐
D.	JoEllen Lyons Dillon	☐	☐	☐	K.	Pauline van der Meer Mohr	☐	☐	☐
E.	Neil Dimick, C.P.A.	☐	☐	☐	L.	Randall L. (Pete) Vanderveen, Ph.D.	☐	☐	☐
F.	Melina Higgins	☐	☐	☐	M.	Sjoerd S. Vollebregt	☐	☐	☐
G.	Harry A. Korman	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Approval, on an advisory basis, of the compensation of the named executive officers of the Company	☐	☐	☐
3.	Adoption of the Dutch annual accounts for fiscal year 2018	☐	☐	☐
4.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2019	☐	☐	☐
5.	Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch statutory annual accounts for fiscal year 2019	☐	☐	☐
6.	Authorization of the Board to acquire shares in the capital of the Company	☐	☐	☐
7.	Delegation to the Board of the authority to issue ordinary shares and grant rights to subscribe for ordinary shares in the capital of the Company and to exclude or restrict pre-emptive rights	☐	☐	☐

Date:	, 2019

Signature

Signature (if held jointly)

Title

NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting To Be Held on [•], 2019
The Notice of the Meeting, Proxy Statement, Proxy Card, Annual Report on Form 10-K (as amended) and the
Dutch Board Report are available at investor.mylan.com

▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

Preliminary Copy

MYLAN PROFIT SHARING 401(K) PLAN

MYLAN PUERTO RICO PROFIT SHARING EMPLOYEE SAVINGS PLAN

VOTING INSTRUCTION FORM

For the Annual General Meeting of Shareholders of Mylan N.V.

To Be Held on [●]

This Voting Instruction Form is Solicited on Behalf

of the Board of Directors of Mylan N.V. (the “Board”)

PLAN VOTING DEADLINE: [●] Eastern Time (ET), [●], 2019

The undersigned hereby directs Bank of America, N.A., as trustee for the Mylan Profit Sharing 401(k) Plan, and Banco Popular de Puerto Rico, as trustee for the Mylan Puerto Rico Profit Sharing Employee Savings Plan (together, the “Trustees”), to appoint [●] and [●], and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the Trustees to vote and act with respect to all ordinary shares of MYLAN N.V. (“Mylan” or the “Company”) credited to the accounts of the undersigned under the above-named plans which the Trustees are entitled to vote and act on behalf of the undersigned at the Annual General Meeting of Shareholders of Mylan to be held on [●], with all the powers the Trustees would possess if personally present, and particularly, but without limiting the generality of the foregoing:

IF PROPERLY EXECUTED AND RECEIVED BY THE RELEVANT TRUSTEE PRIOR TO THE PLAN VOTING DEADLINE, THIS VOTING INSTRUCTION FORM WILL BE VOTED “FOR” EACH DIRECTOR IN ITEM 1 AND “FOR” ITEMS 2, 3, 4, 5, 6 AND 7 UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED.

(Continued and to be signed on the reverse side)